Exhibit 10.1

CREDIT AGREEMENT
dated as of August 14, 2023

by and among

SPCC FUNDING II LLC,
as Borrower,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA,
as Syndication Agent

GOLDMAN SACHS BANK USA,
as Administrative Agent

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Collateral Agent and Collateral Administrator

U.S. BANK NATIONAL ASSOCIATION, as Collateral Custodian

TABLE OF CONTENTS

Page

Section 1.	DEFINITIONS AND INTERPRETATION	2
1.1.	Definitions	2
1.2.	Accounting Terms	57
1.3.	Interpretation, Etc.	58
1.4.	Assumptions as to Collateral Obligations, Etc.	58

Section 2.	LOANS AND COMMITMENTS	60
2.1.	Loans and Commitments	60
2.2.	Pro Rata Shares; Availability of Funds	63
2.3.	Use of Proceeds	63
2.4.	Evidence of Debt; Register; Lenders’ Books and Records; Notes	64
2.5.	Interest on Loans; Minimum Interest Amount	64
2.6.	Default Interest	65
2.7.	Ancillary Amounts; Etc.	65
2.8.	Prepayments; Voluntary Commitment Reductions	66
2.9.	Required Principal Payments	68
2.10.	Conversions; Redenomination	68
2.11.	General Provisions Regarding Payments	69
2.12.	Ratable Sharing	70
2.13.	Making or Maintaining Loans	70
2.14.	Increased Costs; Capital Adequacy	72
2.15.	Taxes; Withholding, Etc.	73
2.16.	Obligation to Mitigate	75
2.17.	Defaulting Lenders	76
2.18.	Removal or Replacement of a Lender	76
2.19.	Obligations Absolute	78
2.20.	Benchmark Replacement	78
2.21.	Disputes	78

Section 3.	CONDITIONS PRECEDENT	80
3.1.	Closing and Initial Credit Date	80
3.2.	Conditions to Each Credit Extension	83

Section 4.	REPRESENTATIONS AND WARRANTIES	84
4.1.	Organization; Requisite Power and Authority; Qualification	84
4.2.	Equity Interests; Ownership; Collateral Obligations	84
4.3.	Due Authorization	84
4.4.	No Conflict	84
4.5.	Governmental Consents	85
4.6.	Binding Obligation	85

i

4.7.	Adverse Proceedings, Etc.	85
4.8.	Payment of Taxes	85
4.9.	Properties	85
4.10.	No Defaults	85
4.11.	Material Contracts	86
4.12.	Governmental Regulation	86
4.13.	Federal Reserve Regulations; Exchange Act	86
4.14.	Employee Benefit Plans	86
4.15.	Solvency	86
4.16.	Compliance with Statutes, Etc.	86
4.17.	Disclosure	86
4.18.	Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act	87

Section 5.	COVENANTS	87
5.1.	Compliance with Laws, Etc.	87
5.2.	Maintenance of Books and Records	87
5.3.	Existence of Borrower, Etc.	88
5.4.	Protection of Collateral	89
5.5.	Opinions as to Collateral	90
5.6.	Performance of Obligations	90
5.7.	Negative Covenants	91
5.8.	No Consolidation	93
5.9.	No Other Business; Etc.	93
5.10.	Compliance with Servicing Agreement	93
5.11.	Certain Tax Matters	93
5.12.	Certain Regulations	94
5.13.	Transaction Data Room	94
5.14.	Financial and Other Information; Notices	94
5.15.	Inspections, Etc.	95

Section 6.	ACCOUNTS; ACCOUNTINGS AND RELEASES	96
6.1.	Collection of Money	96
6.2.	Collection Accounts	98
6.3.	Other Transaction Accounts	99
6.4.	Reports by Collateral Agent	101
6.5.	Accountings	102
6.6.	Additional Reports	106
6.7.	Delivery of Pledged Obligations; Custody Documents; Etc.	107
6.8.	Custodianship and Release of Collateral	109
6.9.	Procedures Relating to the Establishment of Transaction Accounts Controlled by the Collateral Agent	110

Section 7.	APPLICATION OF MONIES	111

Section 8.	SALE OF COLLATERAL OBLIGATIONS; SUBSTITUTION; AMENDMENTS	115
8.1.	Sales of Collateral Obligations	115
8.2.	Trading Restrictions	116
8.3.	Affiliate Transactions	119
8.4.	Purchase and Delivery of Collateral Obligations and Other Actions	119
8.5.	Amendments to Underlying Instruments	120

Section 9.	EVENTS OF DEFAULT	120

Section 10.	THE AGENTS	123
10.1.	Appointment of Agents	123
10.2.	Powers and Duties	124
10.3.	General Immunity	125
10.4.	Agents Entitled to Act as Lender	129
10.5.	Lenders’ Representations, Warranties and Acknowledgment	130
10.6.	Right to Indemnity	130
10.7.	Successor Administrative Agent and Collateral Agent	130
10.8.	Collateral Documents	132
10.9.	Withholding Taxes	133
10.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	133

Section 11.	MISCELLANEOUS	134
11.1.	Notices	134
11.2.	Expenses	135
11.3.	Indemnity	136
11.4.	Set-Off	137
11.5.	Amendments and Waivers	137
11.6.	Successors and Assigns; Participations	138
11.7.	Independence of Covenants	142
11.8.	Survival of Representations, Warranties and Agreements	142
11.9.	No Waiver; Remedies Cumulative	142
11.10.	Marshalling; Payments Set Aside	142
11.11.	Severability	142
11.12.	Obligations Several; Independent Nature of Lenders’ Rights	143
11.13.	Headings	143
11.14.	APPLICABLE LAW	143
11.15.	CONSENT TO JURISDICTION	143
11.16.	WAIVER OF JURY TRIAL	144
11.17.	Usury Savings Clause	144
11.18.	Effectiveness; Counterparts	145
11.19.	PATRIOT Act	145

11.20.	Electronic Execution of Assignments	145
11.21.	No Fiduciary Duty	145
11.22.	Judgment Currency	146
11.23.	Confidentiality	146

Section 12.	SUBORDINATION	147

Section 13.	ASSIGNMENT OF SERVICING AGREEMENT	148

Section 14.	COLLATERAL CUSTODIAN	150

APPENDICES:	A	Commitments
	B	Notice Addresses
	C-1	Borrower Subsidiaries
	C-2	Collateral Obligations

SCHEDULES:	A	Financial and Other Information
	B	GICS Classifications

EXHIBITS:	A	Form of Funding Notice
	B-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships)
	B-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships)
	B-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships)
	B-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships)
	C	Form of Assignment Agreement
	D	Form of Request for Release of Custody Documents
	E	Form of Promissory Note
	F	Form of Prepayment Notice
	G	Form of Commitment Reduction Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of August 14, 2023 is entered into by and among:

(a)	SPCC FUNDING II LLC, a Delaware limited liability company (the “Borrower”);

(b)	the Lenders party hereto from time to time;

(c)	GOLDMAN SACHS BANK USA (“Goldman Sachs”), as syndication agent (in such capacity, the “Syndication Agent”);

(d)	GOLDMAN SACHS, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”);

(e)	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION a national banking association, organized and existing under the laws of United States of America, in its capacity as Collateral Agent (in such capacity, the “Collateral Agent”);

(f)	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, in its capacity as Collateral Administrator (in such capacity, the “Collateral Administrator”); and

(g)	U.S. BANK NATIONAL ASSOCIATION, in its capacity as Collateral Custodian (in such capacity, the “Collateral Custodian”).

RECITALS

Capitalized terms used in these recitals and in the preamble shall have the respective meanings given to such terms in Section 1.1 hereof.

The Borrower has requested the Lenders to make available to it (x) a revolving ABL credit facility hereunder (the “ABL”) in an aggregate principal amount not to exceed the Adjusted Maximum Facility Amount (ABL) as in effect from time to time and (y) a revolving credit facility hereunder (the “Revolver”) in an aggregate principal amount not to exceed the Adjusted Maximum Facility Amount (Revolver) as in effect from time to time, the proceeds of which will be used by the Borrower to Acquire certain Collateral Obligations, to pay certain fees and expenses and for the other limited purposes set forth in Section 2.3 hereof.

The Borrower has agreed to secure all of the Obligations by granting to the Collateral Agent, for the benefit of Secured Parties, a Lien on all of its assets, all on the terms and subject to the conditions set forth herein and in the other Transaction Documents.

The Borrower and the other Credit Parties form an affiliated group of Persons, and each Credit Party will derive substantial direct and indirect benefits from the making of the Loans to the Borrower hereunder (which benefits are hereby acknowledged by each Credit Party hereto).

Accordingly, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.      DEFINITIONS AND INTERPRETATION

1.1.            Definitions.

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounts Securities Intermediary” means the person acting as Securities Intermediary under the Securities Account Control Agreement.

“Accredited Investor” means an “accredited investor” as such term is defined in Regulation D under the Securities Act.

“Acquire” means to purchase, enter into, originate, receive by contribution or otherwise acquire. The terms “Acquired,” “Acquiring” and “Acquisition” have correlative meanings.

“Additional Documentation” means, for each Collateral Obligation, all Underlying Instruments for such Collateral Obligation required to be delivered to the Collateral Custodian in accordance with the Transaction Documents that do not constitute part of the Preliminary Documentation Package for such Collateral Obligation.

“Additional Information Request” is defined in Section 3.2.

“Additional Reports” is defined in Section 6.6.

“Adjusted Balance” means, for any Collateral Obligation at any time, the product of:

(a)            the Collateral Obligation Notional Amount of such Collateral Obligation at such time; and

(b)            the Asset Current Price of such Collateral Obligation; and

(c)            for any Collateral Obligation denominated in a currency other than USD, the Current FX Rate for such Collateral Obligation as of such date,

provided that:

(1)            unless otherwise waived by the Administrative Agent, the Adjusted Balance of any Collateral Obligation that does not satisfy the Collateral Obligation Criteria at such time (or did not satisfy any such criteria at the time of the Acquisition of the Collateral Obligation, in the case of those evaluated as of the time of Acquisition, as set forth in the definition of Collateral Obligation Criteria) shall be zero;

(2)            the Adjusted Balance of each Collateral Obligation for which the Unapproved Originated Collateral Obligation Condition applies shall be zero, or such other amount determined by the Administrative Agent in its sole discretion; and

(3)            the Adjusted Balance of any Collateral Obligation may be changed from time to time pursuant to Section 8.5.

“Adjusted Maximum Facility Amount (ABL)” means, at any time, the Maximum Facility Amount (ABL) at such time minus the aggregate amount of Voluntary Commitment Reductions effected with respect to the Commitments (ABL) prior to such time plus the aggregate amount of Converted Revolver Commitments effected with respect to the Commitments (Revolver) prior to such time.

“Adjusted Maximum Facility Amount (Revolver)” means, at any time, the Maximum Facility Amount (Revolver) at such time minus the aggregate amount of Converted Revolver Commitments effected with respect to the Commitments (Revolver) prior to such time.

“Adjusted SONIA” means, for any Interest Period for any GBP Loan, the rate per annum obtained by the Administrative Agent (and notified to the Collateral Administrator) by dividing:

(a)            the rate per annum determined by the Administrative Agent (and notified to the Collateral Administrator) (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) based on the compounded average of Daily Simple SONIA on each day during such Interest Period, by

(b)            an amount equal to (1) one minus (2) the Applicable Reserve Requirement,

provided that, notwithstanding the foregoing, Adjusted SONIA shall at no time be less than 0.0% per annum.

“Adjusted Term SOFR” means, for any Interest Period for any USD Loan, the rate per annum obtained by the Administrative Agent (and notified to the Collateral Administrator) by dividing:

(a)            (1) the rate per annum equal to the rate determined by the Administrative Agent (and notified to the Collateral Administrator) to be Term SOFR for a tenor equivalent to such Interest Period on the related Interest Rate Determination Date, as such rate is published by the Benchmark SOFR Administrator; or (2) if the rate referenced in the preceding clause (1) is not available and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR for use in determining the Adjusted Term SOFR Rate shall be Term SOFR for the applicable tenor as published by the Benchmark SOFR Administrator on the first preceding Business Day for which Term SOFR for such tenor was published by the Benchmark SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Interest Rate Determination Date, by

(b)            an amount equal to (1) one minus (2) the Applicable Reserve Requirement,

provided that, notwithstanding the foregoing, Adjusted Term SOFR shall at no time be less than 0.0% per annum.

“Adjusted EURIBOR Rate” means, for any Interest Period for a EUR Loan, the rate per annum obtained by the Administrative Agent (and notified to the Collateral Administrator) by dividing:

(a)            (1) the rate per annum equal to the rate determined by the Administrative Agent (and notified to the Collateral Administrator) to be the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for Euro deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period displayed on the relevant Screen Page, determined as of approximately 11:00 a.m. (London, England time) on the relevant Interest Rate Determination Date; or (2) if the rate referenced in the preceding clause (1) is not available, the rate per annum equal to the offered quotation rate to first class banks in the euro interbank market by a leading bank in the euro interbank market (selected by the Administrative Agent) for Euro deposits (for delivery on the first day of such Interest Period) of amounts in same day funds comparable to the principal amount of the outstanding EUR Loans with maturities comparable to such Interest Period as of approximately 11:00 a.m. (Brussels time) on such Interest Rate Determination Date, by

(b)            an amount equal to (1) one minus (2) the Applicable Reserve Requirement,

provided that, notwithstanding the foregoing, the Adjusted EURIBOR Rate shall at no time be less than 0.0% per annum.

“Administrative Agent” is defined in the preamble.

“Administrative Agent Cooperation Agreement” means the Administrative Agent Cooperation Agreement dated on or around the Closing Date between Equity Holder, as consenting party, the Borrower and the Collateral Agent.

“Administrative Expense Cap” means, for any Payment Date, an amount in the Specified Currencies having a Dollar Equivalent as of such Payment Date equal to $250,000.

“Administrative Expenses” means amounts (other than any Reserved Expenses) due or accrued with respect to any Payment Date (including all fees, expenses and indemnities) and payable in the following order to:

(a)            the Bank Parties under the Bank Party Fee Letter, this Agreement and the other Transaction Documents;

(b)            the Administrative Agent under this Agreement;

(c)            the Servicer (other than any Servicing Fee or Successor Servicing Fees) under the Servicing Agreement, including legal fees and expenses of counsel to the Servicer;

(d)            the Independent Manager pursuant to the Constitutive Documents in respect of services provided to the Borrower thereunder;

(e)            the agents and counsel of the Borrower Entities for fees, including retainers, and expenses (including the expenses associated with complying with FATCA and any other tax compliance regulations); and

(f)            without duplication, any Person in respect of any other reasonable fees or expenses of the Borrower Entities (including in respect of any indemnity obligations, if applicable) not prohibited under this Agreement and any reports and documents delivered pursuant to or in connection with this Agreement and the other Transaction Documents.

“Advance Rate” means, for each Collateral Obligation, the applicable advance rate for such Collateral Obligation set forth below (unless, in each case, as otherwise agreed between the Borrower and the Administrative Agent):

(a)            if such Collateral Obligation is both a First Lien Collateral Obligation and a Liquid Syndicated Collateral Obligation, 70%;

(b)            if such Collateral Obligation is both a First Lien Collateral Obligation and a Syndicated Collateral Obligation other than a Liquid Syndicated Collateral Obligation, 65%;

(c)            if such Collateral Obligation is a First Lien Collateral Obligation but not a Syndicated Collateral Obligation, 65%;

(d)            if such Collateral Obligation is a Senior Unitranche Loan, 60%;

(e)            if such Collateral Obligation is a Second Lien Collateral Obligation, 45%;

(f)            if such Collateral Obligation is a Bond, 35%;

provided in each case that on any date of determination on which the number of unique Collateral Obligations is less than 30, the Advance Rate for each Collateral Obligation shall be deemed decreased such that the weighted average Advance Rate with respect to all Collateral Obligations (based on the respective Collateral Obligation Notional Amounts) is not greater than the percentage determined as follows:

(1)            on any date of determination on which the number of unique Collateral Obligations is less than 30 but greater than or equal to 24, 57.5%;

(2)            on any date of determination on which the number of unique Collateral Obligations (ABL) is less than 24 but greater than or equal to 18, 55%;

(3)            on any date of determination on which the number of unique Collateral Obligations is less than 18 but greater than or equal to 12, 52.5%;

(4)            on any date of determination on which the number of unique Collateral Obligations is less than 12 but greater than or equal to 6, 50%;

provided, further, that the Advance Rate otherwise applicable (after giving effect to the foregoing proviso) to

(1)            (A) on any date of determination, any Collateral Obligation which is a Defaulted Obligation, (B) on any date of determination, any Collateral Obligation in respect of which the Asset Current Price is less than 65% or C) the portion of any Collateral Obligation with a Total Net Leverage Ratio greater than or equal to 7.00x, shall in each case be zero until such time as otherwise determined by the Administrative Agent in its sole discretion; and

(2)            any Collateral Obligation for which (A) the obligor has failed to deliver unaudited quarterly or audited annual financial reporting information required to be delivered pursuant to the related Underlying Instruments (after giving effect to any relevant grace periods or extensions set forth in the Underlying Instruments), or (B) the Borrower has failed to promptly deliver such information to the Calculation Agent within five (5) Business Days of receipt (the last day of the respective time periods in (A) and (B), as applicable, the “Reporting Deadline”) shall be reduced as follows (i) on and after the 15th day following the Reporting Deadline to (and including) the 21st day following the Reporting Deadline, by 50%; (ii) on and after the 22nd day following the Reporting Deadline to (and including) the 28th day following the Reporting Deadline, by 75%; and (iii) on and after the 29th day following the Reporting Deadline and thereafter, the Advance Rate shall be zero; provided that (x) if the relevant information is provided on or before the 28th day following the Reporting Deadline, the Advance Rate for such Collateral Obligation shall cease to be reduced and (y) following any second failure to deliver unaudited quarterly or audited annual financial reporting information required to be delivered pursuant to the related Underlying Instrument by the Reporting Deadline (after giving effect to any relevant grace periods or extensions set forth in the Underlying Instruments), the Advance Rate for such Collateral Obligation shall be zero on and after such Reporting Deadline.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any environmental claims), whether pending or, to the knowledge of the Borrower, threatened against or affecting any Credit Party or any property of any Credit Party.

“Affected Lender” and “Affected Loans” are defined in Section 2.13(b).

“Affiliate” or “Affiliated” means, with respect to a Person, any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided that the term Affiliate shall not include any Affiliate relationship that may exist solely as a result of the direct or indirect ownership of, or control by, a common financial sponsor. With respect to the Borrower, this definition shall exclude the Independent Manager, the Affiliates of the Independent Manager and any other special purpose vehicle to which the Independent Manager is or will be providing administrative services, as a result solely of the Independent Manager acting in such capacity or capacities.

“Agent” means each of (a) the Administrative Agent (including as Calculation Agent), (b) the Syndication Agent, (c) the Collateral Agent, (d) the Collateral Custodian, (e) the Collateral Administrator, (f) the Accounts Securities Intermediary, (g) the other Bank Parties and (h) any other Person appointed under and in accordance with the Transaction Documents to serve in an agent or similar capacity (including, in each of the foregoing clauses (a) through (h), any of their respective receivers or delegates permitted under the Transaction Documents). For the purposes hereof and the other Transaction Documents, the Servicer shall not constitute an “Agent”.

“Agent Affiliates” is defined in Section 11.1(b)(3).

“Agent Fee Letters” means the Bank Party Fee Letter.

“Agent Fees” is defined in Section 2.7(a).

“Aggregate Amounts Due” is defined in Section 2.12.

“Aggregate Principal Amount” means, when used with respect to any or all of the Collateral Obligations, Eligible Investments or Cash, the aggregate of the Principal Balances of such Collateral Obligations, Eligible Investments or Cash on the date of determination.

“Agreement” means this Credit Agreement.

“Amendment” is defined in Section 8.5.

“Amortization Percentage” means, (1) during the first year of the Amortization Period, (a) if on any date of determination the aggregate number of individual Collateral Obligations (ABL) is greater than 50, 70%, (b) if on any date of determination the aggregate number of individual Collateral Obligations (ABL) is greater than 30 but less than or equal to 50, 80%, and (c) if on any date of determination the aggregate number of individual Collateral Obligations (ABL) is less than or equal to 30, 90% or (2) during the second year of the Amortization Period, 100%.

“Amortization Period” means the period commencing on the last day of the Reinvestment Period and ending on the earlier of the Maturity Date and the date as of which the Commitments have been terminated and all Obligations have been paid in full.

“Ancillary Amounts” means all Non-Utilization Fees and Make-Whole Amounts payable hereunder.

“Anti-Corruption Laws” is defined in Section 4.18.

“Applicable Integral Multiples” means, for each Credit Extension and Voluntary Prepayment, the amount set forth for each such Specified Currency, respectively, in the table below:

Specified Currency	Integral Multiple
EUR		€1
GBP		£1
USD	U.S.$	1

“Applicable Minimum Amounts” means, for each Credit Extension and Voluntary Prepayment, the amount set forth for each such Specified Currency, respectively, in the table below (or, if such Credit Extension is in connection with the funding of a Delayed Drawdown Collateral Obligation, the Applicable Minimum Amount shall be the Applicable Integral Multiple):

Specified Currency	Minimum Amount
EUR		€1,000,000
GBP		£1,000,000
USD	U.S.$	1,000,000

“Applicable Reserve Requirement” means, at any time, for any Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which a Floating Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Loans. A Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Broker Dealer” means any of Banco Santander; Bank of America/Merrill Lynch; The Bank of Montreal; Barclays Bank plc; BMO Capital Markets Corp, BNP Paribas; CIT Bank, N.A.; Citibank, N.A.; Citizens Bank N.A.; Credit Suisse; Deutsche Bank AG; Fifth Third Bank; HSBC; Jefferies LLC; JPMorgan Chase Bank, N.A.; KeyBank Capital Markets; Macquarie Group Limited; Morgan Stanley & Co. LLC; Nomura Securities Co., Ltd.; PNC Bank; Raymond James Financial; RBC Capital Markets LLC; Royal Bank of Canada; The Royal Bank of Scotland; Scotiabank; Société Générale; TD Bank; Truist Bank; UBS AG; and Wells Fargo Bank, National Association; and any other nationally recognized broker-dealer or nationally recognized quotation service approved by the Servicer and the Administrative Agent from time to time in their reasonable discretion.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that is distributed by means of electronic communications pursuant to Section 11.1(b).

“Approved Valuation Firm” means each of Duff & Phelps Corp., FTI Consulting, Inc., Houlihan Lokey, Lincoln International LLC, Murray Devine, Valuation Research Corp., and any other nationally recognized accounting firm or valuation firm approved by the Servicer and the Administrative Agent from time to time in their reasonable discretion.

“Asset Based Loan” means a Collateral Obligation underwritten on the basis of the market value or overcollateralization of specific collateral, as determined by the Calculation Agent in its discretion.

“Asset Current Price” means, in respect of a Collateral Obligation on any date of determination, the lesser of (1) 100% or (2) (a) in respect of a Syndicated Collateral Obligation or Bond, the bid side market value of that Collateral Obligation quoted by Loan Pricing Corporation, Loan X Mark-it Partners, Interactive Data Corporation, FINRA TRACE or another nationally recognized broker-dealer or nationally recognized quotation service approved by the Calculation Agent (expressed as a percentage of par of the related Collateral Obligation Notional Amount but excluding any accrued interest), as determined by the Calculation Agent (or such greater value as may be determined by the Calculation Agent); provided that for any Syndicated Collateral Obligation or Bond which following its initial Acquisition ceases to satisfy the Liquidity Condition, the Asset Current Price for such asset shall be determined in accordance with the following clause (b) until such time as such Syndicated Collateral Obligation or Bond is able to satisfy the Liquidity Condition and (b) in respect of all other Collateral Obligations (including such Syndicated Collateral Obligation or Bond as described in clause (a) and for so long as described therein), the market value of that Collateral Obligation (expressed as a percentage of par of the related Collateral Obligation Notional Amount but excluding any accrued interest), as determined by the Calculation Agent in good faith, in each case of clause (a) and (b) as subject to the provisions for a Dispute of such price set forth in Section 2.21; provided that, if such Collateral Obligation is an Unsettled Sale Asset on such date, then the “Asset Current Price” for such Collateral Obligation shall be the Expected Settlement Price (expressed as a percentage of par of the related Collateral Obligation Notional Amount but excluding any accrued interest) thereof at such time.

“Assignable Loan” means a Loan Obligation that is capable of being assigned or novated to, at a minimum, commercial banks, institutional lenders or financial institutions (irrespective of their jurisdiction of organization) that are not then a lender or a member of the existing lenders, without the consent of the borrower, agent or the guarantor, if any, of such Loan Obligation.

“Assigned Price” means, in respect of a Collateral Obligation on the date of the Commitment to Acquire such Collateral Obligation, the lesser of (1) 100%, and (2)(a) in respect of a Syndicated Collateral Obligation or Bond, the Asset Current Price as of the date such Collateral Obligation is Committed to be Acquired and (b) in respect of all other Collateral Obligations, the lesser of (x) the aggregate principal amount to be advanced or expended by the Borrower Entities in origination or acquisition (and reflected as its cost on the books and records of the Borrower Entities) of such Collateral Obligation and (y) the par amount of such Collateral Obligation net of original issue discount thereon (determined taking into account all fees, deductions and other offsets received by the Borrower Entities, and all other property received by the Borrower Entities, in connection with such Collateral Obligation); provided that the Assigned Price of each Collateral Obligation held by the Borrower on the Closing Date shall be the price set forth on Appendix C-2.

If a Borrower Entity has Committed to Acquire a Collateral Obligation in more than one lot and/or a Collateral Obligation has been added to the Underlying Portfolio in more than one lot (for example, by Commitments or Acquisitions on separate days), then each lot of such a Collateral Obligation shall be treated as separate Collateral Obligations for purposes of determining the Assigned Prices therefor.

“Assignment Agreement” means:

(a)            with respect to the Loans and the Commitments, an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by the Administrative Agent and the Borrower; and

(b)            with respect to any Collateral Obligation, an assignment and assumption agreement in the form required, pursuant to and in accordance with the related Underlying Instruments, for the transfer by the applicable Borrower Entity of all or a portion of the legal and beneficial interest in such Collateral Obligation. If no form of assignment and assumption agreement is required under the related Underlying Instruments for the transfer by such Borrower Entity of all or a portion of the legal and beneficial interest in such Collateral Obligation, then the “Assignment Agreement” for such Collateral Obligation shall be a reference to the form of assignment and assumption agreement, and any related documents, that are customary in the relevant market for the transfer of the legal and beneficial interest in such Collateral Obligation.

“Assignment Effective Date” is defined in Section 11.6(b).

“AUD” means the lawful currency of the Commonwealth of Australia.

“Authorized Officer” means:

(a)            With respect to each Borrower Entity, any Officer of such Person or any other Person who is authorized to act for such Person in matters relating to, and binding upon, such Person (which, in the case of the Servicer, shall be an Authorized Officer of the Servicer).

(b)            With respect to the Servicer, any officer, employee or agent of the Servicer who is authorized to act for the Servicer in matters relating to, and binding upon, the Servicer with respect to the subject matter of the request, certificate or order in question.

(c)            With respect to the Collateral Administrator, any officer, employee or agent of the Collateral Administrator who is authorized to act for the Collateral Administrator in matters relating to, and binding upon, the Collateral Administrator with respect to the subject matter of the request, certificate or order in question.

(d)            With respect to the Collateral Custodian, any officer, employee or agent of such Person who is authorized to act for such Person in matters relating to, and binding upon, such Person respect to the subject matter of the request, certificate or order in question.

(e)            With respect to the Collateral Agent or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer.

(f)            With respect to the Administrative Agent, any officer thereof who has responsibility with respect to the administration of this Agreement.

Each party may receive and accept a certification (which shall include contact information and email addresses) of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Availability Period (ABL)” means the period from and including the Closing Date to but excluding the earlier of (a) the last day of the Reinvestment Period and (b) the date of the termination of the Commitments in relation to the ABL in full pursuant to Section 2.8(b) or Section 9.

“Availability Period (Revolver)” means the period from and including the Closing Date to but excluding the earlier of (a) the last day of the Reinvestment Period and (b) the date of the termination of the Commitments (Revolver) in full pursuant to Section 2.8(b) or Section 9.

“Balance” means on any date, with respect to Cash or Eligible Investments in any Transaction Account, the aggregate of (1) the current balance of Cash, demand deposits, time deposits, certificates of deposit and federal funds; (2) the principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (3) the purchase price or the accreted value, as applicable, (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

“Bank” means U.S. Bank Trust Company, National Association, in its individual capacity and not as Agent, and any successor thereto.

“Bank Parties” means the Bank, in its capacities as Collateral Agent and Collateral Administrator and U.S. Bank National Association, in its capacities as the Account Securities Intermediary and Collateral Custodian and in their other capacities hereunder and under the other Transaction Documents.

“Bank Party Fee Letter” means the Fee Letter dated on or around the Closing Date among the Bank and the Borrower with respect to certain fees to be paid from time to time to the Bank Parties and its Affiliates in connection with the transactions contemplated by the Transaction Documents.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Bankruptcy Event” means, with respect to any Collateral Obligation and the related obligor, either (i) an “Event of Default” as defined under the Underlying Instrument for such Collateral Obligation relating to any bankruptcy or insolvency event or comparable events thereunder or (ii) in the case of any Collateral Obligation with respect to which the Underlying Instruments do not include a definition of “Event of Default” under such Underlying Instrument relating to any bankruptcy or insolvency event or comparable events thereunder, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such obligor or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such obligor or for any substantial part of its property, or ordering the winding-up or liquidation of such obligor’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such obligor of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such obligor to the entry of an order for relief in an involuntary case under any such law, or the consent by such obligor to the appointment of or taking possession by a receiver, an administrator, liquidator, assignee, custodian, trustee, sequestrator or similar official for such obligor or for any substantial part of its property, or the making by such obligor of any general assignment for the benefit of creditors, or the failure by such obligor generally to pay its debts as such debts become due or otherwise becoming insolvent, or the admission in writing by such obligor in a judicial, regulatory or administrative proceeding or filing its inability generally to pay its debts as they become due, or the taking of action by such obligor in furtherance of any of the foregoing.

“Base Rate” means, for any day:

(a)            with respect to USD Loans, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the applicable interest rate (after giving effect to any “floor”) under clause (i) or (ii) for a Loan with a three-month interest period plus (b) 1.0%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. The Agents or Lenders may make commercial loans or other loans at rates of interest at, above or below the Base Rate or any rate referred to in the definition thereof; and

(b)            with respect to Loans denominated in a Specified Currency other than USD, the annual base rate of interest announced from time to time by the Administrative Agent (or an affiliate thereof) as being its reference rate then in effect for determining interest rates on commercial loans made by it in England (in the case of GBP Loans) or in the Eurozone (in the case of EUR Loans).

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in (1) “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring”, and “Guidance for National Authorities Operating the Countercyclical Capital Buffer”, each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and (2) “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools”, as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time), and, in each case, as implemented by such Lender’s primary U.S. bank regulatory authority.

“Benchmark” means, initially, for any Tranche of Loans, the Floating Rate applicable to the Specified Currency of such Tranche; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 2.20.

“Benchmark Administrator” means (a) in the case of Term SOFR, CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion) and (b) in the case of any successor Benchmark, the body identified by the Administrative Agent as the administrator of such Benchmark.

“Benchmark Replacement” means the sum of (a) an alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (1) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to a Floating Rate for syndicated credit facilities denominated in the relevant Specified Currency and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than 0.00%, such Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (1) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of a Floating Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of a Floating Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the relevant Specified Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to a Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event” the later of (1) the date of the public statement or publication of information referenced therein and (2) the date on which the Benchmark Administrator permanently or indefinitely ceases to provide such Benchmark; or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to a Benchmark:

(a)            a public statement or publication of information by or on behalf of the Benchmark Administrator announcing that such administrator has ceased or will cease to provide a Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(b)            a public statement or publication of information by the regulatory supervisor for the Benchmark Administrator, the United States Federal Reserve System, an insolvency official with jurisdiction over the Benchmark Administrator, a resolution authority with jurisdiction over the Benchmark Administrator or a court or an entity with similar insolvency or resolution authority over the Benchmark Administrator, which states that the Benchmark Administrator has ceased or will cease to provide a Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; or

(c)            a public statement or publication of information by the regulatory supervisor for the Benchmark Administrator announcing that a Benchmark is no longer representative.

“Benchmark Transition Start Date” means the earlier of (1) the applicable Benchmark Replacement Date and (2) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to a Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with Section 2.20 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder pursuant to Section 2.20.

“Bid Disqualification Condition” means, with respect to any Firm Bid submitted by any third party on any date, in the Calculation Agent’s commercially reasonable judgment:

(a)            either (x) such third party is ineligible to accept assignment or transfer of the relevant Collateral Obligation or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for such relevant Collateral Obligation, as reasonably determined by the Calculation Agent, or (y) such third party would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to such Collateral Obligation to the assignment or transfer of such Collateral Obligation or such portion thereof, as applicable, to it; or

(b)            such bid is not bona fide, including due to (x) the insolvency of the bidder, (y) the inability, failure or refusal of the bidder to settle the purchase of such Collateral Obligation or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally or (z) such bid not accurately reflecting the transfer of the credit risk of such Collateral Obligation through its maturity.

“Board of Directors” means, with respect to each Borrower Entity, the directors or managers of such Borrower Entity duly appointed by the members of such Borrower Entity.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Bond” means any debt security or other debt obligation that is not a loan, whether secured or unsecured.

“Borrower” is defined in the preamble.

“Borrower Entity” means each of the Borrower and each Permitted Additional Subsidiary.

“Borrower Order” means a written order or request (which may be a standing order) dated and signed in the name of the Borrower by an Authorized Officer of the Borrower or by an Authorized Officer of the Servicer, as the context may require or permit. An order or request provided in an email, “SWIFT” message or other electronic communication by an Authorized Officer of the Borrower or by an Authorized Officer of the Servicer shall constitute a Borrower Order, except in each case to the extent the Collateral Agent requests otherwise in writing.

“Borrowing Base Amount (ABL)” means, on any date, an amount in USD equal to:

(a)            the sum, for each Collateral Obligation (ABL), of the product of:

(1)            the Advance Rate for such Collateral Obligation (ABL) as of such date; and

(2)            the Adjusted Balance of such Collateral Obligation (ABL) as of such date; minus

(b)            the sum for each Collateral Obligation (ABL) having an Excess Concentration Amount of the product of

(1)            the Advance Rate for such Collateral Obligation (ABL) as of such date; and

(2)            such Excess Concentration Amount; plus

(c)            the Dollar Equivalent of the amount on deposit in the Principal Collection Account (ABL) and in the Margin Account (ABL) as of such date; minus

(d)            the Dollar Equivalent of the aggregate purchase prices (at their then-current Expected Settlement Prices) for all Unsettled Purchase Assets to be funded by a Loan (ABL) as at such date (if any) other than any Unsettled Purchase Assets contributed to the Borrower under the Sale and Contribution Agreement exclusively in return for consideration in the form of additional capital or equity interests; minus

(e)            the Unfunded Reserve Required Amount relating to Collateral Obligations (ABL) (net of the Dollar Equivalent of the amount on deposit in the Unfunded Reserve Account relating to such Collateral Obligations (ABL)).

“Borrowing Base Amount (Revolver)” means, on any date, an amount in USD equal to:

(a)            the sum, for each Collateral Obligation (Revolver), of the product of:

(1)            the Advance Rate for such Collateral Obligation (Revolver) as of such date; and

(2)            the Adjusted Balance of such Collateral Obligation (Revolver) as of such date; minus

(b)            the sum, for each Collateral Obligation (Revolver) having an Excess Concentration Amount, of the product of

(1)            the Advance Rate for such Collateral Obligation (Revolver) as of such date; and

(2)            such Excess Concentration Amount; plus

(c)            the Dollar Equivalent of the amount on deposit in the Principal Collection Account (Revolver) and in the Margin Account (Revolver) as of such date; minus

(d)            the Dollar Equivalent of the aggregate purchase prices (at their then-current Expected Settlement Prices) for all Unsettled Purchase Assets to be funded by a Loan (Revolver) as at such date (if any) other than any Unsettled Purchase Assets contributed to the Borrower under the Sale and Contribution Agreement exclusively in return for consideration in the form of additional capital or equity interests, minus

(e)            the Unfunded Reserve Required Amount relating to Collateral Obligations (Revolver) (net of the Dollar Equivalent of the amount on deposit in the Unfunded Reserve Account relating to such Collateral Obligations (Revolver)).

“Borrowing Base Deficiency” means, at any time, (1) in the case of the Loan Amount (ABL), the excess of (a) the Loan Amount (ABL) at such time, over (b) the Borrowing Base Amount (ABL) at such time (if any); and (2) in the case of the Loan Amount (Revolver), the excess of (a) the Loan Amount (Revolver) at such time, over the Borrowing Base Amount (Revolver) at such time (if any).

“Breakage Event” is defined in Section 2.13(c).

“Business Day” means:

(a)            for all purposes other than as covered by clauses (b) and (c) below, any day except Saturday, Sunday and any day which shall be in New York, New York a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close;

(b)            with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, USD Loans, any day that is a Business Day described in clause (a) above and that is also a U.S. Government Securities Business Day;

(c)            with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, EUR Loans and GBP Loans, any day that is a Business Day described in clauses (a) and (b) above and that is also (1) a day for trading by and between banks in the London interbank market and that shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England, (2) in relation to any payment in Euros, a Target Settlement Day and (3) in relation to any payment in GBP, a SONIA Business Day.

“CAD” means the lawful currency of Canada.

“Calculation Agent” means the Administrative Agent in its capacity as “Calculation Agent” under the Margining Agreement and the other Transaction Documents. Unless otherwise expressly stated herein, all determinations by the Calculation Agent hereunder shall be made in its sole and absolute discretion.

“Cash” means (a) such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts and (b) funds denominated in any other Specified Currencies.

“Cause Event” is defined in Section 13(g).

“Certificated Security” is defined in Section 8-102(a)(4) of the UCC.

"Change of Control (Equity Holder)": An event that will be deemed to occur if Stone Point Credit Adviser LLC or an Affiliate thereof ceases to be the investment adviser to, and otherwise control the investment management and investment policies of, the Equity Holder.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any applicable law, rule, regulation or treaty, (b) any change in any applicable law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Clean-Up Call Event” means an event that will be deemed to occur (at any time during the Amortization Period), unless waived by the Administrative Agent in its sole discretion, after the occurrence of any of the following: (a) the Loan Amount (ABL) is less than $25,000,000, (b) the number of unique unaffiliated obligors of Collateral Obligations (ABL) is less than 8, or (c) the number of unique GICS Industries represented by the Collateral Obligations (ABL) is less than 4.

“Clean-Up Call Prepayment” is defined in Section 2.9(b).

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Closing Date” means August 14, 2023.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted to the Collateral Agent pursuant to the Transaction Documents as security for the Obligations.

“Collateral Account” means the segregated account or accounts maintained pursuant to Section 6.3(e).

“Collateral Administration Agreement” means a collateral administration agreement dated on or around the Closing Date among the Borrower Entities, the Servicer and the Collateral Administrator.

“Collateral Administrator” means U.S. Bank Trust Company, National Association, solely in its capacity as Collateral Administrator under the Collateral Administration Agreement, until a successor Person shall have become the Collateral Administrator pursuant to the applicable provisions of the Collateral Administration Agreement, and thereafter “Collateral Administrator” shall mean such successor Person.

“Collateral Agent” is defined in the preamble.

“Collateral Custodian” is defined in the preamble.

“Collateral Custodian Termination Notice” is defined in Section 14.

“Collateral Documents” means the Pledge and Security Agreement, the Equity Pledge Agreement, the Securities Account Control Agreement, the Power of Attorney and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Transaction Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Excess” and “Collateral Threshold” are defined in the Margining Agreement.

“Collateral Obligation” means a Collateral Obligation (ABL) or a Collateral Obligation (Revolver).

“Collateral Obligation (ABL)” means any Loan Obligation or Bond owned by the Borrower or which the Borrower made a Commitment to Acquire (including, without limitation, any Unsettled Sale Asset and any Unsettled Purchase Asset) using funds from a Loan (ABL), that, at the time a Commitment is made to Acquire such obligation by a Borrower Entity, and at all times thereafter, satisfies each of the Collateral Obligation Criteria (except in each case to the extent any one or more of such criteria are expressly waived in writing in the manner and to the extent expressly set forth in this Agreement), as determined from time to time by the Administrative Agent; provided that the Borrower may designate a Collateral Obligation (Revolver) that has been approved by the Administrative Agent pursuant to Section 8.4 to be a Collateral Obligation (ABL) with the consent of the Administrative Agent (such consent to such conversion not to be unreasonably withheld, conditioned or delayed).

“Collateral Obligation (Revolver)” means any Loan Obligation or Bond owned by the Borrower or which the Borrower made a Commitment to Acquire (including, without limitation, any Unsettled Sale Asset and any Unsettled Purchase Asset) using funds from a Loan (Revolver), that, at the time a Commitment is made to Acquire such obligation by a Borrower Entity, and at all times thereafter, satisfies each of the Collateral Obligation Criteria (except in each case to the extent any one or more of such criteria are expressly waived in writing in the manner and to the extent expressly set forth in this Agreement), as determined from time to time by the Administrative Agent; provided that the Borrower may designate a Collateral Obligation (Revolver) that has been approved by the Administrative Agent pursuant to Section 8.4 to be a Collateral Obligation (ABL) with the consent of the Administrative Agent (such consent to such conversion not to be unreasonably withheld, conditioned or delayed).

“Collateral Obligation Criteria” means, with respect to any Collateral Obligation, each of the following (unless otherwise waived in writing by the Administrative Agent in its sole discretion):

(a)            such obligation is a First Lien Collateral Obligation, Senior Unitranche Loan, Second Lien Collateral Obligation or Bond;

(b)            at the time of its Acquisition, such obligation has been approved by the Administrative Agent in accordance with the procedures set forth in Section 8;

(c)            the required Documentation Package has been delivered to the Collateral Custodian;

(d)            at the time of its Acquisition, the Servicer has no actual knowledge of any Specified Change that has been proposed or is likely to occur as to such obligation other than any Specified Change disclosed to the Administrative Agent prior to its Acquisition and waived by the Administrative Agent;

(e)            on and at all times after the time of its Acquisition, such obligation is one as to which the Borrower has good and marketable title, free and clear of all Liens other than Permitted Liens;

(f)            such obligation is denominated in a Specified Currency, CAD or AUD and is neither convertible by the obligor thereof into, nor payable in, any currency other than a Specified Currency, CAD or AUD;

(g)            at the time of its Acquisition, it is not a Defaulted Obligation;

(h)            no portion of such obligation has been originated, documented, sold or contributed to a Borrower Entity or charged-off, in each case other than in accordance with all applicable policies and procedures of the Servicer;

(i)            such obligation is not subject to a proposal or offer by the obligor of such obligation for a Restructuring in which all or a portion of the principal balance due would be reduced or forgiven, other than any proposal or offer disclosed to the Administrative Agent prior to its Acquisition and waived by the Administrative Agent;

(j)            such obligation does not mature more than 8 years after the date on which it was Acquired by the Borrower;

(k)            such obligation is governed by the law of England, Australia, the United States or of the State of New York or Delaware or such other jurisdiction approved by the Administrative Agent in its sole discretion;

(l)            such obligation is issued by an obligor that is Domiciled in (1) the United States, (2) the United Kingdom, (3) Canada, (4) Australia or (5) such other jurisdiction approved by the Administrative Agent in its sole discretion;

(m)            in the case of all Collateral Obligations other than obligations acquired on the Closing Date, at the time of its Acquisition, such obligation has an Assigned Price of, (1) for an obligation that would be a Syndicated Collateral Obligation or Bond, at least 75% of par or, (2) for an obligation that would not be a Syndicated Collateral Obligation or Bond, par (minus any original issue discount);

(n)            its Acquisition will not result in the imposition of stamp duty or stamp duty reserve tax payable by any Borrower Entity, unless such stamp duty or stamp duty reserve tax has been included in the purchase price of such obligation;

(o)            upon Acquisition, the obligation is capable of being, and will be, the subject of a first fixed charge, a First Priority security interest or other arrangement having a similar commercial effect in favor of the Collateral Agent for the benefit of the Secured Parties (subject to Permitted Liens);

(p)            it is capable of being sold or assigned to or held by such Borrower Entity, together with any associated security, without any breach of applicable selling restrictions or of any contractual provisions;

(q)            it must require the consent of at least 66 ⅔ percent of the lenders to the obligor thereunder for any change that is adverse to the interests of holders thereof in the principal repayment profile or interest applicable on such obligation (for the avoidance of doubt, excluding any changes originally envisaged in the loan documentation); provided that, in the case of a Collateral Obligation that is a Bond, such percentage requirement shall refer to the percentage of holders required to approve a resolution on any such matter, either as a percentage of those attending a quorate bondholder meeting or as a percentage of all bondholders acting by way of a written resolution;

(r)            such obligation is a Transferable Bond, an Assignable Loan or a Consent Required Loan and, in each case, unless otherwise consented to by the Administrative Agent, no rights of first refusal, rights of first offer, last looks, drag along rights or tag along rights (in each case however designated or defined, and whether in the underlying instruments governing such obligation, in any intercreditor agreement or agreement among lenders relating to such obligation or otherwise) exist in favor of any other holder of such obligation or any other Person;

(s)            if interest on such obligation is from U.S. sources for U.S. federal income tax purposes, such obligation is Registered;

(t)            such obligation is an obligation with respect to which the relevant Borrower Entity will receive payments due under the terms of such obligation and proceeds from disposing of such asset free and clear of withholding tax, other than (A) withholding tax as to which the obligor must make additional payments so that the net amount received by such Borrower Entity after satisfaction of such tax is the amount due to such Borrower Entity before the imposition of any withholding tax and (B) withholding tax on (x) late payment fees, prepayment fees or other similar fees and (y) amendment, waiver, consent and extension fees;

(u)            such obligation is not an obligation of Goldman Sachs & Co. LLC or any of its Affiliates;

(v)            no Credit Party nor any of their respective Affiliates is, or is an Affiliate of, any obligor on such obligation;

(w)            at the time of its Acquisition, such obligation is not a Credit Risk Obligation;

(x)            such obligation is not a lease (including a finance lease);

(y)            such obligation is either an Originated Collateral Obligation or is Acquired by a Borrower Entity by assignment, and, in either case, such obligation is not a Participation unless:

(1)            such Participation is a Qualifying Participation;

(2)            such Borrower Entity is seeking in good faith to elevate such Participation to an outright assignment; and

(3)            such Participation has not been outstanding for more than 60 days after its Acquisition to an outright assignment

(z)            such obligation (if acquired from a Seller) has been Acquired by the related Borrower Entity pursuant to the terms of the applicable Sale Agreement (or other agreements between such Borrower Entity and such Seller satisfactory to the Agent in its sole and absolute discretion);

(aa)      such obligation is not an Interest Only Security;

(bb)      such obligation (1) pays scheduled Cash interest at least quarterly and (2) does not by its terms permit “payment in kind” or the deferral or capitalization of payment of accrued, unpaid interest;

(cc)      such obligation provides for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(dd)      such obligation does not constitute Margin Stock, and the Borrower and the Administrative Agent determine that the value of the Assigned Price would not depend on the value of any Margin Stock directly or indirectly securing such obligation;

(ee)      the Acquisition of such obligation will not require any Borrower Entity or the pool of Collateral to be registered as an investment company under the Investment Company Act;

(ff)      such obligation is not, by its terms, convertible into or exchangeable for an Ineligible Asset at any time over its life;

(gg)     such obligation is not a Structured Finance Obligation;

(hh)     such obligation is not a Synthetic Security;

(ii)         the portion of such obligation to be included in the Borrowing Base (ABL) or Borrowing Base (Revolver) does not include or support a letter of credit unless otherwise consented to by the Administrative Agent;

(jj)      such obligation is not an interest in a grantor trust;

(kk)      such obligation is not issued by an obligor Domiciled in a country, which country on the date on which the obligation is Acquired by the relevant Borrower Entity imposed foreign exchange controls that effectively limit the availability or use of the Specified Currency in which such obligation is denominated to make when due the scheduled payments of principal thereof and interest thereon;

(ll)      such obligation is not a DIP Loan;

(mm)    such obligation is not a Recurring Revenue Loan;

(nn)      such obligation is not a zero coupon obligation;

(oo)        such obligation does not have an Asset Current Price less than 65%;

(pp)      at the time of its Acquisition, the EBITDA for the related obligor is at least equal to $40,000,000;

(qq)      if such obligation would be a Syndicated Collateral Obligation or a Bond, at the time of its Acquisition it has (1) an S&P rating higher than or equal to “CCC” or (2) a Moody’s rating higher than or equal to “Caa;”

(rr)      such obligation is not underwritten as (i) a real estate loan or principally secured by real property, (ii) a construction project loan, (iii) a project finance loan or (iv) an Asset Based Loan;

(ss)      at the time of its Acquisition, such obligation is not subject to material non-credit related risk (such as the occurrence of a catastrophe), as reasonably determined by the Servicer;

(tt)      such obligation has a Total Net Leverage Ratio less than or equal to 8.5;

(uu)     such obligation is not a Fixed Rate Collateral Obligation (other than a Bond);

(vv)     such obligation is not a revolving loan or other obligation pursuant to which any future advances or payments to the borrower or the obligor thereof may be required to be made by any Borrower Entity (other than to indemnify an agent or representative for lenders pursuant to the Underlying Instruments) unless such obligation is a Delayed Drawdown Collateral Obligation; and

(ww)     in the case of a Delayed Drawdown Collateral Obligation, at the time of its Acquisition, the Unfunded Exposure Amount with respect to such Delayed Drawdown Collateral Obligation will not cause the sum of (x) the Unfunded Reserve Account Shortfall and (y) the Loan Amount (ABL) to exceed the Adjusted Maximum Facility Amount (ABL).

“Collateral Obligation Notional Amount” means, in respect of any Collateral Obligation on any date of determination, the fully funded principal amount of the Collateral Obligation owned by the Borrower Entities or Committed to be owned by the Borrower Entities, as the case may be.

“Collateral Portfolio” means on any date of determination, all Collateral Obligations then owned by the Borrower Entities and all Collateral Obligations then Committed to be Acquired by the Borrower Entities (but shall not, for the avoidance of doubt, include any Proposed Collateral Obligations owned by the Borrower Entities).

“Collateral Portfolio Calculation Base” means on any date, an amount (in USD) equal to the sum, for all Collateral Obligations included in the Collateral Portfolio on such date, of the Adjusted Balance for each such Collateral Obligation.

“Collateral Portfolio Requirements” means, at any time, the following requirements (except in each case to the extent any one or more of such criteria are expressly waived in writing or are deemed to have been waived in the manner and to the extent expressly set forth in Section 8), all as calculated by the Administrative Agent:

(a)            the sum of the Adjusted Balances of all Collateral Obligations that are not either First Lien Collateral Obligations or Senior Unitranche Loans does not exceed 15% of the Collateral Portfolio Calculation Base;

(b)            the sum of the Adjusted Balances of all Collateral Obligations issued by any single obligor and its Affiliates:

(1)            during the Ramp-Up Period, with respect to First Lien Collateral Obligations or Senior Unitranche Loans, does not exceed 7.5% of the Collateral Portfolio Calculation Base,

(2)            after the Ramp-Up Period, with respect to First Lien Collateral Obligations or Senior Unitranche Loans, does not exceed 6% of the Collateral Portfolio Calculation Base; and

(3)            with respect to Second Lien Collateral Obligations, does not exceed 4.0% of the Collateral Portfolio Calculation Base;

provided that (x) the sum of the Adjusted Balances of all Collateral Obligations issued by such obligor and its Affiliates may not exceed the percentage limits set forth in clause (1) or (2) above, except that (y) with respect to one other obligor and its Affiliates from GICS Industry 202020, 351020, 351030, 402010, 402020, 402030, 403010, 451020 or 451030, the sum of the Adjusted Balances of all Collateral Obligations issued by such obligor and its Affiliates may be up to 10% of the Collateral Portfolio Calculation Base;

(c)            the sum of the Adjusted Balances of all Collateral Obligations in any single GICS Industry in the Collateral Portfolio may be up to 12% of the Collateral Portfolio Calculation Base; provided that:

(1)            the sum of the Adjusted Balances of all Collateral Obligations in the Financials, IT and Health Care GICS Sectors in the Collateral Portfolio may each be up to 25%, 30% and 40% of the Collateral Portfolio Calculation Base (in any order);

(2)            the sum of the Adjusted Balances of all Collateral Obligations in the Communications Services or Industrials GICS Sectors in the Collateral Portfolio may be up to 25% of the Collateral Portfolio Calculation Base;

(3)            the sum of the Adjusted Balances of all Collateral Obligations in the Real Estate, Materials, Consumer Staples, or Utilities GICS Sectors in the Collateral Portfolio may be up to 15% of the Collateral Portfolio Calculation Base;

(4)            the sum of the Adjusted Balances of all Collateral Obligations in the Consumer Discretionary GICS Sector in the Collateral Portfolio may be up to 10% of the Collateral Portfolio Calculation Base;

(5)            the sum of the Adjusted Balances of all Collateral Obligations in the Energy GICS Sector in the Collateral Portfolio may be up to 5% of the Collateral Portfolio Calculation Base; and

(6)            subject to clauses (1) through (5) above, the sum of the Adjusted Balances of all Collateral Obligations in each of the following GICS Industries in the Collateral Portfolio may be up to 18% of the Collateral Portfolio Calculation Base: 202020, 351020, 351030, 402010, 402020, 402030, 403010, 451020 and 451030.

(d)            the sum of the Adjusted Balances of all Collateral Obligations that are Delayed Drawdown Collateral Obligations may be up to 15% of the Collateral Portfolio Calculation Base (provided that for such purpose the Adjusted Balance shall be determined based on the remaining unfunded commitment only);

(e)            the sum of the Adjusted Balances of all Collateral Obligations denominated in a currency other than USD may be up to 20% of the Collateral Portfolio Calculation Base;

(f)            the sum of the Adjusted Balances of all Collateral Obligations an obligor of which is Domiciled in a country other than the United States may be up to 20% of the Collateral Portfolio Calculation Base;

(g)            the sum of the Adjusted Balances of all Bonds in the Collateral Portfolio that are Fixed Rate Collateral Obligations may be up to 5% of the Collateral Portfolio Calculation Base;

(h)            the sum of the Adjusted Balances of all Collateral Obligations that are either (x) Syndicated Collateral Obligations or (y) Bonds, for which the Assigned Price is less than or equal to 90% may be up to 10% of the Collateral Portfolio Calculation Base; and

(i)            the sum of the Adjusted Balances of all Collateral Obligations that are Participations may be up to 5% of the Collateral Portfolio Calculation Base.

“Collection Account” means each of the Interest Collection Account and the Principal Collection Account, as applicable.

“Commitment” means:

(a)            with respect to the lending facility under this Agreement, the commitment of a Lender to make or otherwise fund a Loan, and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s “Commitment (ABL)” and “Commitment (Revolver)” is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof (including increases pursuant to Section 2.1(e)). For the avoidance of doubt, Commitments (ABL) of the Lenders hereunder include New Commitments.

(b)            with respect to Collateral Obligations, means a binding commitment pursuant to the Servicer’s then current policies and procedures to purchase or sell a loan or Bond between the buyer and seller of such loan or Bond entered into pursuant to customary documents in the relevant market. The terms “Commit” and “Committed” have correlative meanings. With respect to Collateral Obligations contributed to a Borrower Entity, such Borrower Entity will be deemed to have Committed to Acquire such Collateral Obligation on the date on which such contribution occurs. With respect to Collateral Obligations originated by a Borrower Entity, such Borrower Entity will be deemed to have Committed to Acquire such Collateral Obligation on the date on which such Borrower Entity becomes obligated to, or if earlier in fact does, make or fund such Collateral Obligation.

“Commitment Reduction Notice” means a notice substantially in the form of Exhibit G.

“Competitor” means any (a) fund who devotes a significant portion of its business resources on credit lending, (b) hedge fund investing principally in distressed investments or an Affiliate thereof or (c) activist hedge fund or an Affiliate thereof; provided that, in no event shall the term “Competitor” include (x) any commercial bank, investment bank or insurance company (including any investment account or fund managed for the benefit of such insurance company by such insurance company’s adviser) or (y) any fund that is an Affiliate of any Lender or is managed by any Lender or Affiliate thereof.

“Confidential Information” is defined in Section 11.23.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Required Loan” means a Loan Obligation that is capable of being assigned or novated with the consent of the obligor or the guarantor, if any, of such Loan Obligation or any agent, but only if the related Underlying Instruments require such consent to not be unreasonably withheld (subject to customary and market restrictions on assignment, including a prohibition on assignment to disqualified institutions and competitors of the related obligor or any direct or indirect equity owner of the obligor).

“Constitutive Documents” means, with respect to:

(a)            the Borrower, its Amended and Restated Limited Liability Company Agreement dated August 14, 2023;

(b)            the Equity Holder, its Certificate of Incorporation dated November 30, 2020; and

(c)            for each Permitted Additional Subsidiary, organizational documents in form and substance satisfactory to the Lenders in their sole and absolute discretion.

“Converted Revolver Commitments” is defined in Section 2.1.

“Corporate Trust Office” means, with respect to the Collateral Agent, the principal corporate trust office of the Collateral Agent at:

U.S. Bank Trust Company, National Association,
Global Corporate Trust Services,
One Federal Street, 3rd Floor,
Boston, Massachusetts 02110,
Attention: Jenny Milne,
Email: jenny.milne@usbank.com or such other address as the Collateral Agent may designate from time to time by notice to the Lenders, the other Agents, the Borrower and the Servicer, or the principal corporate trust office of any successor Collateral Agent.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan.

“Credit Party” means each Borrower Entity, the Equity Holder and the Limited Guarantor.

“Credit Related Default” means the occurrence of an “Event of Default” (as defined in the applicable Underlying Instruments) with respect to (i) a financial covenant (including a borrowing base maintenance, margining or similar provision), if any, (ii) a cross-default or cross-acceleration provision, (iii) a merger, change of control or key person restriction, (iv) a withdrawal, termination or invalidity of a guarantee or similar credit enhancement, or (v) a failure to provide required financial statements or such financial statements including a going concern qualification.

“Credit Risk Obligation” means any Collateral Obligation that, in the Servicer’s judgment exercised in accordance with the Servicing Agreement, has a significant risk of declining in credit quality or price.

“Currency Benchmark Adjustment” means, with respect to any Interest Period and any Loan denominated in a Specified Currency, (1) if such Specified Currency is USD, zero; and (2) if such Specified Currency is not USD, a percentage (which may be positive, negative or zero) which, when added to the Floating Rate in respect of such Specified Currency in the context of a Representative Currency Swap will yield a zero net present value cash flow (as determined by the Administrative Agent in its reasonable discretion and reported to the Borrower in advance of such Interest Period).

“Currency Shortfall” is defined in Section 7(d).

“Current FX Rate” means:

(a)            with respect to a Specified Currency as of any date, the spot rate of exchange between the Specified Currency and USD as of such date, determined by the Calculation Agent in a commercially reasonable manner; provided that if the Specified Currency is USD, the Current FX Rate will be equal to 1.

(b)            with respect to a Collateral Obligation at any time, the Current FX Rate for the Specified Currency in which such Collateral Obligation is denominated and payable.

“Custodial Office” is defined in Section 14.

“Custody Documents” means, for each Collateral Obligation, all Escrowed Assignment Agreement Documents and Underlying Instruments in relation to such Collateral Obligation and other Diligence Information delivered to the Collateral Agent or the Collateral Custodian pursuant to Section 6.7(e) and (f) and Section 8.2(a) and (b) (in each case, except as otherwise provided in such sections).

“Daily Non-Utilization Fee Calculation Amount” is defined in Section 2.7(c).

“Daily Report” means the daily report provided to the Collateral Agent pursuant to Section 6.5(a).

“Debtor Relief Laws” means, collectively:

(a)            the Bankruptcy Code; and

(b)            all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any state thereof or any other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulted Asset Sale Failure” means the failure by a Borrower Entity to Commit to sell any Defaulted Obligation within 90 days of such Collateral Obligation becoming an Defaulted Obligation (unless such Defaulted Obligation has ceased to be an Defaulted Obligation as set forth in the definition thereof, in which case no Defaulted Asset Sale Failure shall occur with respect to such Collateral Obligation), provided that:

(1)            the failure to Commit to sell any Defaulted Obligation shall not result in a Defaulted Asset Sale Failure for so long as the relevant Borrower Entity continues to use commercially reasonable efforts to continue to sell such Defaulted Obligation after such 90 day period; and

(2)            a Commitment to sell an Defaulted Obligation to an affiliate of a Borrower Entity shall not constitute a failure by a Borrower Entity to Commit to sell such Defaulted Obligation.

“Defaulted Obligation” means any Collateral Obligation as to which either (x) a Bankruptcy Event shall have occurred with respect to the related underlying obligor, (y) a Failure to Pay or other Monetary Default shall have occurred with respect to the Collateral Obligation or a Pari-Passu Obligation thereof or (z) a Credit Related Default has occurred under the Underlying Instruments for a Collateral Obligation or a Pari-Passu Obligation thereto, for which any required notice of such Credit Related Default has been given to the related obligor (in accordance with such Underlying Instruments), such Credit Related Default has not been cured and, under the term of the relevant Underlying Instruments, the Collateral Obligation or Pari-Passu Obligation is subject to acceleration.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that:

(a)            during the Availability Period, has failed to (1) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied or waived, or (2) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due; or

(b)            the Administrative Agent has received notification during the Availability Period that such Lender is (1) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (2) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender, or such Lender has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender under this clause (b) solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delayed Drawdown Collateral Obligation” means a Collateral Obligation that (a) is a delayed draw term loan or otherwise requires the Borrower to make one or more future advances to the obligor under the Underlying Instruments (subject only to the satisfaction of customary conditions to borrowing for delayed draw term loan facilities, including accuracy of representations and warranties made by the related obligor and the absence of any default or event of default under the Underlying Instruments) and (b) specifies the aggregate amount that the Borrower is committed to advance; provided that (i) a Collateral Obligation will be a Delayed Drawdown Collateral Obligation only to the extent of unfunded commitments and (ii) after the date on which all commitments by the Borrower to make advances on such Collateral Obligation to the obligor under the Underlying Instruments expire or are terminated or are reduced to zero, such Collateral Obligation shall cease to be a Delayed Drawdown Collateral Obligation.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Principal Proceeds” is defined in the proviso to the definition of “Interest Proceeds” herein.

“Determination Date” means, with respect to a Payment Date, the last Business Day of the immediately preceding Due Period.

“Diligence Information” is defined in Section 8.2(a)(iii).

“DIP Loan” means a loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code.

“Disposition” means the sale, transfer, assignment, dividend or other disposition of an asset. “Dispose” has a corresponding meaning.

“Dispute” and “Disputed Collateral Obligation” are defined in Section 2.21.

“Distribution” means any payment of principal or interest or any dividend, premium or fee payment made on, or any other distribution in respect of, a security or obligation.

“Document Checklist” means, for any Collateral Obligation, an electronic or hard copy list delivered by the Servicer to the Collateral Agent and the Collateral Custodian that identifies such Collateral Obligation, the applicable obligor and each of the documents that shall be delivered to the Collateral Custodian (or, in the case of any Bond as described in clause (a) of the definition of Underlying Instruments, the Collateral Agent) by the Servicer hereunder (including the identification of each item of Diligence Information and Financial and Other Information to be delivered), whether each such document is an original or a copy to be posted in the Transaction Data Room or via physical delivery to the Collateral Custodian (or the Collateral Agent, as applicable), and whether an Administrative Agent Cooperation Agreement will be provided.

“Documentation Package” means, for each Collateral Obligation, the Document Checklist, the Preliminary Documentation Package and the Additional Documentation for such Collateral Obligation, collectively.

“Dollar Equivalent” means, as to any amount in any Specified Currency at any time, such amount converted to USD at the Current FX Rate for such Specified Currency at such time.

“Dollars”, “USD” and the sign “$” mean the lawful money of the United States of America.

“Domicile” means, with respect to any obligor with respect to a Collateral Obligation:

(a)            except as provided in clause (b) below, its country of organization; or

(b)            if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Servicer’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue or value is derived, in each case directly or through Subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Servicer to be the source of the majority of revenues, if any, of such obligor).

The term “Domiciled” has a correlative meaning to the term “Domicile”.

“Draft Instrument” means, with respect to any Originated Collateral Obligation, a substantially final draft of the related loan agreement (or other principal document under which such Originated Collateral Obligation will be made).

“Due Period” means, with respect to any Payment Date, the period commencing on the day immediately following the fifth (5th) Business Day prior to the preceding Payment Date (or in the case of the Due Period relating to the First Payment Date, beginning on the Closing Date) and ending on (and including) the fifth (5th) Business Day prior to such Payment Date (or, (a) in the case of the Due Period relating to the First Payment Date, ending on the fifth (5th) Business Day prior to such First Payment Date and (b) in the case of a Due Period that is applicable to the Payment Date relating to the Maturity Date ending on (and including) the Business Day immediately preceding such Payment Date).

“EBITDA" means, with respect to any Collateral Obligation and the related obligor for any Financial Ratio Test Period, either (a) the meaning of the term “Adjusted EBITDA”, the term “Consolidated EBITDA,” the term “EBITDA” or any comparable term in the Underlying Instruments for such Collateral Obligation (or, in the case of a Collateral Obligation for which the Underlying Instruments have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Obligation, until the first testing period after the Underlying Instruments have been executed), or (b) in the case of any Collateral Obligation with respect to which the Underlying Instruments or marketing materials or financial model (as applicable) do not include a definition of “Adjusted EBITDA”, “Consolidated EBITDA,” “EBITDA” or such comparable term, an amount, for the principal obligor thereunder and any of its parents that are obligated as guarantor or co-borrower pursuant to the Underlying Instruments for such Collateral Obligation (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis in case of any acquisitions)) equal to earnings from continuing operations for such period plus, in each case to the extent deducted in determining earnings from continuing operations for such period, interest expense, income taxes, depreciation and amortization for such period, other non-cash charges and organization costs, extraordinary, one-time and/or non-recurring losses or charges, any other customary add-backs for similarly situated obligors the Calculation Agent deems to be appropriate and any other add-back or subtraction item(s) the Calculation Agent deems to be appropriate.

“Eligible Assignee” means any Person other than a Natural Person that is (x) not a Competitor and (y) is both an Accredited Investor and a Qualified Purchaser and is either (a) a Lender or an Affiliate of such Lender, or (b) a commercial bank or insurance company (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that no Defaulting Lender, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee; provided further that a Competitor shall be an Eligible Assignee if an Event of Default shall have occurred and not otherwise been waived or cured, and the maturity of the Obligations shall have been accelerated.

“Eligible Investment” means any investment that, at the time it, or evidence of it, is Acquired by a Borrower Entity (directly or through an intermediary or bailee), is either cash or one or more of the following obligations or securities (in each case denominated in USD):

(a)            direct debt obligations of, and debt obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America (the obligations of which are expressly backed by the full faith and credit of the United States of America) and such debt obligation satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment by a Borrower Entity for such investment;

(b)            demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including U.S. Bank National Association) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings; and

(c)            money market funds which funds have, at all times, credit ratings “AAAm” by S&P; subject, in each case, to such obligations or securities having a maturity date not later than the earlier of (A) the date that is 60 days after the date of delivery thereof and (B) the Business Day immediately preceding the Payment Date immediately following the date of delivery thereof; provided that Eligible Investments shall not include (1) any interest-only security, any security purchased at a price in excess of 100% of the par value thereof or any security whose repayment is subject to substantial non-credit related risk as determined in the sole judgment of the Servicer, (2) any security whose rating assigned by S&P includes the subscript “f”, “p”, “q”, “pi”, “r”, “sf” or “t” (3) any security that is subject to an Offer or (4) any security secured by real property. Eligible Investments may include those investments with respect to which U.S. Bank National Association or an Affiliate of U.S. Bank National Association is an obligor or provides services.

“Eligible Investment Required Ratings” means a long-term senior unsecured debt rating of at least “A” and a short-term credit rating of at least “A-1” by S&P (or, if such institution has no short-term credit rating, a long-term senior unsecured debt rating of at least “A+” by S&P).

“Enforcement Priority of Payments” is defined in Section 7(c).

“Entitlement Order” is defined in Section 8 102(a)(8) of the UCC.

"Equity Distribution" means any dividend or other distribution, direct or indirect, on account of any Equity Interests of a Borrower now or hereafter outstanding.

“Equity Distribution Test” means, with respect to (a) any Equity Distribution at any time pursuant to the terms set forth herein, (b) any deferred purchase price payments to the Sellers in respect of Collateral Obligations previously contributed by the Seller to the Borrower or (c) any application under any clause of the Interest Priority of Payments or Principal Priority of Payments on any Payment Date, a test satisfied if, on a pro forma basis after giving effect thereto, no Default (unless otherwise consented to by the Administrative Agent), Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or would result or increase therefrom; provided that:

(1)            to the extent such Equity Distribution or payment would otherwise be made out of proceeds of Loans made hereunder, and at such time the Borrower is Committed to Acquire one or more Collateral Obligations but such Collateral Obligations have not yet settled, then such Equity Distribution or payment shall be deferred until the settlement of such Collateral Obligations or such Equity Distribution or payment is otherwise agreed to in writing between the Borrower and the Administrative Agent;

(2)            the Borrower shall have delivered to the Administrative Agent evidence (in a form mutually agreeable to the Administrative Agent and the Borrower) of compliance with such Equity Distribution Test;

(3)            upon the Administrative Agent’s receipt of such evidence, the Administrative Agent shall confirm in its good faith reasonable judgment whether the Borrower has satisfied the Equity Distribution Test and communicate confirmation or non-confirmation regarding satisfaction of such Equity Distribution Test to the Collateral Agent and the Borrower within (i) in the case of an Equity Distribution using proceeds of a Loan (ABL), Interest Proceeds or Principal Proceeds, five (5) Business Days after the Administrative Agent’s receipt of such evidence and (ii) in the case of an Equity Distribution using proceeds of a Loan (Revolver), two (2) Business Days after receipt of the related Funding Notice; provided that if the Administrative Agent shall have not communicated its confirmation or non-confirmation regarding the Borrower’s satisfaction of the Equity Distribution Test to the Collateral Agent and the Borrower within the applicable period after its receipt of such evidence, then the Administrative Agent shall be deemed to have confirmed that the Borrower has satisfied such Equity Distribution Test.

“Equity Holder” means Stone Point Credit Corporation, a Delaware Corporation.

“Equity Holder Collateral Obligations” means, each Collateral Obligation sold and/or contributed by the Equity Holder or the JPM Seller to the Borrower pursuant to a Sale Agreement.

“Equity Holder Purchased Loan Balance” means, as of any date of determination, an amount equal to the Dollar Equivalent of the Aggregate Principal Amount of all Equity Holder Collateral Obligations Acquired by the Borrower Entities prior to such date.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Equity Pledge Agreement” means the Equity Pledge Agreement dated on or around the Initial Credit Date between the Borrower Entities, the Equity Holder, the other Grantors (if any) and the Collateral Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of any Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period for which such Person could be liable under the Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Pension Plan; (j) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) with respect to any Pension Plan the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.

"Escrowed Assignment Agreement Documents" means, with respect to each Collateral Obligation, an Assignment Agreement prepared by the Administrative Agent and executed in blank by (a) the relevant Borrower Entity, as assignor, and (b) if the consent or signature of any affiliate of a Borrower Entity (whether as administrative agent, servicer, registrar or in any other capacity) is or could be required for the transfer of all or any portion of such Collateral Obligation by such Borrower Entity, each such affiliate.

“EUR” means the single currency of the Participating Member States.

“EUR Loan” means a Loan denominated in Euros.

“Event of Default” is defined in Section 9.

“Excess Concentration Amount” shall mean, with respect to any Collateral Obligation, the portion of the Adjusted Balance by which such Collateral Obligation causes any Collateral Portfolio Requirement to be out of compliance, as determined by the Administrative Agent; provided that any such portion expressly approved by the Administrative Agent for inclusion in the relevant Borrowing Base Amount (ABL) or Borrowing Base Amount (Revolver) shall not constitute part of the Excess Concentration Amount provided further that clauses (f) and (g) of the Collateral Portfolio Requirements shall be disregarded for purposes of this definition.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission.

“Excluded Payments” means all Administrative Expenses payable to a Bank Party constituting indemnities, but only to the extent such indemnities became payable to such Person as a result of or arising out of such Person’s gross negligence, fraud or willful misconduct in the performance of its obligations under the Transaction Documents to which it is a party.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date of which: (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(c); and (d) any U.S. withholding Taxes imposed pursuant to FATCA.

“Expected Settlement Price” means, as of any date:

(a)            in respect of any Unsettled Sale Asset, the contractual sale price for such Unsettled Sale Asset to be received by the Borrower Entities from the purchaser of such Collateral Obligation; provided that, if the sale of such Unsettled Sale Asset remains unsettled for more than 30 calendar days, then the “Expected Settlement Price” for such Unsettled Sale Asset will be determined from time to time by the Calculation Agent; and

(b)            in respect of any Unsettled Purchase Asset, the expected purchase price to be paid by a Borrower Entity (based on the applicable Commitment) for such Unsettled Purchase Asset.

“Extraordinary Event” means an event that will occur if (for any reason due to the structure and activities of the Credit Parties and the affiliates thereof involved in the transactions under the Transaction Documents):

(a)            any portion of any payment due from any obligor under any Collateral Obligation becoming properly subject to the imposition of U.S., U.K. or other withholding tax, which withholding tax is not compensated for by a provision under the terms of such Collateral Obligation that would result in the net amount actually received by the Borrower Entities (free and clear of taxes, whether assessed against the obligor thereof or a Borrower Entity) being equal to the full amount that the Borrower Entities would have received had no such deduction or withholding been required; or

(b)            any jurisdiction’s properly imposing a corporate income tax, municipal business tax, net income, profits, net worth or similar tax on a Borrower Entity (including any such tax required to be withheld by such person); or

(c)            any jurisdiction’s properly imposing a withholding tax on payments by a Subsidiary of the Borrower to the Borrower; or

(d)            any Borrower Entity incurs or pays any employee-related liabilities of any Person,

provided in each case that either:

(x)            (1) the Dollar Equivalent of an amount equal to (A) the sum of all Extraordinary Expense Amounts (and, for the avoidance of doubt, whether withheld, paid, incurred or outstanding), minus (B) the sum of (x) all amounts applied to the payment thereof under the Specified Payment Waterfall Provisions and (y) the aggregate amount of all cash contributions received by the Borrower after the Initial Credit Date that are applied to the payment of such amounts, exceeds (2) $10,000,000 (or such larger amount as the Requisite Lenders may consent to in their sole and absolute discretion); or

(y)           the Dollar Equivalent of the sum of all Extraordinary Expense Amounts that are outstanding at any time exceeds $10,000,000 (or such larger amount as the Requisite Lenders may consent to in their sole and absolute discretion) in the aggregate.

“Extraordinary Expense Amounts” means each of the following:

(a)            amounts withheld (or required to be withheld) from payments to the Borrower Entities that is not compensated for by a “gross-up” provision as described in clause (a) of the definition of “Extraordinary Event”;

(b)            the amount of taxes imposed on a Borrower Entity as described in clause (b) of the definition of “Extraordinary Event”;

(c)            amounts withheld (or required to be withheld) from payments to the Borrower by a Subsidiary of the Borrower as described in clause (c) of the definition of “Extraordinary Event”; and

(d)            the amounts payable in respect of employees as described in clause (d) of the definition of “Extraordinary Event”.

“Facility Interest Rate” means, with respect to any permutation of Interest Period and Specified Currency, a rate per annum equal to the sum of (a) the applicable Benchmark plus (b) the Spread plus (c) the Currency Benchmark Adjustment applicable to such Specified Currency.

“Failure to Pay” with respect to a Collateral Obligation shall mean, after the expiration of any applicable grace period (however defined under the terms of the Collateral Obligation), the occurrence of a non-payment of a payment of interest Scheduled to be Due or principal on the Collateral Obligation when due, in accordance with the terms of the Collateral Obligation at the time of such failure. As used herein, “Scheduled to be Due” means, in the case of an interest payment, that such interest payment would be due and payable during the related calculation period for the Collateral Obligation.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any legislation, regulation or guidance giving effect to such intergovernmental agreements.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means each of (a) the Agent Fee Letters and (b) the GS Fee Letter.

“Final Amendment Package” means, with respect to each Amendment to a Collateral Obligation, to the extent not provided in the Initial Amendment Package:

(a)            copies of each executed or agreed amendment, waiver, modification and supplement to such Underlying Instruments, and

(b)            in the case of an Amendment which the Borrower believes, in good faith, is a Specified Change, a description of the rationale of such Amendment.

“Financial and Other Information” means, with respect to each Collateral Obligation, all reports, written financial information, amendments, waivers, supplements and other material written information made available by or on behalf of the related obligors or any administrative agents or servicers (or analogous representatives) to a Borrower Entity as lender under the related Underlying Instruments.

“Financial Asset” is defined in Section 8-102(a)(9) of the UCC.

“Financial Ratio Test Period” means, with respect to any Collateral Obligation, the relevant test period for the calculation of the applicable financial ratio for such Collateral Obligation in the applicable Underlying Instruments or, if no such period is provided for therein, for obligors delivering monthly financing statements, each period of the last twelve consecutive reported calendar months, and for obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal obligor on such Collateral Obligation (provided that, with respect to any Collateral Obligation for which the relevant test period is not provided for in the applicable Underlying Instruments, if an obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed (such date of formation a “Start Date”), the “Financial Ratio Test Period” shall initially include the period from the Start Date to the date of Acquisition, determined on an annualized basis, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such obligor.

“Financing Statements” is defined in Section 9-102(a)(39) of the UCC.

“Firm Bid” means, as to any Collateral Obligation, a good, irrevocable and actionable bid for value given by a creditworthy purchaser to purchase the Collateral Obligation Notional Amount of such Collateral Obligation for cash, expressed as a percentage of such Collateral Obligation Notional Amount, and exclusive of accrued and unpaid interest, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Collateral Obligation, provided that:

(a)            such bid is accompanied by appropriate contact information for the provider of such bid, including the name of the individual or firm responsible for such bid together with his or her telephone number, email address or other analogous contact details;

(b)            such bid is not subject to any Bid Disqualification Condition (and, if any such bid is subject to any Bid Disqualification Condition, the Calculation Agent shall be entitled to disregard such bid as invalid);

(c)            such bid is not submitted by an Affiliate of the Borrower, the Equity Holder or the Servicer; and

(d)            a bid from any Approved Broker Dealer shall be presumed to be a Firm Bid unless the Borrower is notified by the Calculation Agent that such bid does not satisfy the conditions set forth in (a) through (c) above.

All determinations of whether a bid constitutes a Firm Bid shall be made by the Calculation Agent acting in a commercially reasonable manner. No Lender or Agent shall have any obligation to provide a Firm Bid at any time. Neither the Borrower nor any of the Borrower’s Affiliates may provide Firm Bids at any time, unless the Requisite Lenders shall otherwise expressly agree.

“First Lien Collateral Obligation” means a Collateral Obligation (including a unitranche obligation) that is a senior secured Loan Obligation secured by a first lien (subject to permitted liens under the relevant Underlying Instruments that are reasonable and customary for similar loans) on substantially all of the collateral of the underlying obligors (subject to customary carveouts as permitted under the relevant Underlying Instruments), including unitranche loans, but in each case excluding First-Lien Last-Out Collateral Obligations, as determined by the Administrative Agent.

“First-Lien Last-Out Collateral Obligation” means a Collateral Obligation that, although it is secured by a first lien, is a Loan Obligation for which the first-in-first out portion (or any analogous arrangement among lenders that creates a contractual subordination) comprises more than 25% of the aggregate principal amount of such obligation as of its issue date (or at any time thereafter), all as determined by the Administrative Agent.

“First Payment Date” means September 15, 2023.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Collateral is subject to no equal or prior Lien and is not subject to any other Liens, except in each case for Permitted Liens.

“Fixed Rate Collateral Obligation” means an obligation that bears interest at a fixed rate.

“Foreign Lender” is defined in Section 2.15(c).

“Floating Rate” means, with respect to any Loan in any Specified Currency for any Interest Period, an interest rate per annum equal to the rate set forth in the table below opposite such Specified Currency for such Interest Period:

Specified Currency	Floating Rate
EUR	Adjusted EURIBOR Rate
GBP	Adjusted SONIA
USD	Adjusted Term SOFR

Notwithstanding the foregoing, if, in the determination of any Floating Rate for any Loan in EUR, GBP or USD for any Interest Period, no rate having a duration equal to such Interest Period is available on the relevant Screen Page or other applicable source or reference for such rate hereunder, then the Floating Rate for such Specified Currency for such Interest Period shall be determined by the Administrative Agent by interpolating on a linear basis between (1) the applicable rate for the longest period (for which an interest rate is available on such Screen Page) that is shorter than the Interest Period of that Loan; and (2) the applicable rate for the shortest period (for which an interest rate is available on such Screen Page) that is longer than the Interest Period of that Loan. Following any Benchmark Transition Event and the occurrence of the relevant Benchmark Transition Start Date, the table above and the meaning of the term “Floating Rate” with respect to any affected Specified Currency shall be automatically revised to reflect any applicable change in Benchmark.

The Floating Rate for each Loan will be adjusted automatically with respect to all Loans then outstanding as of the effective date of any change in the Applicable Reserve Requirement.

“FRBNY” means the Federal Reserve Bank of New York.

“Fund Affiliates” means any private funds managed by the Servicer that are not, and are not subsidiaries of, the Equity Holder.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“GBP” means the lawful currency of the United Kingdom.

“GBP Loan” means a Loan denominated in GBP.

“general intangibles” is defined in the UCC.

"GICS Industry" means the industry classifications set forth in Schedule B, as such industry classifications may be updated in the sole discretion of the Administrative Agent, in consultation with the Servicer, with more recent industry classifications published by MSCI Inc.

"GICS Sector" means the sector classifications set forth in Schedule B, as such sector classifications may be updated in the sole discretion of the Administrative Agent, in consultation with the Servicer, with more recent sector classifications published by MSCI Inc.

“Goldman Sachs” is defined in the preamble.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, the United Kingdom, the European Union or any other foreign entity or government (including any successor to any of the foregoing).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over or confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto. The term “Granted” has a correlative meaning.

“Grantor” is defined in the Pledge and Security Agreement or the Equity Pledge Agreement, as applicable.

“GS Fee Letter” means the Fee Letter dated on or around the Closing Date between Goldman Sachs and the Borrower with respect to the Upfront Fee to be paid to Goldman Sachs.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“IC Memorandum” means, with respect to any Originated Collateral Obligation, the investment committee memorandum (or similar document) prepared by or on behalf of the Servicer that supports the applicable Borrower Entity’s investment decision to originate such Originated Collateral Obligation.

“Increased Amount Date” is defined in Section 2.1(e).

“Increased-Cost Lenders” is defined in Section 2.18.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, fees, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and out-of-pocket disbursements of outside counsel for Indemnitees, including in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof), the performance of the Indemnitees of their respective obligations hereunder or thereunder or the consummation of any transactions contemplated hereby or thereby, any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral) and any reasonable and documented out-of-pocket attorneys’ fees and expenses of outside counsel for the Indemnitees and reasonable and documented court costs and any losses incurred directly as a result of a successful defense, in whole or in part, of any claim that an Agent breached its standard of care or (b) any Fee Letter or any other fee letter delivered by any Agent or any Lender to the Borrower with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided, that “Indemnified Liabilities” shall not include (i) special, punitive, indirect, incidental, exemplary or consequential damages (including lost profits), even if the Borrower has been advised of the possibility of such damages and regardless of the form of action unless actually incurred or payable by the Indemnitee, (ii) any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, fees, costs, expenses or disbursements to the extent the same have resulted from the bad faith, gross negligence, fraud or willful misconduct of such Indemnitee or (iii) fees and out-of-pocket disbursements for more than one local outside counsel for each relevant jurisdiction for each Indemnitee as to any matter for which indemnification is sought.

“Indemnified Taxes” means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Entity under any Transaction Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 11.3(a).

“Independent” means as to any Person, any other Person (including a firm of accountants or lawyers and any member thereof or an investment bank and any member thereof) who (a) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, (b) is not connected with such Person as an officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions and (c) is not Affiliated with a firm that fails to satisfy the criteria set forth in clauses (a) and (b). “Independent” when used with respect to any accountant may include an accountant who audits the books of any Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Ethics of the American Institute of Certified Public Accountants.

“Independent Manager” means a natural person who (a) for the five-year period prior to his or her appointment as Independent Manager has not been, and during the continuation of his or her service as such Independent Manager is not: (1) an employee, director, equityholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an independent director or independent manager of Affiliates of the Borrower that are structured to be “bankruptcy remote” in a manner substantially similar to the Borrower); (2) a customer or supplier of the Borrower or any of its Affiliates (other than a supplier of his or her service as an independent director or independent manager of the Borrower or such Affiliate); or (3) any member of the immediate family of a person described in clause (1) or (2) above; and (b) has (1) prior experience as an independent director or independent manager for a corporation, limited liability company or limited partnership whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, limited liability company, or limited partnership could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Ineligible Asset” means (a) any equity security or any other interest or security that is not eligible for purchase by a Borrower Entity under the Transaction Documents, whether or not received with respect to a Collateral Obligation, or (b) any interest or security purchased as part of a “unit” with a Collateral Obligation and that itself is not eligible for purchase by a Borrower Entity under the Transaction Documents.

“Initial Amendment Package” means, with respect to any Amendment to a Collateral Obligation which the Borrower believes, in good faith, is a Specified Change:

(e)            to the extent provided to the Borrower, copies of the near-final draft documentation in connection with any amendment, waiver, modification and supplement to any Underlying Instrument governing such Collateral Obligation (including with respect to the imposition of a replacement index for the London interbank offered rate), and

(f)            a description of the rationale for such Amendment.

“Initial Credit Date” means the date on which the first Credit Extension is made hereunder.

“Initial FX Rate” means, with respect to any Collateral Obligation, the Current FX Rate for such Collateral Obligation as at the date on which the Acquisition of such Collateral Obligation has been approved pursuant to the provisions set forth in the Transaction Documents.

If a Borrower Entity has Committed to Acquire a Collateral Obligation in more than one lot and/or a Collateral Obligation has been added to the Underlying Portfolio in more than one lot (for example, by Commitments or Acquisitions on separate days), then each lot of such a Collateral Obligation shall be treated as separate Collateral Obligations for purposes of determining the Initial FX Rates therefor.

“instruments” is defined in the UCC.

“Interest Collection Account” the trust account maintained pursuant to Section 6.2(a).

“Interest Only Security” means any obligation or security that does not provide in the related Underlying Instruments for the payment or repayment of a stated principal amount in one or more installments on or prior to its Stated Maturity.

“Interest Period” means:

(a)            the period from (and including) the Closing Date or with respect to each Credit Extension, the related Credit Date (as applicable) to but excluding the immediately following Payment Date, and

(b)            each successive period from and including each Payment Date to but excluding the immediately following Payment Date until the Obligations (other than contingent obligations for which no claim has been asserted) are repaid in full.

“Interest Priority of Payments” is defined in Section 7(a).

“Interest Proceeds” means, with respect to any Payment Date, without duplication:

(a)            all payments of interest and dividends, commitment fees and facility fees received during the related Due Period on the Pledged Obligations (including any Reinvestment Income) and any compensation on account of delayed settlement of any Pledged Obligation, other than (x) any payment of interest received on any Defaulted Obligation if the outstanding principal amount thereof then due and payable has not been received by the Borrower Entities after giving effect to the receipt of such payments of interest and (y) the amounts as specified in clause (f) of the definition of Principal Proceeds;

(b)            to the extent not included in the definition of “Sale Proceeds”, if so designated by the Servicer and notice thereof is conveyed in writing to the Collateral Agent, the Administrative Agent and the Collateral Administrator, any portion of the accrued interest received during the related Due Period in connection with the sale of any Pledged Obligations (excluding accrued interest received in connection with the sale of (x) Defaulted Obligations if the outstanding principal amount thereof has not been received by the Borrower after giving effect to such sale or (y) an asset that was Acquired with Principal Proceeds);

(c)            unless otherwise designated by the Servicer as Principal Proceeds and notice thereof is conveyed in writing to the Collateral Agent, the Administrative Agent and the Collateral Administrator, all amendment and waiver fees, all late payment fees and all other fees received during such Due Period in connection with the Pledged Obligations, excluding (A) fees received in connection with Defaulted Obligations (but only to the extent that the outstanding principal amount thereof has not been received by the Borrower Entities); (B) premiums (including prepayment premiums) constituting Principal Proceeds in accordance with subclause (c) of the definition thereof; and (C) fees received in connection with the lengthening of the maturity of the related Collateral Obligation or the reduction of the par of the related Collateral Obligation, in each case, as determined by the Servicer with notice to the Collateral Agent, the Administrative Agent and the Collateral Administrator;

(d)            any recoveries on Defaulted Obligations during the related Due Period in excess of the outstanding principal amount thereof;

(e)            (x) any amounts remaining on deposit in the Interest Collection Account from the immediately preceding Payment Date and (y) any Principal Proceeds transferred to the Interest Collection Account for application as Interest Proceeds as expressly provided for herein; and

(f)            all payments of principal and interest on Eligible Investments purchased with the proceeds of any of subclauses (a) through (e) of this definition (without duplication), provided that:

(1)            in connection with the final Payment Date, Interest Proceeds shall include any amount referred to in subclauses (a) through (f) above that is received from the sale of Collateral Obligations on or prior to the day immediately preceding the final Payment Date; and

(2)            the Servicer, by written notice to the Collateral Agent and the Administrative Agent, may from time to time designate amounts that would otherwise constitute “Interest Proceeds” hereunder to, instead, constitute Principal Proceeds hereunder (“Designated Principal Proceeds”), provided that, at the time of such designation and after giving effect thereto, sufficient Interest Proceeds are then on deposit in the Interest Collection Account in the relevant currencies to cover (x) the full amount of interest that will have accrued on and be payable hereunder in respect of the Loans on the next succeeding Payment Date in accordance with the Priority of Payments and (y) the aggregate amount of Administrative Expenses will have accrued on and be payable hereunder on the next succeeding Payment Date in accordance with the Priority of Payments.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Interest Reference Amount” means on any date the sum of (A) the greater of (i) the Loan Amount (ABL) and (ii) the Minimum Utilization Amount and (B) the Loan Amount (Revolver).

“Intermediary” is defined in Section 6.1.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“investments” is defined in the UCC.

“investment property” is defined in the UCC.

“ISDA Definitions” means the 2014 ISDA Credit Derivatives Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for credit rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“JPM Sale Agreement” means the Loan Sale Agreement dated on or around the Closing Date between the JPM Seller and the Borrower.

“JPM Seller” means SPCC Funding I LLC.

“Judgment Currency” and “Judgment Currency Conversion Date” are defined in Section 11.22.

“knowledge” of a Person means the actual knowledge of an Authorized Officer of such Person.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Guarantor” means the Equity Holder.

“Limited Guaranty” means the Non-Recourse Carveout Guaranty Agreement dated on or around the Closing Date between the Limited Guarantor and the Collateral Agent.

“Liquidity Condition” means a condition satisfied in relation to a Syndicated Collateral Obligation or Bond on any date that (1) in the case of a Loan Obligation, such Loan Obligation has a LoanX liquidity score of 1-3, (2) at least two (2) dealer bid-side quotes are regularly available with respect to such Collateral Obligation from Loan X Mark It Partners, Loan Pricing Corporation, Interactive Data Corporation, FINRA TRACE or another nationally recognized pricing service, or (3) solely in the case of a Bond, at least five (5) trades have been made in obligations of the obligor for such Collateral Obligation in the prior ten (10) Business Days in an average volume greater than $2,000,000 as reported by FINRA TRACE.

“Liquid Syndicated Collateral Obligation” means a Syndicated Collateral Obligation that, at the relevant time and as determined by the Administrative Agent, has an Asset Current Price of 95% or greater.

“Loan” is defined in Section 2.1(a).

“Loan Amount” means, as at any time, the sum of the Loan Amount (ABL) and the Loan Amount (Revolver).

“Loan Amount (ABL)” means, as at any time, the aggregate principal amount of the Loans (ABL) outstanding at such time.

“Loan Amount (Revolver)” means, as at any time, the aggregate principal amount of the Loans (Revolver) outstanding at such time.

“Loan Obligation” means a commercial loan.

“Make-Whole Amount” means, in connection with a Make-Whole Event during the Make-Whole Period and without duplication of any Make-Whole Amount paid previously on the same Make-Whole Event, and if the date on which such Make-Whole Event occurs is prior to the last day of the Make-Whole Period, the product of (a) the amount of the relevant Make-Whole Reduction, (b) the Spread and (c) the actual number of days until the last day of the Make-Whole Period divided by 360.

“Make-Whole Event” means each Voluntary Commitment Reduction of the Commitment (ABL) or termination of the Commitment (ABL) following a Make-Whole Event of Default; provided that a prepayment of Loans (1) during the continuance of a Rejection-Related Prepayment Right, (2) following the imposition of increased costs or other amounts by any Lender or the occurrence any event described in Section 2.13, or (3) following the date that Goldman Sachs Bank USA or any of its Affiliates no longer serves as Administrative Agent or Lender hereunder, shall not be a Make-Whole Event.

“Make-Whole Event of Default” means the occurrence of an Event of Default set forth in clauses (a), (b)(1), (f), or (m) of the definition thereof or any other Event of Default arising from the intentional failure of the Borrower (or the Servicer on its behalf) to perform its obligations under this Agreement.

“Make-Whole Period” means the period from the Closing Date to and including August 14, 2025.

“Make-Whole Reduction” means in relation to a Make-Whole Event the amount of the relevant Voluntary Commitment Reduction of the Commitment (ABL) or terminated amount of the Commitment (ABL) following a Make-Whole Event of Default.

“Margin Account” means Margin Account (ABL) and the Margin Account (Revolver).

“Margin Account (ABL)” means the trust account maintained pursuant to Section 6.3(c).

“Margin Account (Revolver)” means the trust account maintained pursuant to Section 6.3(c).

“Margin Stock” means Margin stock as defined under Regulation U, including any debt security which is by its terms convertible into “Margin Stock”.

“Margining Agreement” means the Margining Agreement dated as of the Closing Date among the Borrower, the Administrative Agent and the Calculation Agent.

“Material Action” means to: (a) file or consent to the filing of any bankruptcy, insolvency or reorganization petition under any applicable federal, state or other law relating to a bankruptcy naming a Borrower Entity as debtor or other initiation of bankruptcy or insolvency proceedings by or against a Borrower Entity, or otherwise seek, with respect to a Borrower Entity, relief under any laws relating to the relief from debts or the protection of debtors generally; (b) seek or consent to the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for a Borrower Entity or all or any portion of its properties; (c) make or consent to any assignment for the benefit of a Borrower Entity’s creditors generally; (d) admit in writing the inability of a Borrower Entity to pay its debts generally as they become due; (e) petition for or consent to substantive consolidation of a Borrower Entity with any other person; (f) amend or alter or otherwise modify or remove all or any part of Sections 4 or 5 of the Constitutive Documents of the Borrower or any similar provision of the Constitutive Documents of any other Borrower Entity; or (g) amend, alter or otherwise modify or remove all or any part of the definition of “Independent Manager” or the definition of “Material Action” (or any similar or analogous term or provision) in the Constitutive Documents of any Borrower Entity.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) the ability of any Credit Party to fully and timely perform its Obligations; (c) the legality, validity, binding effect or enforceability against a Credit Party of a Transaction Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any other Secured Party under any Transaction Document.

“Material Contract” means any contract or other arrangement to which any Borrower Entity is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“maturity” means, with respect to any Collateral Obligation, the date on which such obligation shall be deemed to mature (or its maturity date), which shall be the earlier of (a) the Stated Maturity of such obligation and (b) if a Borrower Entity has a right to require the obligor of such Collateral Obligation to purchase, redeem or retire such Collateral Obligation (at par) on any one or more dates prior to its Stated Maturity (a “put right”) and the Servicer determines that it shall exercise such put right on any such date, the maturity date shall be the date specified in a certification provided to the Collateral Agent, the Administrative Agent and Collateral Administrator.

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date and (b) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Facility Amount (ABL)” means, at any date, (a) $250,000,000 plus (b) the aggregate amount of New Commitments that have become effective after the Closing Date and on or prior to such date.

“Maximum Facility Amount (Revolver)” means, at any date, $50,000,000.

“Monetary Default” means, with respect to any Collateral Obligation and the related obligor, an “Event of Default” as defined under the Underlying Instrument for such Collateral Obligation relating to a default by a party in the payment of money (other than ordinary course expense reimbursements) when due under a contractual arrangement (after giving effect to any applicable grace period otherwise specified), or a default by such party in the performance or observance of any other obligation thereunder (after giving effect to any applicable grace period otherwise specified) that by its terms can be cured solely by the payment of money.

“money” is defined in the UCC.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Person” means a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

“New Commitments” and “New Loan” are defined in Section 2.1(e).

“Non-Consenting Lender” is defined in Section 2.18.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Private Asset” means a Collateral Obligation designated as such pursuant to Section 8.2(a).

“Non-USD Currency” means any currency (other than USD).

“Non-Utilization Fees” is defined in Section 2.7(c).

“Note” means a promissory note substantially in the form of Exhibit E, or otherwise in substance satisfactory to the Borrower, the Administrative Agent and the Requisite Lenders.

“Obligation Currency” is defined in Section 11.22.

“Obligations” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several or independent) of every nature of each Credit Party, including obligations from time to time owed to the Agents (including former Agents), the Bank Parties, the Lenders or any of them, under any Transaction Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), Ancillary Amounts, Agent Fees, other fees, expenses, indemnification or otherwise.

“Offer” means, with respect to any Collateral Obligation or Eligible Investment, any offer by the obligor thereof or by any other Person made to all of the holders thereof to purchase or otherwise Acquire such Collateral Obligation or Eligible Investment; to exchange such Collateral Obligation or Eligible Investment for any other security, debt obligation, Cash or other property (other than, in any case, pursuant to any redemption in accordance with the terms of any related Underlying Instrument or for the purpose of registering the security or debt obligation); or, with respect to any Collateral Obligation that constitutes a Bond, any solicitation by the obligor thereof or any other Person to amend, modify or waive any provision of such Bond.

“Officer” means, (a) with respect to a Borrower Entity, any member of such Borrower Entity or any other Person authorized by such Borrower Entity to take any and all actions necessary to consummate the transactions contemplated by the Transaction Documents; (b) with respect to any other entity that is a partnership, any general partner thereof or any Person authorized by such entity; (c) with respect to any other entity that is a limited liability company, any member thereof or any Person authorized by such entity; and (d) with respect to the Collateral Agent and any bank or trust company acting as trustee of an express trust or as custodian or agent, any vice president or assistant vice president of such entity or any officer customarily performing functions similar to those performed by a vice president or assistant vice president of such entity.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Opinion of Counsel” means a written opinion addressed to the Administrative Agent and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent, of a nationally or internationally recognized law firm or an attorney admitted to practice (or law firm, one or more of the partners of which are admitted to practice) before the highest court of any State of the United States or the District of Columbia (or of any other relevant jurisdiction, in the case of an opinion relating to the laws of such other jurisdiction) in the relevant jurisdiction, which attorney may, except as otherwise expressly provided in this Agreement, be counsel for the Borrower or the Servicer and which attorney or firm shall be reasonably satisfactory to the Administrative Agent. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and otherwise satisfactory which opinions of other counsel shall accompany such Opinion of Counsel and shall be addressed to the Administrative Agent and Collateral Agent (or shall state that the Administrative Agent and the Collateral Agent shall be entitled to rely thereon).

“Organizational Documents” means (a) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association and its by-laws; (b) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement; (c) with respect to any general partnership, its partnership agreement and (d) with respect to any limited liability company, its articles of organization and its operating agreement. If any term or condition of this Agreement or any other Transaction Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official. Without limiting the foregoing, the Constitutive Documents of any Person shall constitute Organizational Documents for such Person.

“Original Asset Amount” means, for any Collateral Obligation, the par amount of such Collateral Obligation Acquired by the Borrower Entities (stated in the Specified Currency in which such Collateral Obligation is denominated). The Original Asset Amount for a Collateral Obligation shall be a static number that shall not change during the term of this Agreement, regardless of any Dispositions (in whole or in part) of or other realization or recoveries on such Collateral Obligation.

“Originated Collateral Obligation” means a Collateral Obligation that a Borrower Entity or an agent or Affiliate thereof Commits to originate.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, or enforcement or registration of, from the receipt of perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document.

“Pari-Passu Obligation” means other indebtedness for borrowed money owing by the obligor on a Collateral Obligation to the extent that such Collateral Obligation is pari passu or subordinated to such other indebtedness.

“Participant Register” is defined in Section 11.6(g)(1).

“Participation” means an interest in a loan or other debt obligation Acquired indirectly by way of participation from a Selling Institution.

“PATRIOT Act” is defined in Section 3.1.

“Payment Account” means each of the trust accounts maintained pursuant to Section 6.3(a).

“Payment Date” means each of the following, as applicable:

(a)            the First Payment Date;

(b)            thereafter, each three-month anniversary of the First Payment Date to, but excluding, the Maturity Date; and

(c)            the Maturity Date.

If any such date is not a Business Day, the Payment Date shall be the next following Business Day.

“Payment Period” means each period from, and including, a Payment Date (or in the case of the first Payment Period, the Closing Date) to but excluding the immediately succeeding Payment Date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA and in respect of which the Borrower or any ERISA Affiliate thereof (and, solely with respect to the definition of “ERISA Event”, in respect of which any Credit Party or any ERISA Affiliate thereof) is an “employer” as defined in Section 3(5) of ERISA.

“Permitted Additional Subsidiary” means a direct wholly owned Subsidiary of the Borrower that is formed with the express consent of the Administrative Agent (which consent the Administrative Agent may give, withhold or condition in its sole and absolute discretion).

“Permitted Lien” means, with respect to the Collateral: (a) security interests, liens and other encumbrances created pursuant to the Transaction Documents; (b) with respect to agented Collateral Obligations, customary security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of such obligor under the related facility; (c) Liens for Taxes if such Taxes shall not at the time be due and payable, a Person is contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person or the failure to pay such Taxes would not reasonably be expected to result in a Material Adverse Effect and (d) the restrictions on transferability (if any) imposed by any Underlying Instrument.

“Permitted Repurchases” is defined in Section 8.3.

“Permitted RIC Distribution” means an Equity Distribution to the Equity Holder (from the Collection Account or otherwise) to the extent required to allow the Equity Holder to make sufficient distributions to allow the Equity Holder to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Equity Holder in or with respect to any taxable year of the Equity Holder (or any calendar year, as relevant), in each case as evidenced by the Borrower to the Administrative Agent in a manner reasonably acceptable to the Administrative Agent; provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equity Holder shall not exceed 115% of the amounts that the Borrower would have been required to distribute to the Equity Holder to: (i) allow the Equity Holder to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Equity Holder’s liability for federal income taxes in relation to the Borrower imposed on (x) its investment company taxable income in relation to the Borrower pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code, (B) after the occurrence and during the continuance of an Event of Default, all such distributions shall be prohibited unless otherwise consented to by the Administrative Agent in writing (including via email) in its reasonable discretion), and (C) amounts may be distributed pursuant to this definition only on (x) a date that is a Payment Date or (y) any additional date selected by the Borrower pursuant to Section 7(e).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” means Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated on or around the Initial Credit Date between the Borrower, the other Grantors (if any) and the Collateral Agent.

“Pledged Obligations” means, on any date of determination, the Collateral Obligations and the Eligible Investments owned by the Borrower Entities that have been Granted to the Collateral Agent under the Transaction Documents.

“Power of Attorney” means the power of attorney dated on or around the Initial Credit Date by the Borrower Entities in favor of the Collateral Agent for the benefit of the Secured Parties.

“Preliminary Documentation Package” means, for each Collateral Obligation, (a) the original executed note (if any) or an electronic copy thereof; (b) in the case of Collateral Obligations acquired by assignment, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the Borrower; (c) in the case of Originated Collateral Obligations by the Borrower, a copy of the principal loan agreement governing such Collateral Obligation; and (d) any applicable Administrative Agent Cooperation Agreements.

“Prepayment Notice” means a notice substantially in the form of Exhibit F.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Balance” means as of any date of determination, with respect to (a) any Collateral Obligation, the Collateral Obligation Notional Amount (excluding any deferred or capitalized interest thereon) of such Collateral Obligation on such date; and (b) any Eligible Investment or Cash, the Balance of such Eligible Investment or Cash.

“Principal Collection Account” means the Principal Collection Account (ABL) and the Principal Collection Account (Revolver), as applicable.

“Principal Collection Account (ABL)” means the trust account maintained pursuant to Section 6.2(b).

“Principal Collection Account (Revolver)” means the trust account maintained pursuant to Section 6.2(b).

“Principal Office” means, for each Agent, such Person’s office as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent, the Collateral Agent and each Lender.

“Principal Payments” means, with respect to any Payment Date, an amount equal to the sum of any cash payments of principal (including optional or mandatory redemptions or prepayments) received on the Pledged Obligations during the related Due Period, including payments of principal received in respect of exchange offers and tender offers and recoveries on Defaulted Obligations up to the outstanding principal amount thereof, but not including Sale Proceeds.

“Principal Proceeds” means, with respect to any Payment Date, without duplication:

(a)            all Principal Payments received during the related Due Period on the Pledged Obligations;

(b)            any amounts, distributions or proceeds (including resulting from any sale) received in cash on any Defaulted Obligations (other than proceeds that constitute Interest Proceeds under subclause (b) or (e) of the definition thereof) during the related Due Period to the extent the outstanding principal amount thereof then at the time such obligation became a Defaulted Obligation has not been received by a Borrower Entity after giving effect to the receipt of such amounts, distributions or proceeds, as the case may be;

(c)            all premiums (including prepayment premiums) received during the related Due Period on the Collateral Obligations;

(d)            any Principal Proceeds and unused proceeds designated for application as Principal Proceeds as expressly provided for herein;

(e)            Sale Proceeds received during the related Due Period;

(f)            any accrued interest purchased after the Closing Date with Principal Proceeds that is received after the First Payment Date;

(g)            all other payments received during the related Due Period on the Collateral not included in Interest Proceeds;

(h)            all Designated Principal Proceeds;

(i)            all proceeds of any Loan not immediately applied to one of the purposes described in Section 2.3(a), (b), (c) or (e).

“Principal Priority of Payments” is defined in Section 7(b).

“Priority of Payments” is defined in Section 7.

“Private Asset” means a Collateral Obligation designated as such pursuant to Section 8.2(a).

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Proceeds” means (a) any property (including but not limited to Cash and securities) received as a Distribution on the Collateral or any portion thereof, (b) any property (including but not limited to Cash and securities) received in connection with the sale, liquidation, exchange or other disposition of the Collateral or any portion thereof and (c) all proceeds (as such term is defined in the UCC) of the Collateral or any portion thereof.

“Process Agent” is defined in Section 11.16.

“Proposed Collateral Obligation” means a loan obligation or bond that the Borrower, or the Servicer on its behalf, has proposed to be Acquired by a Borrower Entity.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Loans of any Lender at any time, the percentage obtained by dividing (a) the outstanding principal amount of the Loans plus the aggregate unused Commitments of that Lender at such time by (b) the aggregate outstanding principal amount of the Loans plus the aggregate unused Commitments of all Lenders at such time.

“Protected Purchaser” is defined in Section 8-303 of the UCC.

“Qualified Purchaser” means “qualified purchaser” within the meaning of the Investment Company Act.

“Qualifying Participation” means a Participation in a Collateral Obligation that meets each of the following criteria:

(a)            the Selling Institution is a lender on such Collateral Obligation;

(b)            the aggregate participation in such Collateral Obligation granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which such Selling Institution is a lender under such Collateral Obligation;

(c)            such Participation does not grant, in the aggregate, to the participant in such Participation a greater interest than such Selling Institution holds in the Collateral Obligation that is the subject of the participation;

(d)            the entire purchase price for such Participation is paid in full (without the benefit of financing from the Selling Institution) at the time of the relevant Borrower Entity’s Acquisition thereof;

(e)            the Participation provides the participant all of the economic benefit and risk of the whole or part of the Collateral Obligation that is the subject of the Participation;

(f)            such participation is documented under a Loan Syndications and Trading Association or similar agreement standard for loan participation transactions among institutional market participants (unless in each case consented to by the Administrative Agent in its sole and absolute discretion); and

(g)            such Participation is not a sub-participation interest.

“Quarterly Report” means the quarterly report provided to the Collateral Agent pursuant to Section 6.5(b).

“Quotation Day” means, in relation to any Interest Period:

(a)            for any GBP Loan, two (2) SONIA Business Days before the Interest Period; and

(b)            for any EUR Loan, two (2) Target Settlement Days before the first day of the Interest Period;

provided that (1) if market practice in the relevant interbank market for any Specified Currency differs from any clause of this definition, the Quotation Day for such Non-USD Currency will be determined by the Administrative Agent in accordance with then-current market practice in such relevant interbank market and (2) and if quotations would customarily be given by leading banks in the relevant interbank market on more than one day during any Interest Period, the Quotation Day will be the last of those days.

“Ramp-Up Period” means the period commencing on the Closing Date and ending on the nine-month anniversary of the Closing Date (the “Ramp-Up Period End Date”).

“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Recurring Revenue Loan” means a Collateral Obligation the extensions of credit under which, or a maintenance covenant applicable to which, is calculated on the basis of “recurring revenue” for a stated period rather than EBITDA, as determined by the Calculation Agent in its sole discretion.

“Redenomination Event” means:

(a)            with respect to the Euro, that (x) the Euro is no longer used as the common currency of the European Union or (y) any member of the Euro zone as of the Closing Date ceases to use the Euro as its lawful currency; provided that this clause (y) shall only apply to any Credit Party or its Collateral Obligations if such Credit Party or underlying obligors on Collateral Obligations are domiciled in or have substantial assets in, or derive substantial revenues from, any one or more jurisdictions whose lawful currencies as of the Closing Date are affected by any one or more of the events or circumstances referred in this clause (a);

(b)            with respect to any Specified Currency (including Euros):

(1)            such currency splits into dual or multiple currencies;

(2)            any jurisdiction that uses such Specified Currency as its lawful currency as of the Closing Date introduces other currencies for all or some purposes;

(3)            any event has occurred or circumstance has arisen that would materially restrict (x) the authority of a Lender to purchase or sell, or to take deposits of, or otherwise enter into transactions denominated in, such Specified Currency or (y) the availability or transferability of such Specified Currency; or

(4)            any event has occurred or circumstance has arisen that generally makes it impossible to deliver (x) such Specified Currency from accounts inside the country or countries for which the Specified Currency is the lawful currency to accounts outside such country or countries or (y) such Specified Currency between accounts inside the country or countries for which the Specified Currency is the lawful currency or to a party that is a nonresident of such country or countries; or

(c)            any other analogous event or circumstance exists with respect to any Specified Currency.

“Redenomination Event Determination” is defined in Section 2.10.

“Reference Time” means, with respect to the setting of the then-current Benchmark (i) with respect to Adjusted Term SOFR, the time determined by the Administrative Agent in accordance with the definition of “Adjusted Term SOFR” hereunder, (ii) with respect to Adjusted SONIA, the time determined by the Administrative Agent in accordance with the definition of “Adjusted SONIA” hereunder, (iii) with respect to the Adjusted EURIBOR Rate, the time determined by the Administrative Agent in accordance with the definition of “Adjusted EURIBOR Rate” hereunder, and (iv) with respect to any other Floating Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” is defined in Section 2.4(b).

“Registered” means a debt obligation that is issued after July 18, 1984 and that is in registered form within the meaning of Section 881(c)(2)(B)(i) of the Code and the United States Treasury regulations promulgated thereunder.

“Regulation A”, “Regulation D”, “Regulation T”, “Regulation U” and “Regulation X” mean Regulations A, D, T, U and X, respectively, of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Reinvestment Criteria” means the criteria set forth in the Transaction Documents (including, as applicable, the criteria set forth in the definitions of “Collateral Obligation Criteria” and “Collateral Portfolio Requirements” set forth therein and, in the case of a Collateral Obligation (ABL), obtaining the consent of the Administrative Agent on behalf of the Lenders) that, pursuant to the terms set forth in the Transaction Documents are required to be satisfied as a condition to the Acquisition of a Collateral Obligation.

“Reinvestment Income” means any interest or other earnings on unused proceeds deposited in the Principal Collection Account.

“Reinvestment Period” means the period from the Closing Date to and including the earlier of (x) the three-year anniversary of the Closing Date, (y) the date on which an Extraordinary Event occurs and (z) the Maturity Date.

“Rejected Acquisition” is defined in Section 8.2(a)(iv).

“Rejection-Related Prepayment Right” means a right that shall arise if, during any 12-month period, (i) the Borrower has requested approval to purchase at least twelve (12) Proposed Collateral Obligations (x) that satisfy the definition of Collateral Obligation Criteria (other than clause (b) or clause (u) of the definition thereof) and (y) the Diligence Information with respect to which has been made available to the Administrative Agent, and (ii) the cumulative Original Asset Amount of Rejected Acquisitions occurring during such 12-month period is equal or greater to the product of (i) 30% and (ii) the aggregate Original Asset Amount of Proposed Collateral Obligations proposed by the Borrower for funding with a Loan (ABL) during such 12-month period.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the FRBNY, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or FRBNY, or any successor thereto.

“Replacement Lender” is defined in Section 2.18.

“Representative Currency Swap” means, in respect of any Interest Period and any Loan denominated in a Specified Currency other than USD, a hypothetical fully collateralized swap agreement with customary terms at mid-market levels that could be executed by the Administrative Agent in the relevant currency market exchanging (a) an amount of interest calculated at the Floating Rate applicable to the relevant non-USD Specified Currency for the relevant Interest Period for (b) an amount of interest calculated at the Floating Rate applicable to USD for the relevant Interest Period, in each case in respect of a notional amount equal to the principal amount of such Loan and a maturity equal to the Scheduled Maturity Date.

“Requisite Lenders” means, at any time, Lenders holding more than 50% of the sum of (a) the aggregate principal amount of the Loans outstanding at such time and (b) the aggregate unused Commitments at such time (but, to the extent there is more than one Lender at such time, “Requisite Lenders” will not include any Defaulting Lender).

“Reserved Expenses” is defined in Section 6.3(b).

“Restructuring” means, with respect to a Collateral Obligation, a “Restructuring” (as defined in Section 4.7 of the ISDA Definitions) has occurred in respect of the Collateral Obligation except that, for such purposes, Section 4.7(a)(iv) of the ISDA Definitions shall be amended to include the following prior to “; or”: “or a release of liens or other credit support for the Obligation; or any other change that materially reduces the level of subordination enhancing the Obligation”. For purposes of this Agreement, the “Multiple Holder Obligation” provisions of the ISDA Definitions will not be applicable in determining whether any such Restructuring occurs.

"Revenue" means, with respect to any Collateral Obligation and the related obligor for any Financial Ratio Test Period, either (a) the definition of annualized recurring revenue used in the Underlying Instruments, or any comparable term for “Revenue”, “Recurring Revenue” or “Adjusted Revenue” in the Underlying Instruments or (b) in the case of any Collateral Obligation with respect to which the Underlying Instruments do not include a definition of “Revenue”, “Recurring Revenue” or “Adjusted Revenue” or comparable term, the amount of revenues of such obligor in respect of perpetual licenses, subscription agreements, maintenance streams, service, support, term license, management services, transactional revenues, membership services, hosting or other similar and perpetual cash flow streams identified by the Calculation Agent (including, without limitation, software as a service subscription revenue), of the related obligor and any of its parents or subsidiaries that are obligated with respect to such Collateral Obligation pursuant to the Underlying Instruments.

“Sale Agreements” means collectively, the Sale and Contribution Agreement, the JPM Sale Agreement and other relevant sales and/or contributions, if any, to be identified.

“Sale and Contribution Agreement” means the Loan Sale and Contribution Agreement dated on or around the Closing Date between the Equity Holder and the Borrower.

“Sale Proceeds” means all amounts representing:

(a)            proceeds from the sale or other disposition of any Collateral Obligation or any other property received by a Borrower Entity;

(b)            at the Servicer’s sole discretion (with notice to the Collateral Agent, the Administrative Agent and the Collateral Administrator), any accrued interest received in connection with any Eligible Investment purchased with any proceeds described in subclause (a) above; and

(c)            any proceeds of the foregoing, including from the sale of Eligible Investments purchased with any proceeds described in subclause (a) above (including any accrued interest thereon, but only to the extent so provided in subclause (b) above).

In the case of each of subclauses (a) through (c), Sale Proceeds shall only include proceeds received on or prior to the last day of the relevant Due Period (or with respect to the final Payment Date, the day immediately preceding the final Payment Date).

“Sanctions” and “Sanctions Laws” are defined in Section 4.18.

“Scheduled Maturity Date” means the five-year anniversary of the Closing Date, provided that the Borrower and the Administrative Agent (acting at the direction of the Lenders) may agree on an extended date in their sole discretion.

“Schedule of Collateral Obligations” means the schedule of Collateral Obligations, which shall list each Collateral Obligation Acquired by the Borrower Entities, delivered pursuant to Section 3 on the Initial Credit Date, or any other schedule substantially in the same form, and supplemented, in either case, by additional information regarding Collateral Obligations Acquired by the Borrower Entities, in each case as amended from time to time to reflect the release of Collateral Obligations and the inclusion of Collateral Obligations pursuant to the terms and conditions hereof.

“S&P” means Standard & Poor’s Financial Services LLC.

“Screen Page” means the page of the Thompson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) (or on the appropriate page of such other information service which publishes that rate from time to time in place of Thompson Reuters). If any such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Collateral Administrator.

“Second Lien Collateral Obligation” means a Collateral Obligation that is (1) a First-Lien Last-Out Collateral Obligation or (2) a Loan Obligation that is second priority under applicable law to another loan or bond of the same obligor that is secured by assets whose value does not constitute a material portion of the value of all assets of such obligor (subject to liens permitted under the applicable credit agreement that are reasonable and customary for similar loans, and liens accorded priority by law in favor of the United States or any state or agency), all as determined by the Administrative Agent.

“Secured Parties” means the Agents and the Lenders and each other Person (if any) identified as a “Secured Party” in any of the Collateral Documents.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“securities” is defined in the UCC.

“Securities Account Control Agreement” means the Securities Account Control Agreement dated on or around the Initial Credit Date between the Borrower Entities and the Bank, as Collateral Agent, U.S. Bank National Association, as Securities Intermediary, and the Administrative Agent.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission.

“Securities Intermediary” is defined in Section 8-102(a)(14) of the UCC.

“Security Entitlement” is defined in Section 8-102(a)(17) of the UCC.

“Seller” means each of:

(a)            under the Sale and Contribution Agreement, the Equity Holder,

(b)            under the JPM Sale Agreement, the JPM Seller; and

(c)            under each other Sale Agreement, the “Seller” designated therein.

“Selling Institution” means an institution from which a Participation would be Acquired.

“Senior Unitranche Loan” means a senior unitranche loan with respect to which the Total Net Leverage Ratio is greater than 5.0x, but with no other senior or junior funded term debt in the capital structure, or as determined by the Calculation Agent in its discretion.

“Servicer” means Stone Point Credit Corporation, in its capacity as “Servicer” under the Servicing Agreement. Each reference herein to the Servicer shall be deemed to constitute a reference as well to (a) any agent of the Servicer and to any other Person to whom the Servicer has delegated any of its duties hereunder in accordance with the terms of the Servicing Agreement, in each case during such time as and to the extent that such agent or other Person is performing such duties and (b) to a successor servicer appointed in accordance with the Servicing Agreement.

“Servicing Agreement” means a servicing agreement dated on or around the Closing Date between the Borrower Entities and the Servicer relating to the Servicer’s performance on behalf of the Borrower Entities of certain servicing duties with respect to the Collateral.

“Servicing Fee” means the fees payable to the Servicer under the Servicing Agreement.

“SOFR” means, for any day, the secured overnight financing rate published for such day by the FRBNY, as the administrator of the benchmark, (or a successor administrator) on the FRBNY’s website.

“Specified Change” means any Amendment with respect to a Collateral Obligation that, in the commercially reasonable determination of the Calculation Agent, has the effect of:

(a)            waiving the payment of cash interest or permitting any cash interest to be deferred or capitalized and added to the principal amount of such Collateral Obligation;

(b)            delaying or extending the maturity date or the date of any scheduled principal payment or amortization schedule (other than in connection with any scheduled amortization or any permitted voluntary or mandatory prepayment);

(c)            modifying the interest rate thereon (excluding any modification of an interest rate arising (i) by operation of a default or penalty interest clause in the related Underlying Instruments for such Collateral Obligation, (ii) pursuant to a contractual pricing grid set forth in the related Underlying Instruments, or (iii) due to the imposition of any of SOFR, Euribor, BBSW, BBSY or SONIA as a replacement index for the London interbank offered rate occurring on or prior to June 30, 2023);

(d)            contractually or structurally subordinating such Collateral Obligation;

(e)            substituting, altering or releasing the underlying assets securing such Collateral Obligation, and such substitution, alteration or release materially and adversely affects the value of such Collateral Obligation (taken as a whole);

(f)            reducing or forgiving any or all of the principal thereof (other than in connection with any scheduled amortization or any permitted voluntary or mandatory prepayment);

(g)            [Reserved];

(h)            amending any default provision under any Underlying Instrument with respect to the Collateral Obligation in a manner that is materially adverse to any Lender (as determined by the Administrative Agent);

(i)            resulting in (a) any change to deadlines, grace periods or extensions for the delivery of quarterly or annual financial reporting information, or materially reduces the scope of financial information being provided in respect of such reports, with respect to the related obligor (subject to Section 8.5(c)) or (b) any material reduction in the frequency or total number of any appraisals required thereunder;

(j)            waiving or forbearing a default or an event of default under the Underlying Instruments governing such Collateral Obligation, or amending the related grace periods, in each case in a manner that is materially adverse to any Lender;

provided that, as determined by the Administrative Agent reasonably and in good faith (after receipt of the related Initial Amendment Package or Final Amendment Package, as applicable, and an opportunity for the Borrower to consult with the Administrative Agent) a Specified Change shall include an Amendment that could reasonably be expect to have a material adverse effect on (1) the business, operations, properties, assets or financial condition of the related obligors (taken as a whole); (2) the ability of the related obligors to fully and timely perform their obligations under the related Underlying Instruments in any material respect; (3) the legality, validity, binding effect or enforceability against the related Underlying Instruments (taken as whole); (4) the rights, remedies and benefits available to, or conferred upon the Borrower (including as agent or lender) or any other related secured party under the related Underlying Instruments (taken as whole); or (5) the ability of or price at which the Borrower or any successor in interest to the Borrower may sell, participate or otherwise transfer the related Collateral Obligation;

provided further that any amendment to effect (or facilitate) a transition from LIBOR (or any successor reference rate if such rate is not or will not be available or is not or will no longer be representative) to a new reference rate is not a Specified Change.

“Specified Credit Party” means a Credit Party other than the Limited Guarantor.

“Specified Currency” each of USD, GBP or EUR or as may be otherwise approved by the Administrative Agent in its sole discretion. The "Specified Currency" applicable to any obligation, payment or Collateral Obligation means:

(a)            in respect of principal and interest payments on Loans hereunder, the currency in which each such Loan is denominated, in each case, subject to and in accordance with this Agreement;

(b)            in respect of any obligation or payment to be made hereunder or under any of the other Transaction Documents or in connection herewith or therewith other than as set forth in clause (a), USD, unless payment in another currency is specifically approved in writing by the Administrative Agent; and

(c)            in respect of any Collateral Obligation, the currency (if any) in which such Collateral Obligation is denominated and payable as may be approved by the Requisite Lenders.

“Specified Information” is defined in Section 5.14.

“Specified Payment Amounts” means, with respect to any Payment Date, all Extraordinary Expense Amounts that the Servicer has designated in writing to the Collateral Agent and the Administrative Agent, prior to the related Determination Date, as the “Specified Payment Amounts” (if any) for such Payment Date.

“Specified Payment Waterfall Provisions” means clause (13) of the Interest Priority of Payments) and clause (8) of the Principal Priority of Payments.

“Specified Person” is defined in Section 10.7(b).

“Spread” means 3.10% per annum.

“Stated Maturity” means, with respect to any security or debt obligation, the date specified in such security or debt obligation as the fixed date on which the final payment of principal of such security or debt obligation is due and payable or, if such date is not a Business Day, the next following Business Day.

“Structured Finance Obligation” means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.

“Subordinate Interests” means the rights of the Borrower and the Equity Holder in and to the Collateral.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Successor Servicer” means a replacement Servicer appointed in the manner and to the extent provided in the Servicing Agreement.

“Successor Servicing Fees” means any management fees payable to a successor Servicer as agreed between the Borrower, the Administrative Agent and any such successor Servicer.

“Syndicated Collateral Obligation” means any Collateral Obligation that (a)(i) is Acquired by the Borrower at a price (calculated as of the date of Acquisition or commitment to acquire by the Borrower) equal to or greater than 75.0% (expressed as a percentage of par of the related Collateral Obligation Notional Amount but excluding any accrued interest) and (ii) at the time of determination, (1) is a broadly syndicated commercial loan; (2) is secured by a pledge of collateral, which security interest is validly perfected and is a Collateral Obligation; (3) has a collateral value or enterprise value securing such Loan Obligation (as determined in good faith by the Servicer on or about the time of origination) that is equal to or in excess of (i) the outstanding principal balance of such Loan Obligation plus (ii) all other loans of equal or higher seniority secured by the same collateral; (4) has a senior facility size of $200,000,000 or greater and has an EBITDA for the prior twelve (12) calendar months of $50,000,000 or greater (after giving pro forma effect to any acquisition in connection therewith); (5) is rated by either S&P or Moody’s (or the obligor is rated by S&P or Moody’s) at the time of Acquisition by the Borrower; (6) has a LoanX liquidity score of 1-3 at the later of (x) the time of Acquisition or (y) five (5) Business Days following the issuance of such Syndicated Collateral Obligation and (7) at least two (2) dealer bid-side quotes are regularly available with respect to such Loan from Loan X Mark It Partners, Loan Pricing Corporation or another nationally recognized pricing service at the later of (x) the time of Acquisition or (y) five (5) Business Days following the issuance of such Syndicated Collateral Obligation; or (b) is otherwise deemed to be a Syndicated Collateral Obligation by the Administrative Agent, in each case determined as of the date of Acquisition of such Collateral Obligation by the Administrative Agent, provided that if a Collateral Obligation otherwise qualifies on its date of Acquisition as Syndicated Collateral Obligation except for prong (4) above later becomes in compliance with prong (4), the Administrative Agent may, upon the written request of the Servicer, reclassify such Collateral Obligation as Syndicated Collateral Obligation. If a Collateral Obligation no longer meets the requirements to be a Syndicated Collateral Obligation, as determined by the Administrative Agent in good faith in its reasonable discretion, it shall be deemed not to be a Syndicated Collateral Obligation for all purposes hereunder.

“Syndication Agent” is defined in the preamble.

“Synthetic Security” means a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Utilization Percentage” is defined in Section 2.7(d).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Tax Jurisdiction” means the Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, Curaçao or Ireland.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Terminated Lender” is defined in Section 2.18.

“Total Net Leverage Ratio” means, with respect to any Collateral Obligation and the related obligor for any Financial Ratio Test Period, either (a) the meaning of “Total Net Leverage Ratio” or comparable term set forth in the Underlying Instruments for such Collateral Obligation, or (b) in the case of any Collateral Obligation with respect to which the Underlying Instruments do not include a definition of “Total Net Leverage Ratio” or comparable term, the ratio obtained by dividing (i) the indebtedness (including the full drawn but not the undrawn amount of any revolving and delayed draw indebtedness) of the related obligor (including indebtedness of such obligor that is junior in terms of payment or lien priority to the Collateral Obligation of such obligor held by the Borrower) as of such date, minus the Unrestricted Cash of such obligor as of such date by (ii) EBITDA of such obligor for the Financial Ratio Test Period.

“Tranche” is defined in Section 2.1.

“Transaction Accounts” means (a) the Interest Collection Account, the Payment Account, the Collateral Account, the Principal Collection Account, the Margin Account and the Unfunded Reserve Account; and (b) with respect to each Borrower Entity other than the Borrower, such accounts designated by the Administrative Agent.

“Transaction Data Room” means a password-protected electronic data room established by the Borrower or the Servicer on its behalf, access to which shall be available and provided at all times to the Collateral Agent, on behalf of the Secured Parties, and the Administrative Agent.

“Transaction Document” means any of this Agreement, the Notes (if any), the Fee Letters, the Collateral Administration Agreement, the Sale Agreements and Transfer Supplements, the Administrative Agent Cooperation Agreement, the Limited Guaranty, the Collateral Documents, the Servicing Agreement, the Margining Agreement, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the Closing Date.

"Transferable" means an obligation that is transferable to institutional investors without any contractual, statutory or regulatory restriction, provided that none of the following shall be considered contractual, statutory or regulatory restrictions:

(a)            contractual, statutory or regulatory restrictions that provide for eligibility for resale pursuant to Rule 144A or Regulation S promulgated under the United States Securities Act of 1933 (and any contractual, statutory or regulatory restrictions promulgated under the laws of any jurisdiction having a similar effect in relation to the eligibility for resale of an obligation);

(b)            restrictions on permitted investments such as statutory or regulatory investment restrictions on insurance companies and pension funds; or

(c)            restrictions in respect of blocked periods on or around payment dates or voting periods.

“Transfer Date” means each Purchase Date under (and as defined in) the Sale Agreements.

“Transfer Supplement” means the supplement to Schedule I of each of the Sale Agreements, delivered on each Transfer Date.

“Trust Officer” means, when used with respect to the Collateral Agent, any officer within the Corporate Trust Services Division (or any successor group of the Collateral Agent) including any director, managing director, vice president, assistant vice president, associate or officer of the Collateral Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, or to whom any corporate trust matter is referred at the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, in each case having direct responsibility for the administration of this Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unapproved Originated Collateral Obligation Condition” means, with respect to any Originated Collateral Obligation, that the Underlying Instruments for such Originated Collateral Obligation do not at the time of Acquisition by the Borrower (in the Administrative Agent’s sole and absolute judgment) conform substantially to the IC Memorandum and Draft Instruments for such Originated Collateral Obligation delivered by the Borrower, and the Administrative Agent notifies the Borrower within ten (10) Business Days of the date on which the Underlying Instruments are delivered hereunder.

“Underlying Instruments” means, with respect to any Collateral Obligation, (a) the executed and final indenture, credit agreement or other agreement pursuant to which such Collateral Obligation has been issued or created, (b) each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries, and (c) all related principal closing documents, including, in each case, any Specified Changes thereto.

“Underlying Portfolio” means the portfolio of Collateral Obligations (including Unsettled Sale Assets) or Unsettled Purchase Assets, as applicable, owned by the Borrower Entities or Committed to be owned by the Borrower Entities from time to time.

“Unfunded Exposure Amount” means on any date of determination, with respect to any Delayed Drawdown Collateral Obligations, the Dollar Equivalent of the aggregate amount (without duplication) of all unfunded commitments (the funding of which is subject only to the satisfaction of customary conditions to borrowing for revolving or delayed draw credit facilities including accuracy of representations and warranties made by the related obligor, satisfaction of certain financial covenants and the absence of any default or event of default under the Underlying Instruments) pursuant to such Collateral Obligations.

“Unfunded Reserve Account” means the trust account maintained pursuant to Section 6.3(d).

“Unfunded Reserve Account Shortfall” means the amount, if any by which the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Exposure Amount.

“Unfunded Reserve Required Amount” means, with respect to the Delayed Drawdown Collateral Obligations included in the Collateral, the greater of

(I)             an amount equal to the aggregate sum, for each such Delayed Drawdown Collateral Obligation, of an amount equal to:

(a)            the Unfunded Exposure Amount in respect of such Delayed Drawdown Collateral Obligation, minus

(b)            the Unfunded Exposure Amount in respect of such Delayed Drawdown Collateral Obligation times the Asset Current Price of such Delayed Drawdown Collateral Obligation (expressed as percentage of par) times the Advance Rate then in effect for such Delayed Drawdown Collateral Obligation; and

(II)            the excess, if any of (x) the sum of the Unfunded Reserve Account Shortfall and the Loan Amount (ABL) over (y) the Adjusted Maximum Facility Amount (ABL).

provided that after the Reinvestment Period or upon the occurrence of an Event of Default, the Unfunded Reserve Required Amount shall equal the Unfunded Exposure Amount.

“Unrestricted Cash” means “Unrestricted Cash” or any comparable term in the Underlying Instruments for any Collateral Obligation, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments), as reflected on the most recent financial statements of the related obligor that have been delivered to the Borrower.

“Unsettled Purchase Asset” means, as of any date, an asset that a Borrower Entity has Committed to Acquire and in respect of which the Acquisition by such Borrower Entity has not yet settled.

“Unsettled Sale Asset” means, as of any date, a Collateral Obligation that a Borrower Entity has Committed to sell and in respect of which the sale by such Borrower Entity has not yet settled.

“USD Loan” means a Loan denominated in U.S. Dollars.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” is defined in Section 2.15(c).

“U.S. Person” is defined in Regulation S under the Securities Act.

“U.S. Tax Compliance Certificate” is defined in Section 2.15(c).

“Warranty Collateral Asset” is defined in Section 6.1 of the Sale and Contribution Agreement.

1.2.            Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Schedule A shall be prepared in accordance with GAAP as in effect at the time of such preparation.

1.3.            Interpretation, Etc.

(a)            Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(b)            References to any statute or code shall, unless otherwise specified, be deemed to refer to such statute or code and all rules and regulations promulgated thereunder, all as amended, modified, supplemented, waived, restated, amended and restated, replaced or otherwise modified from time to time.

(c)            References to:

(1)            any agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, modified, supplemented, waived, restated, amended and restated, replaced or otherwise modified from time to time;

(2)            any Person shall, unless otherwise specified, include references to such Person’s successors and assigns; and

(3)            any Person acting in any particular capacity shall, unless otherwise specified, include references to such Person’s successors and assigns in such capacity, provided that the foregoing is without prejudice to the rights or remedies available to a party herein or in any of the other Transaction Documents that restricts, limits or imposes conditions upon, or provides consequences for, any amendments, successions or assignments.

1.4.            Assumptions as to Collateral Obligations, Etc.

(a)            In connection with all calculations required to be made pursuant to this Agreement with respect to Distributions on any Pledged Obligations, or any payments on any other assets included in the Collateral, and with respect to the income that can be earned on Distributions on such Pledged Obligations and on any other amounts that may be received for deposit in the Transaction Accounts, the provisions set forth in this Section 1.4 shall be applied.

(b)            All calculations with respect to Distributions on the Pledged Obligations shall be made by the Servicer on the basis of information as to the terms of each such Pledged Obligation and upon report of payments, if any, received on such Pledged Obligation that are furnished by or on behalf of the obligor with respect to such Pledged Obligation and, to the extent they are not manifestly in error, such information or report may be conclusively relied upon in making such calculations. To the extent they are not manifestly in error, any information or report received by the Servicer (other than those prepared by the Servicer), the Collateral Agent, the Collateral Administrator, the Collateral Custodian or the Administrative Agent with respect to the Collateral Obligations may be conclusively relied upon in making such calculations.

(c)            For each Due Period, the Distribution on any Pledged Obligation (other than a Defaulted Obligation, which shall be, until any Distribution is actually received by a Borrower Entity from such Defaulted Obligation, assumed to have a Distribution of zero) shall be the minimum amount, including coupon payments, accrued interest, scheduled Principal Payments, if any, by way of sinking fund payments which are assumed to be on a pro rata basis or other scheduled amortization of principal, return of principal, and redemption premium, if any, assuming that any index applicable to any payments on a Pledged Obligation that is subject to change is not changed, that, if paid as scheduled, will be available in the Interest Collection Account or the Principal Collection Account, at the end of the Due Period net of withholding or similar taxes to be withheld from such payments (but taking into account payments made in respect of such taxes that result in the net amount actually received by a Borrower Entity (free and clear of taxes, whether assessed against such obligor thereof, the counterparty with respect thereto, or such Borrower Entity) being equal to the full amount that such Borrower Entity would have received had no such deduction or withholding been required).

(d)            All calculations under this Agreement shall be in U.S. Dollars unless otherwise specified. For purposes of this Agreement, unless otherwise specified, calculations with respect to all amounts or assets received, held or required to be paid in a currency other than U.S. Dollars shall be made on the basis of the Dollar Equivalent thereof.

(e)            No Agent warrants, nor accepts responsibility, nor shall have any liability with respect to, the administration, submission or any other matter related to (1) the Benchmark, the Floating Rates, the Base Rates, the Prime Rate or, in each case, any comparable or successor rate thereto or (2) the Screen Pages or any successors or replacements thereto.

(f)            To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth therein, the Collateral Administrator shall be entitled to request direction from the Servicer (which shall be subject to confirmation by the Administrative Agent) as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction, and together with the Bank Parties, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(g)            Any direction or Borrower Order required hereunder relating to the Acquisition, sale, disposition or other transfer of Collateral may be in the form of a trade ticket, confirmation of trade, “SWIFT” message, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol) from the Borrower (or the Servicer) on which the Bank Parties may rely.

(h)            For purposes of (1) the Schedule of Collateral Obligations or a list of Collateral Obligations prepared in accordance with this Agreement, (2) the Daily Reports, (3) the Quarterly Reports, (4) the Additional Reports prepared in accordance with this Agreement and (5) preparing any other reports hereunder, Collateral Obligations Committed to be Acquired by a Borrower Entity shall be treated as owned or Acquired by such Borrower Entity (with the Collateral Agent deemed to have a perfected security interest or charge in such Collateral Obligation) and Collateral Obligations Committed to be sold by a Borrower Entity shall be treated as having been sold by such Borrower Entity and shall not be treated as owned by such Borrower Entity.

(i)            For all purposes hereunder, “Total Debt,” “Total Net Leverage Ratio,” “Revenue,” and “EBITDA” shall be determined by the Calculation Agent pursuant to the terms hereof.

Section 2.      LOANS AND COMMITMENTS

2.1.            Loans and Commitments.

(a)            Loans (ABL). During the Availability Period (ABL), subject to the terms and conditions hereof, each Lender severally agrees to make Credit Extensions in the form of revolving loans to the Borrower in any Specified Currency (each, a “Loan (ABL)” and, together with any deemed Loan pursuant to Section 6.3(d) and any Loan (Revolver), the “Loans”) in an aggregate amount up to but not exceeding such Lender’s Commitment (ABL) as then in effect; provided that:

(1)            after giving effect to the making of any Loan (ABL), the Loan Amount (ABL) does not exceed the lesser of (x) the Adjusted Maximum Facility Amount (ABL) and (y) the Borrowing Base Amount (ABL) at such time; and

(2)            unless otherwise consented to by the Administrative Agent, Loans (ABL) shall not occur more frequently than two (2) times per calendar week.

Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed during the Availability Period (ABL). Each Lender’s Commitment (ABL) shall terminate immediately and without further action at 6:00 p.m. (New York City time) on the last day of the Availability Period (ABL).

(b)            Loans (Revolver). During the Availability Period (Revolver), subject to the terms and conditions hereof, each Lender severally agrees to make Credit Extensions in the form of short term revolving loans to the Borrower in any Specified Currency (each, a “Loan (Revolver)”) in an aggregate amount up to but not exceeding such Lender’s Commitment (Revolver) as then in effect; provided that:

(1)            after giving effect to the making of any Loan (Revolver), the Loan Amount (Revolver) does not exceed the lesser of (x) the Adjusted Maximum Facility Amount (Revolver) and (y) the Borrowing Base Amount (Revolver) at such time; and

(2)            unless otherwise consented to by the Administrative Agent, Loans (Revolver) shall not occur more frequently than two (2) times per calendar week.

Amounts borrowed pursuant to this Section 2.1(b) may be reborrowed during the Availability Period (Revolver). Each Lender’s Commitment (Revolver) shall terminate immediately and without further action at 6:00 p.m. (New York City time) on (x) last day of the Availability Period (Revolver) and (y) the date of a Clean-Up Call Event.

(c)            Borrowing Mechanics for Loans.

(1)            Loans in each Specified Currency hereunder shall be in an aggregate minimum amount equal to the Applicable Minimum Amount for such Specified Currency and, in each case, integral multiples equal to the Applicable Integral Multiple for such Specified Currency in excess of that amount (or such lesser amount as shall constitute the entire Commitment then available).

(2)            Subject to Section 2.1(d), whenever the Borrower desires that Lenders make Credit Extensions, the Borrower shall deliver to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) a fully executed Funding Notice no later than 10:00 a.m. (New York City time) at least:

(A)            in the case of Credit Extensions in U.S. Dollars, one (1) Business Day in advance of the proposed Credit Date; and

(B)            in the case of Credit Extensions in other Specified Currencies, three (3) Business Days in advance of the proposed Credit Date;

or, in each case, such period shorter as may be agreed by the Requisite Lenders and the Administrative Agent.

(3)            [Reserved].

(4)            For each Credit Extension, the Administrative Agent shall notify the Borrower, the Collateral Agent, the Collateral Administrator and each Lender of the principal amount of the Loans to be made in each Specified Currency and the related Facility Interest Rate that will be applicable thereto, along with each Lender’s respective Pro Rata Shares thereof (which Pro Rata Shares shall be equal to the Loan amount that each Lender will be obligated to fund in each Specified Currency to the Borrower on the related Credit Date). Such notice shall be provided by the Administrative Agent with reasonable promptness, but not later than 10:00 a.m. (New York City time) on such Credit Date.

(5)            For each Credit Extension, each Lender shall make the amount of its Loans available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the related Credit Date by wire transfer of same day funds in the applicable Specified Currency at the principal office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on such Credit Date by causing an amount of same day funds to be deposited in the Principal Collection Account for application of such proceeds in accordance with Section 2.3 or as otherwise agreed between the Administrative Agent and the Borrower.

(6)            If a funding does not occur on any Credit Date because any condition precedent to such requested Credit Extension herein specified has not been met or not all Lenders have made their respective Loans on such date, then the Administrative Agent shall return any amounts received to the respective Lenders without interest.

(7)            Notwithstanding anything in this Section 2.1(c) to the contrary, if before 11:00 a.m. on any Quotation Day with respect to a Credit Extension in a Specified Currency other than USD:

(A)            a Lender notifies the Administrative Agent that one or more Specified Currencies needed for it to fund its Pro Rata Share of such Loan is not readily available to it; or

(B)            a Lender notifies the Administrative Agent that it believes in good faith that compliance with its obligation to fund its Pro Rata Share of such Loan in the requested Specified Currency would cause it to contravene a law or regulation applicable to it, then (A) the Administrative Agent shall give notice to the Borrower (with a copy to the Collateral Agent) to that effect by 3:00 p.m. on such Quotation Day and (B) such Lender shall be required to make such Loan in USD (rather than in such non-USD Specified Currency). If one or more Lenders are unable to make such Loan in USD but one or more other Lenders are able to make such Loan in the requested Specified Currency, the Administrative Agent may, if in its sole and absolute discretion it elects to do so, request the Lenders to consult with each other with a view to reducing or eliminating adverse consequences that could arise as a result of such Loans being denominated in different currencies.

(8)            Loans made hereunder on different dates and in different Specified Currencies and having different Facility Interest Rates will each constitute separate “Tranches” of Loans hereunder.

(d)            Notices. Each Funding Notice shall be executed by an Authorized Officer of the Borrower in a writing delivered to the Administrative Agent. In lieu of delivering a Funding Notice, the Borrower may give Administrative Agent telephonic notice by the required time of any proposed Credit Extension; provided that each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to the Administrative Agent on or before the close of business on the date that the telephonic notice is given; provided that a Funding Notice for all Loans made on the Initial Credit Date may, in the Administrative Agent’s sole and absolute discretion, be deemed to have been provided by other documentation satisfactory to the Administrative Agent. In the event of a discrepancy between the telephone notice and the written Funding Notice, the written Funding Notice shall govern. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

(e)            Commitment Increases.

(1)            The Borrower may from time to time, by written notice delivered to the Administrative Agent during the Availability Period (ABL), request an increase to the existing Commitments (ABL) (any such increase, “New Commitments”) by an amount not less than U.S.$25,000,000 in the case of each such increase (or such lesser amount which shall be approved by Administrative Agent), and integral multiples of U.S.$1,000,000 in excess of that amount, which amount shall be deducted from the Commitments (Revolver). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than twenty (20) Business Days after the date on which such notice is delivered to the Administrative Agent or such shorter period of time as consented to by the Administrative Agent. Each such New Commitment shall be subject to consent of the Administrative Agent and the Lenders in their sole and absolute discretion.

(2)            Such New Commitments shall become effective as of such Increased Amount Date, provided that (A) the Administrative Agent and the Lenders shall have consented to such New Commitments in their sole and absolute discretion; (B) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments; (C) each of the conditions set forth in Section 3.2 shall be satisfied as if such Increased Amount Date were a Credit Date; (D) the Borrower shall make any payments required pursuant to Section 2.7 and the Fee Letters in connection with such New Commitments; and (E) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(3)            On any Increased Amount Date on which New Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (A) each New Commitment shall be deemed for all purposes a “Commitment (ABL)” and each Loan made thereunder (a “New Loan”) shall be deemed, for all purposes, a “Loan (ABL)”. The terms and provisions of the New Commitments shall be identical to the terms and conditions of the Commitments (ABL), and the terms and conditions of the New Loans shall be identical to the terms and conditions of the Loans (ABL).

(f)            Revolver Commitment Conversion. On any date on which the Administrative Agent determines that five (5) or more Proposed Collateral Obligations or Collateral Obligations (Revolver) purchased by the Borrower Entities are Ineligible Assets, then at the election of the Administrative Agent (in its sole discretion) (x) the Commitments (Revolver) shall be deemed Commitments (ABL) (the “Converted Revolver Commitments”), (y) any outstanding Loans (Revolver) shall be deemed Loans (ABL) and (z) all Collateral Obligations (Revolver) that have been approved by the Administrative Agent pursuant to Section 8.4 to be a Collateral Obligation (ABL) shall, with the consent of the Administrative Agent, be deemed Collateral Obligations (ABL); provided that a Proposed Collateral Obligation or Collateral Obligation (Revolver) which is an Ineligible Asset solely due to the failure to satisfy clause (b), clause (r), clause (u) or clause (ii) of the Collateral Obligation Criteria shall not be deemed an Ineligible Asset for purposes of this Section 2.1(f) (but shall be an Ineligible Asset for all other purposes hereunder) if the Borrower had a good faith belief at the time of Acquisition of such asset that clauses would be satisfied.

2.2.            Pro Rata Shares; Availability of Funds

(a)            Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)            Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If the Administrative Agent has made such corresponding amount available to the Borrower but such corresponding amount is not in fact made available to the Administrative Agent by such Lender, then the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall on or prior to the next Payment Date pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the interest rate otherwise payable pursuant to Section 2.5. If (1) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (2) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (3) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the applicable Credit Date, then such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount and the Borrower shall have no obligation to pay interest on any amounts not so advanced. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3.            Use of Proceeds.

The proceeds of the Loans made hereunder shall be used solely:

(a)            to Acquire Collateral Obligations (and, pending such Acquisitions, to deposit funds into the applicable Principal Collection Account);

(b)            in the case of Loans (Revolver) only, to Acquire Proposed Collateral Obligations (and, pending such Acquisitions, to deposit funds into the applicable Principal Collection Account);

(c)            to fund the Borrower’s payment of the costs and expenses payable hereunder, under the Fee Letters (including the Upfront Fees) and the other Transaction Documents;

(d)            [Reserved];

(e)            to make deposits in one or more of the Transaction Accounts as separately agreed by the Borrower and the Administrative Agent (notice of which shall be provided to the Collateral Agent and the Collateral Administrator);

(f)            to fund the Unfunded Reserve Account to the extent the Unfunded Reserve Account is required to be funded pursuant to Section 6.3(d) and to fund drawdowns on Delayed Drawdown Collateral Obligations;

(g)            (x) subject to the satisfaction of the Equity Distribution Test, to make Equity Distributions (including Permitted RIC Distributions) to the Equity Holder and (y) to make deferred purchase price payments to the Equity Holder in respect of Collateral Obligations previously contributed by the Equity Holder to the Borrower, in each case subject to the requirements of Section 7(e).

2.4.            Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)            Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts and currencies of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that (1) the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Loans; and (2) in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)            Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to (1) any entry relating to such Lender’s Loans and (2) the identity of the other Lender’s (but not any information with respect to such other Lenders’ Loans) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 11.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(c)            Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least five (5) Business Days prior to the Initial Credit Date, or at any time after the Initial Credit Date, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) on the Initial Credit Date (or, if such notice is delivered after the Initial Credit Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans. If Notes are delivered to any Lender, the Borrower may establish commercially reasonable procedures for replacing lost or stolen Notes.

2.5.            Interest on Loans; Minimum Interest Amount.

(a)            Interest Accruals. Except as otherwise set forth herein, and subject to Section 2.5(b) below, each Tranche of Loans shall bear interest on the unpaid principal amount thereof in relation to each Interest Period from the Closing Date or the related Credit Date (as applicable) through repayment (whether by acceleration or otherwise) thereof at an amount equal to the sum of the daily amounts outstanding during such Interest Period, which shall be the product of (A) the Facility Interest Rate applicable to the Specified Currency of such Tranche and (B) the Interest Reference Amount for such day (the resulting product, the “Base Accrued Interest”).

(b)            [Reserved].

(c)            Interest Rate Determinations and Payments. On each Payment Date, the Borrower shall pay to Collateral Agent for distribution to the Lenders an amount equal to the sum of the Base Accrued Interest amounts determined in relation to each Loan for the related Payment Period (the “Accrued Interest”), in accordance with the Priority of Payments. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the Facility Interest Rate that shall apply to each of the Loans for which an interest rate is then being determined for the applicable Interest Period (including the amounts set forth under clause (a) above), and shall promptly give notice thereof (setting forth in reasonable detail the basis for calculating such amounts) to the Borrower, the Collateral Agent, the Collateral Administrator and each Lender.

(d)            Day-Count Fractions, Etc.

(1)            Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues, except that any interest accruing at a Base Rate shall be computed on the basis of a 365-day year. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided that, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(2)            Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on each Payment Date, upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid and at maturity of the Loans, including final maturity of the Loans, in each case in accordance with the Priority of Payments or otherwise as expressly provided herein.

2.6.            Default Interest.

(x) Following the occurrence and during the continuance of an Event of Default set forth in clause (e) or (f) of the definition thereof and otherwise (y) upon written notice from the Administrative Agent following the occurrence and during the continuance of an Event of Default, the principal amount of all Loans then outstanding and, to the extent permitted by applicable law, any interest thereon, and all Ancillary Amounts owing hereunder, shall bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to such Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not in and of itself constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Secured Party.

2.7.            Ancillary Amounts; Etc.

(a)            Agent Fees. The Borrower has agreed to pay to the Agents such fees (the “Agent Fees”), in the amounts and on the dates, as are set forth in the Agent Fee Letters.

(b)            [Reserved]

(c)            Upfront Fees. The Borrower shall pay to each Lender, on the Closing Date and on the earlier of (x) the one-year anniversary of the Closing Date and (y) the Maturity Date, a fee (the “Upfront Fee”) in the amount set forth in the GS Fee Letter as the “Upfront Fee”. Such Upfront Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(d)            Non-Utilization Fees. During the Reinvestment Period, the Borrower agrees to pay to Lenders non-utilization fees (the “Non-Utilization Fees”) on the Daily Non-Utilization Fee Calculation Amount as in effect from time to time at a rate per annum equal to 0.75%. Non-Utilization Fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable in arrears pursuant to the Priority of Payments or as otherwise expressly stated herein.

As used herein,

“Daily Non-Utilization Fee Calculation Amount” means, for each day during the Reinvestment Period, an amount equal to the excess (if any) of (x) the Adjusted Maximum Facility Amount (ABL) in effect on such day over (y) the greater of the Minimum Utilization Amount and the Loan Amount (ABL) on such day.

“Minimum Utilization Amount” means on any date an amount equal to (x) the Adjusted Maximum Facility Amount (ABL) times (y) the “Target Utilization Percentage” for such date set out below.

Minimum Utilization Payment Table
Period		Target Utilization Percentage
From (but excluding)	To (and including)
Closing Date	Three month anniversary of the Closing Date	30%
Three month anniversary of the Closing Date	Six month anniversary of the Closing Date	50%
Six month anniversary of the Closing Date	Nine month anniversary of the Closing Date	70%
Nine month anniversary of the Closing Date	Last day of the Availability Period (ABL)	80%

For the avoidance of doubt, the Target Utilization Percentage is zero during the Amortization Period.

2.8.            Prepayments; Voluntary Commitment Reductions.

(a)            Voluntary Prepayments.

(1)            Any time and from time to time, the Borrower may prepay any Loans on any Business Day in whole or in part (each, a “Voluntary Prepayment”), in an aggregate minimum amount not less than the Applicable Minimum Amount and integral multiples in excess of that amount equal to the related Applicable Integral Multiple (or such lesser amount as shall constitute the entire outstanding Loan being prepaid); provided that:

(x)            unless the Loan will be paid in full as a result of such Voluntary Prepayment, no Default or Event of Default has occurred and is continuing or would result therefrom; and

(y)            sufficient amounts are on deposit in the applicable Principal Collection Account in the relevant Specified Currencies to pay the principal of the Loans to be prepaid together with the other amounts that will be owing in connection therewith (including any related Make-Whole Amount or Upfront Fee).

(2)            All such prepayments shall be made by delivering, upon not less than three (3) Business Days prior written or telephonic notice in advance of the proposed Voluntary Prepayment date, a Prepayment Notice given to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of a Prepayment Notice to the Administrative Agent (and the Administrative Agent will promptly transmit a copy of such written notice to each Lender). Each Prepayment Notice shall specify the principal amount to be prepaid and the related prepayment date (which shall be a Business Day). Upon the giving of any such Prepayment Notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

(b)            Voluntary Commitment Reductions.

(1)            The Borrower may, upon delivery of a Commitment Reduction Notice to the Administrative Agent (which Commitment Reduction Notice the Administrative Agent will promptly transmit by electronic means to each applicable Lender), at any time at least three (3) Business Days prior to the date specified therein, terminate in whole or permanently reduce in part the Commitments (ABL) or the Commitments (Revolver), as applicable, in an amount up to the amount by which the Commitments (ABL) or the Commitments (Revolver), as applicable, exceed the applicable Loan Amount at the time of such proposed termination or reduction (each, a “Voluntary Commitment Reduction”); provided that

(x)            any such partial reduction of the Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount (or such lesser amount as shall constitute the entire Commitment then available);

(y)            unless the Commitments will be terminated in whole, no Default or Event of Default has occurred and is continuing or would result therefrom; and

(z)            sufficient amounts are on deposit in the applicable Principal Collection Account in the relevant Specified Currencies to pay the other amounts that will be owing in connection therewith (including any related Make-Whole Amount or Upfront Fee).

(2)            Any Commitment Reduction Notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in such Commitment Reduction Notice and shall reduce the Commitment of each Lender proportionately to its pro rata share thereof.

(c)            [Reserved].

(d)            Other Amounts. Each payment of principal of the Loans (ABL) in connection with a Voluntary Prepayment shall be accompanied by payment of any related Make-Whole Amount (if any), the amount of accrued interest on the portion of the Loans so prepaid and (if such payment is made other than on the last day of an interest period) any related breakage costs payable under Section 2.13(c). Each Voluntary Commitment Reduction of the Commitment (ABL) shall be accompanied by payment of the related Make-Whole Amount.

(e)            Non-Waterfall Payments. Voluntary Prepayments and payment of amounts under clause (d) above shall not be subject to the Priority of Payments but instead shall be made solely out of Principal Proceeds or Interest Proceeds then on deposit in the Collection Account; provided that Interest Proceeds shall not be applied to make Voluntary Prepayments or pay amounts under clause (d) above unless, after giving effect to such payment, there shall be sufficient Interest Proceeds available in the applicable Interest Collection Account to make all payments of interest in accordance with the Priority of Payments on the immediately succeeding Payment Date, with any remaining unpaid amounts to be paid out of Principal Proceeds and Interest Proceeds thereafter received in the Transaction Accounts until paid in full, and all amounts that continue to be owing on and after such immediately succeeding Payment Date shall be payable under the Priority of Payments on the Payment Dates following such succeeding Payment Date.

2.9.            Required Principal Payments.

(a)            Scheduled Amortization.

(1)            Principal of the Loans will be repayable on each Payment Date in accordance with the Priority of Payments.

(2)            On the Maturity Date the Borrower shall repay the aggregate principal amount of the Loans that are then outstanding.

(b)            Clean-Up. Unless waived by the Administrative Agent, not more than ten (10) Business Days following the occurrence of a Clean-Up Call Event, the Borrower shall prepay the Loans in full (a “Clean-Up Call Prepayment”).

(c)            Non-Waterfall Payments. A Clean-Up Call Prepayment shall not be subject to the Priority of Payments but instead shall be made solely out of Principal Proceeds or Interest Proceeds then on deposit in the Collection Account; provided that Interest Proceeds shall not be applied to pay such amounts unless, after giving effect to such payment, there shall be sufficient Interest Proceeds available in the Interest Collection Account to make all payments of interest in accordance with the Priority of Payments on the immediately succeeding Payment Date, with any remaining unpaid amounts to be paid out of Principal Proceeds and Interest Proceeds thereafter received in the Transaction Accounts until paid in full, and all amounts that continue to be owing on and after such immediately succeeding Payment Date shall be payable under the Priority of Payments on the Payment Dates following such Payment Date.

2.10.            Conversions; Redenomination.

(a)            Conversions. If an Event of Default has occurred and is continuing and acceleration has taken place as a result, the Requisite Lenders shall have the right to elect to convert all (but not less than all) of the EUR Loans or GBP Loans into USD Loans (each, a “Mandatory Conversion”). At the time of the Mandatory Conversion (if any), the Borrower shall pay all amounts owing in connection therewith, including those amounts referred to in clause (c)(4) below.

(b)            Redenomination Events. If the Requisite Lenders determine or the Borrower determines that a Redenomination Event with respect to any Specified Currency (other than USD) has occurred or is reasonably likely to occur within 90 days after the date of such determination (a “Redenomination Event Determination”), and some or all of the Loans outstanding hereunder are then denominated in such Specified Currency, then the Relevant Portion of the outstanding principal amount of the Loans in such Specified Currency shall be converted to USD Loans on the date specified by the Administrative Agent, which shall be the earliest practicable date after such determination is made (each, a “Redenomination Conversion”). At the time of each Redenomination Conversion, the Borrower shall pay all the amounts referred to in clause (c)(4) below.

(c)            Conversions Generally.

(1)            The Borrower (in the case of a Redenomination Conversion) and the Requisite Lenders (in the case of a Mandatory Conversion or a Redenomination Conversion) shall make each such Conversion election by giving the Administrative Agent written notice not later than 11:00 a.m. (New York City time), ten (10) Business Days prior to the intended effective date of any such Conversion (each, a “Notice of Conversion”). Each Notice of Conversion shall be irrevocable and shall specify (x) the date of such Conversion (which shall be a Business Day) (the related “Conversion Date”), (y) each Tranche of Loans to be converted in connection therewith and (z) the aggregate principal amount and Specified Currency of each Tranche of Loans being so converted (the “Converted Loans”).

(2)            Upon the receipt of a Notice of Conversion, the Administrative Agent will promptly notify the Borrower, the Collateral Agent, the Collateral Administrator and the Lenders thereof.

(3)            In connection with each Conversion, on the related Conversion Date each Converted Loan shall be converted to USD Loans at the applicable Dollar Equivalent thereof on the Credit Date for such Converted Loan, as determined by the Administrative Agent. Upon such Conversion, such Converted Loans shall become USD Loans (and, for the avoidance of doubt, shall become denominated and payable in U.S. Dollars and thereafter shall bear interest at the rates applicable to USD Loans) for all purposes hereof and of the other Transaction Documents.

(4)            On each Conversion Date, the Borrower shall pay to the Lenders all interest accrued on the Loans being converted through such Conversion Date and, if such Conversion occurs on a day other than the last day of the current Interest Period, the Borrower shall pay to the Lenders the breakage fees related thereto in accordance with Section 2.13(c).

(d)            Non-Waterfall Payments. Payment of amounts under clause (c)(4) above shall not be subject to the Priority of Payments but instead shall be made solely out of, initially, Interest Proceeds and, if Interest Proceeds are insufficient to pay such amount due, then out of Principal Proceeds then on deposit in the Collection Accounts, with any remaining unpaid amounts to be paid out of Interest Proceeds and Principal Proceeds thereafter received in the Transaction Accounts until paid in full, and all amounts that continue to be owing on and after the next Payment Date shall be payable under the Priority of Payments

2.11.            General Provisions Regarding Payments.

(a)            All payments by the Borrower due to the parties under the Transaction Documents shall be made in a Specified Currency, in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition not later than 12:00 p.m. (New York City time) on the date due therefor. For purposes of computing interest and fees, funds deposited after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)            Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder or of Ancillary Amounts hereunder.

(c)            Except as otherwise provided herein, all payments under this Agreement shall be made on the Payment Dates in accordance with the Priority of Payments.

(d)            If an Event of Default shall have occurred and not otherwise been waived or cured, and the maturity of the Obligations shall have been accelerated pursuant to Section 9 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations shall be applied in accordance with the Enforcement Priority of Payments.

2.12.            Ratable Sharing.

The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a Voluntary Prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Transaction Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or under analogous provisions of any other Debtor Relief Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Transaction Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) promptly notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.12 shall not be construed to apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (2) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.13.            Making or Maintaining Loans.

(a)            Inability to Determine Applicable Interest Rate. If the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Loans or Credit Extensions, that by reason of circumstances affecting the relevant interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Floating Rate” and “Currency Benchmark Adjustment”, the Administrative Agent shall on such date give notice to the Borrower and each Lender of such determination, whereupon (i) such Loans shall bear interest at the sum of (a) the applicable Base Rate plus (b) the Spread per annum plus (c) the applicable Currency Benchmark Adjustment, until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist or a Benchmark Replacement has been selected, and (ii) any Funding Notice given by the Borrower with respect to any Credit Extensions (which, for the avoidance of doubt, have not yet been funded) shall be deemed to be rescinded by the Borrower or, at the election of the Borrower, a request that such Loans be made bearing interest based on the foregoing calculation with reference to the applicable Base Rate instead of such Floating Rate.

(b)            Illegality or Impracticability of Loans. If on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Loans has become unlawful as a result of compliance by such Lender in good faith with any applicable law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised in writing by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of their Loans has become impracticable as a result of contingencies occurring after the Closing Date which materially and adversely affect the relevant interbank market or the position of the Lenders as a whole in that interbank market, then, in such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and, in the case of clause (i), such Affected Lender shall on that day give written notice (by e-mail or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender) or, in the case of clause (ii), the Administrative Agent shall give written notice to the Borrower of such determination. If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (A) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make additional Loans shall be suspended until such time as such circumstances related to such determination cease to exist, as reasonably determined by the Administrative Agent (at which time each Affected Lender shall deliver written notice that it is withdrawing the notice delivered by it or on its behalf as to such determination); (B) to the extent such determination by the Affected Lender relates to a Loan then being requested by the Borrower pursuant to a Funding Notice, such Funding Notice shall be deemed to be rescinded by the Borrower (or, at the election of the Borrower, be deemed to be a request that such Loan be made bearing interest based on the applicable Base Rate); (C) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Loans that bear interest based on the applicable Floating Rate (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by applicable law, and (D) the Affected Loans shall automatically convert into Loans that bear interest at the sum of (a) the applicable Base Rate plus (b) the Spread per annum plus (c) the applicable Currency Benchmark Adjustment on the date of such termination.

(c)            Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable and documented losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain as a result of any of the following (each, a “Breakage Event”):

(1)            if for any reason (other than a default by such Lender or the exercise by the Borrower of an option to rescind, or a deemed recission of, a Funding Notice as provided hereunder) a Credit Extension does not occur on a date specified therefor in a Funding Notice or a telephonic request for a Credit Extension;

(2)            if any prepayment of any of the Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or

(3)            if any prepayment of any of the Loans is made on a date other than such date specified in the related notice of prepayment given by the Borrower.

(d)            Booking of Loans. Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender, provided that such Lender shall provide notice to the Administrative Agent and the Borrower indicating such office(s).

(e)            Assumptions Concerning Funding of Loans. Calculation of all amounts payable to a Lender under this Section 2.13 and under Section 2.14 shall be made as though such Lender had actually funded each of its relevant Loans through the purchase of a deposit in the Specified Currency relating to such Loans bearing interest at the Floating Rate in an amount equal to the amount of such Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit in the Specified Currency relating to such Loans from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.13 and under Section 2.14.

2.14.            Increased Costs; Capital Adequacy.

(a)            Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.15 (which shall be controlling with respect to the matters covered thereby), if any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (1) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (2) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Loans that are reflected in the determination of the Floating Rates); or (3) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender’s obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining the Loans hereunder or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that such compensation shall be due and payable only if such Lender is charging similarly situated borrowers for similar costs, damages, losses or expenses at such time. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)            Capital Adequacy and Liquidity Adjustment. If any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (1) any Change in Law regarding capital adequacy or liquidity or (2) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any Change in Law regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy and liquidity), then from time to time, within five (5) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.15.            Taxes; Withholding, Etc.

(a)            Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Transaction Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax, unless such deduction or withholding is required by law.

(b)            Withholding of Taxes. If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender under any of the Transaction Documents: (1) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (2) the Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (3) and, if such Tax is an Indemnified Tax, unless otherwise provided in this Section 2.15, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any such Taxes or Other Taxes imposed or asserted on or attributable to additional amounts payable under this Section 2.15), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (4) within thirty days after the due date of payment of any Tax which it is required by clause (2) above to pay, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by the relevant taxing authority evidencing such payment, a copy or the return reporting such payment or other evidence of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority reasonably satisfactory to the Administrative Agent.

(c)            Evidence of Exemption from U.S. Withholding Tax. Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, two executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, two executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) two executed copies of Internal Revenue Service Form W-8ECI; (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” described in Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or (4) to the extent a Foreign Lender is not the beneficial owner, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, two executed copies of IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.15(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrower two new copies of Internal Revenue Service Form W-9 (or any successor form) properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax or backup withholding tax with respect to payments to such Lender under the Transaction Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(d)            FATCA. Each Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(e)            Payment of Other Taxes. Without limiting the provisions of Section 2.15(b), the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f)            Borrower Indemnity. The Borrower shall indemnify the Agents and any Lender for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.15(b) arising in connection with payments made under this Agreement or any other Transaction Document (including any such Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid or payable by the Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within ten days of such Credit Party’s receipt of such certificate.

(g)            Lender Indemnity. Each Lender shall severally indemnify each Agent for (1) Taxes for which additional amounts are required to be paid pursuant to Section 2.15(b) arising in connection with payments made under this Agreement or any other Transaction Document (including any such Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent therefor and without limiting the obligation of the Borrower to do so); (2) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(g)(1) relating to the maintenance of a Participant Register and (3) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Such payment shall be due within ten days of such Lender’s receipt of such certificate. Each Lender hereby authorizes the Collateral Agent or the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by such Agent to such Lender from any other source against any amount due to an Agent under this paragraph (g).

(h)            Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.16.            Obligation to Mitigate.

Each Lender agrees that, if such Lender requests payment under Section 2.13, 2.14 or 2.15, then such Lender will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to make, issue, fund or maintain its Credit Extensions or Commitments, including any Affected Loans, through another office of such Lender if, as a result thereof, the additional amounts payable to such Lender pursuant to Section 2.13, 2.14 or 2.15, as the case may be, in the future would be eliminated or reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.16 unless the Borrower agrees to pay all material incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

2.17.            Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that has arisen due to such Lender becoming a Defaulting Lender), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that has arisen due to such Lender becoming a Defaulting Lender, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto in writing, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.18.            Removal or Replacement of a Lender.

Anything contained herein to the contrary notwithstanding, if:

(a)            (1) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.13, 2.14 or 2.15, (2) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (3) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; or

(b)            during the Availability Period, any Lender shall become a Defaulting Lender, and such Defaulting Lender shall fail to cure the default pursuant to Section 2.17(b) within five (5) Business Days after the date such Lender became a Defaulting Lender; or

(c)            in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.5(b), the consent of the Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 11.6 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided that:

(1)            on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender hereunder;

(2)            on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender (unless such Terminated Lender is a Defaulting Lender) pursuant to Section 2.13(c), 2.14 or 2.15; or otherwise as if it were a prepayment;

(3)            such assignment does not conflict with applicable law;

(4)            in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(5)            if such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.

Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender of a Loan to an Eligible Assignee, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.6. If a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.6. Any removal of Goldman Sachs or its successor as a Defaulting Lender pursuant to this Section shall also constitute the removal of Goldman Sachs or its successor as the Administrative Agent pursuant to Section 11.7.

2.19.            Obligations Absolute.

The Borrower hereby waives, for the benefit of each Agent and the Lenders (hereinafter, the “Beneficiaries”): (1) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (2) any defense based upon any Beneficiary’s errors or omissions in the administration of the Obligations, except behavior which amounts to gross negligence, bad faith, fraud or willful misconduct; (3) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of the Borrower’s obligations hereunder, (ii) the benefit of any statute of limitations affecting the Borrower’s liability to the Beneficiaries hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (4) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and any right to consent to any thereof; and (5) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

2.20.            Benchmark Replacement.

Notwithstanding anything herein to the contrary, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace any Floating Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower (with a copy to the Collateral Agent and the Collateral Administrator) so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a Floating Rate with a Benchmark Replacement pursuant to this paragraph will occur prior to the applicable Benchmark Transition Start Date. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. The Administrative Agent will promptly notify the Borrower, the Collateral Agent, the Collateral Administrator and the Lenders in writing of (a) any occurrence of a Benchmark Transition Event, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (b) the implementation and effectiveness of any Benchmark Replacement, (c) the terms, implementation and effectiveness of any Benchmark Replacement Conforming Changes and (d) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this paragraph including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this paragraph. For the avoidance of doubt, the Administrative Agent must approve the Benchmark Replacement for use under this Agreement and, during any Benchmark Unavailability Period, the replacement rate will be the Base Rate.

2.21.            Disputes.

(a)            If the Borrower in good faith and in writing (a “Dispute Notice”):

(1)            disputes the Asset Current Price of one or more Collateral Obligations, as determined by the Calculation Agent as of a certain Business Day (each, a “Disputed Collateral Obligation”), and sets forth in such Dispute Notice a higher valuation proposed by the Servicer in respect of such Disputed Collateral Obligation; or

(2)            disputes the calculation of a Borrowing Base Deficiency and sets forth in such Dispute Notice the calculation proposed by the Servicer in respect thereof;

in each case within five (5) Business Days of the calculation of such amounts by the Calculation Agent, then for so long as such dispute (each a “Dispute”) is continuing (and provided that no Event of Default occurs or is then continuing), the Calculation Agent and the Borrower will work together in good faith to resolve such Dispute; provided that (1) the Borrower may not dispute the Asset Current Price of any Collateral Obligation if such Asset Current Price, on a cumulative basis, is not at least 5 percentage points lower than the Assigned Price of such Collateral Obligation, and (2) with respect to any Disputed Collateral Obligation on the date of the relevant Dispute Notice, such Disputed Collateral Obligation shall not cause the aggregate Collateral Obligation Notional Amount of all Disputed Collateral Obligations then valued pursuant to clause (c)(2) below to exceed 15% of the aggregate Collateral Obligation Notional Amount of all Collateral Obligations at the date of such Dispute Notice.

(b)            Subject to clause (c), while such Dispute with respect to the Asset Current Price of a Disputed Collateral Obligation is pending, such Asset Current Price shall be as determined by the Calculation Agent.

(c)            The Calculation Agent, the Borrower or the Servicer, as applicable as set forth below, may dispute the Asset Current Price of any Disputed Collateral Obligation by any of the foregoing procedures:

(1)            The Servicer or the Borrower, as applicable, may, within five (5) Business Days of the delivery of the Dispute Notice for such Collateral Obligation, provide a Firm Bid from at least one (1) Approved Broker Dealer for each Disputed Collateral Obligation. For each such Disputed Collateral Obligation, the Asset Current Price shall be such Firm Bid and the Disputed Collateral Obligation shall accordingly be deemed to have been resolved and shall cease to be deemed a Disputed Collateral Obligation.

(2)            The Servicer or the Borrower, as applicable, may, within five (5) Business Days of the delivery of the Dispute Notice for such Collateral Obligation provide a valuation report of an Approved Valuation Firm for each Disputed Collateral Obligation, which valuation report shall be based on the most recently available financial statements for such Disputed Collateral Obligation (taking into account any material adverse developments with respect to the business, operations, properties, assets or financial condition of the related obligor, taken as a whole). For each such Disputed Collateral Obligation, the Asset Current Price shall be, effective as of the date of delivery of such valuation report, the fair market value provided by such Approved Valuation Firm; provided that (x) in the event the Calculation Agent does not agree in good faith with the Asset Current Price determined pursuant to the foregoing sentence, then the Calculation Agent may, at its own expense, hire an Approved Valuation Firm to provide a fair market value for such Disputed Collateral Obligation within five (5) Business Days of receipt by the Calculation Agent of the valuation report pursuant to the foregoing sentence; and, effective as of the date of delivery of such valuation report from the Approved Valuation Firm to the Calculation Agent and the Servicer, the Asset Current Price of such Disputed Collateral Obligation shall be an amount equal to the average of each of the fair market values provided for such Disputed Collateral Obligation by each Approved Valuation Firm engaged pursuant to this clause (2). The Disputed Collateral Obligation shall accordingly be deemed to have been resolved and shall cease to be deemed a Disputed Collateral Obligation.

(d)            Nothing in this Section 2.21 shall relieve the Borrower of its obligations to comply with its obligations under the Margining Agreement based upon (x) the Asset Current Prices applicable from time to time as provided hereunder and under the Margining Agreement and (y) all other determinations made by the Calculation Agent hereunder and under any of the other Transaction Documents.

(e)            The Administrative Agent (for itself and on behalf of the Lenders) agrees that, if:

(1)            any Dispute continues unresolved for more than seven (7) Business Days; and

(2)            the relevant Borrower Entity Disposes of a Disputed Collateral Obligation in accordance with the terms and conditions set forth herein and in the other Transaction Documents (provided that, if (I) any consent of the Administrative Agent or one or more Lenders is required for such Disposition and (II) the Servicer requests the Administrative Agent or the Lenders to consent to the Disposition of such Disputed Collateral Obligation pursuant to the terms and conditions set forth in Section 8, then the Administrative Agent shall (on behalf of itself and the Lenders) have given its consent to such Disposition), then the Disposal of such Disputed Collateral Obligation pursuant to clause (2) shall be deemed to resolve such Dispute for purposes hereof as of the date on which the Administrative Agent gives such consent, and such Collateral Obligation shall accordingly cease to be deemed a Disputed Collateral Obligation.

Section 3.      CONDITIONS PRECEDENT

3.1.            Closing and Initial Credit Date.

The obligation of each Lender to enter into this Agreement and make a Credit Extension on the Initial Credit Date is subject to the satisfaction, or waiver in accordance with Section 11.5, of the following conditions on or before the Closing Date (or earlier time specified):

(a)            Transaction Documents. The Administrative Agent shall have received sufficient copies of each Transaction Document as the Administrative Agent shall reasonably request, originally executed and delivered by each Credit Party and each other Person party thereto.

(b)            Organizational Documents; Incumbency. The Administrative Agent shall have received, in respect of each Credit Party, (1) sufficient copies of each Organizational Document as the Administrative Agent shall reasonably request; (2) signature and incumbency certificates of the officers of such Credit Party; (3) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (4) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, each dated the Closing Date or a recent date prior thereto; and (5) signature and incumbency certificates of one or more officers of the Borrower who are authorized to execute Funding Notices delivered under this Agreement.

(c)            Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Transaction Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Transaction Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d)            Collateral Obligations. The Schedule of Collateral Obligations, in form and substance satisfactory to the Administrative Agent, shall have been received by the Administrative Agent.

(e)            Collateral. In connection with the creation in favor of the Collateral Agent, for the benefit of Secured Parties, of a valid, perfected First Priority security interest in the personal property Collateral, each Grantor shall have delivered to the Administrative Agent:

(1)            evidence satisfactory to the Administrative Agent of the compliance by each Grantor of their obligations under the Pledge and Security Agreement, the Equity Pledge Agreement and the other Collateral Documents (including their obligations to execute or authorize, as applicable, and deliver Financing Statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(2)            opinions of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) with respect to the creation of and perfection of the security interest in favor of the Collateral Agent for the benefit of the Secured Parties in such Collateral and such other matters governed by the laws of each jurisdiction in which any Grantor or any personal property Collateral is located as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(3)            a certificate of an Authorized Officer of each Grantor, dated as of the Closing Date, to the effect that, in the case of each Collateral Obligation pledged for inclusion in the Collateral on the Initial Credit Date and immediately prior to the delivery thereof on the Initial Credit Date:

(A)            subject to Permitted Liens, such Grantor has (or will have upon Acquisition) good and marketable title to such Collateral Obligation free and clear of any liens, claims, encumbrances or defects of any nature whatsoever except (i) for those that are being released on the Initial Credit Date, (ii) for those encumbrances arising from due bills, if any, with respect to interest, or a portion thereof, accrued on such Collateral Obligation prior to the Initial Credit Date and owed by such Grantor to the seller of such Collateral Obligation or (iii) those Granted pursuant to the Transaction Documents;

(B)            such Grantor has Acquired its ownership in such Collateral Obligation in good faith without notice of any adverse claim, except as described in paragraph (A) above;

(C)            such Grantor has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to the Transaction Documents;

(D)            such Grantor has full right to Grant a security interest in and assign and pledge such Collateral Obligation to the Collateral Agent;

(E)            subject to Permitted Liens, upon Grant by such Grantor and the taking of the relevant actions contemplated by the Collateral Documents, the Collateral Agent has a perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof;

(F)            each Collateral Obligation owned or Committed to be Acquired by such Grantor is listed in the Schedule of Collateral Obligations, and to the best of the Grantor’s knowledge after due inquiry the information set forth with respect to such Collateral Obligation in the Schedule of Collateral Obligations is correct;

(G)            [Reserved]; and

(H)            each Collateral Obligation satisfies the requirements of the definition of “Collateral Obligation Criteria” and “Collateral Portfolio Requirements”.

(f)            Opinions of Counsel. The Agents and Lenders and their respective counsel shall have received originally executed copies of opinions of Dechert LLP, counsel to the Servicer, each Credit Party and the Sellers dated the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and Lenders).

(g)            Agent Opinions of Counsel. The Agents and Lenders and their respective counsel shall have received originally executed copies of opinions of Nixon Peabody LLP, counsel to the Collateral Agent, the Collateral Administrator and the Collateral Custodian, dated the Closing Date.

(h)            Fees. The Borrower shall have paid to each Agent and Lender the fees (including the Upfront Fee) payable on the Closing Date pursuant to the Agent Fee Letters and referred to in Section 2.7 and all expenses payable pursuant to Section 11.2 that have accrued to the Closing Date.

(i)            No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs any of the other transactions contemplated by the Transaction Documents or that could have a Material Adverse Effect.

(j)            Patriot Act. At least ten (10) days prior to the Closing Date or such shorter period of time as agreed by the Lenders in writing, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

(k)            Accounts. Evidence of the establishment of each of the Transaction Accounts.

(l)            Unfunded Reserve. Evidence that an amount at least equal to the amount specified in clause (II) of the definition of Unfunded Reserve Required Amount with respect to the Collateral Obligations to be acquired on the Closing Date shall have been deposited into the Unfunded Reserve Account;

(m)            Lien Release. Evidence satisfactory to the Administrative Agent in its sole discretion of the release of Loan Obligations to be acquired by the Borrower from any existing Lien.

(n)            Legal Fees. The fees and expenses of Cleary Gottlieb Steen and Hamilton LLP, special New York counsel for the Administrative Agent, and Nixon Peabody LLP, counsel to the Bank Parties, incurred in connection with the preparation and execution of this Agreement and the transactions contemplated hereby, shall have been paid on or before the Closing Date.

(o)            Other Matters. Such other documents as the Administrative Agent may reasonably require; provided that nothing in this clause shall imply or impose a duty on the Administrative Agent to so require.

3.2.            Conditions to Each Credit Extension.

(a)            Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, including the Initial Credit Date, are subject to the satisfaction, or waiver in accordance with Section 11.5, of the following conditions precedent:

(1)            the Administrative Agent and the Lenders shall have received a fully executed and delivered Funding Notice relating thereto;

(2)            the principal amount of the Loans to be made in such Credit Extension shall not exceed the applicable undrawn Commitments as at the related Credit Date; and, (x) in the case of a Loan (ABL), after giving effect to such Credit Extension, the Loan Amount (ABL) does not exceed the lesser of (x) the Adjusted Maximum Facility Amount (ABL) at such time and (y) the Borrowing Base Amount (ABL) at such time and (y) in the case of a Loan (Revolver), after giving effect to such Credit Extension, the Loan Amount (Revolver) does not exceed the lesser of (x) the Adjusted Maximum Facility Amount (Revolver) at such time and (y) the Borrowing Base Amount (Revolver) at such time;

(3)            as of such Credit Date, the representations and warranties contained herein and in the other Transaction Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(4)            as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default;

(5)            the Escrowed Assignment Agreement Documents for the relevant Collateral Obligations have been received (in the manner and to the extent provided in Section 6.7); and

(6)            after the making of such Loan and the deposit of any portion thereof into the Unfunded Reserve Account, the amount on deposit therein is at least equal to the amount specified in clause (II) of the definition of Unfunded Reserve Required Amount; and

(7)            with respect to the Loans made in such Credit Extension that are non-USD, if any, after giving effect to such Credit Extension, the aggregate Loan Amount attributable to non-USD Loans does not exceed 20% of the total Loan Amount.

The Administrative Agent or the Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or the Requisite Lender such request is warranted under the circumstances and such information is requested from the Borrower in writing (an “Additional Information Request”) no later than 5:00 p.m. (New York City time) on the date the applicable Funding Notice is received.

(b)            Deemed Representations. Each Credit Extension of a Loan hereunder shall constitute a representation and warranty by the Borrower as of the applicable Credit Date that the conditions contained in clauses (1) through (7) of Section 3.2(a) have been satisfied except as otherwise acknowledged by the Administrative Agent.

Section 4.      REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make each Credit Extension to be made thereby, the Borrower represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1.            Organization; Requisite Power and Authority; Qualification.

Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Transaction Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2.            Equity Interests; Ownership; Collateral Obligations

(a)            The Equity Interests of each Borrower Entity have been duly authorized and validly issued and are fully paid and non-assessable. As of the Closing Date, other than any capital commitments or other rights of a member or other equity holder as of the Closing Date to make capital contributions to the Borrower, there is no existing option, warrant, call, right, commitment or other agreement to which any Borrower Entity is a party requiring, and there is no membership interest or other Equity Interests of any Borrower Entity outstanding which upon conversion or exchange would require, the issuance by such Borrower Entity of any additional membership interests or other Equity Interests of it or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of such Person.

(b)            Appendix C-1 correctly sets forth the ownership interest of the Borrower in its Subsidiaries, if any, as of the Closing Date.

(c)            Appendix C-2 correctly sets forth a true, correct and complete list of all Collateral Obligations owned by the Borrower Entities as of the Closing Date.

4.3.            Due Authorization

The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary action on the part of each of Credit Party that is a party thereto.

4.4.            No Conflict

The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents do not and will not (a) violate (1) any provision of any law or any governmental rule or regulation applicable to it (except, in the case of the Equity Holder, to the extent such violation is not a violation would not reasonably be expected to result in a Material Adverse Effect), (2) any of its Organizational Documents or (3) any order, judgment or decree of any court or other agency of government binding on it or its properties (except, in the case of the Equity Holder, to the extent such violation would not reasonably be expected to result in a Material Adverse Effect); (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any of its contractual obligations (except, in the case of the Equity Holder, to the extent such conflict, breach or default would not reasonably be expected to result in a Material Adverse Effect); (c) result in or require the creation or imposition of any Lien upon any of its properties or assets (other than any Liens created under any of the Transaction Documents in favor of Collateral Agent for the benefit of the Secured Parties and any other Permitted Liens); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any contractual obligation, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

4.5.            Governmental Consents

The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date or, in the case of the Equity Holder, the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect.

4.6.            Binding Obligation

Each Transaction Document to which each Credit Party is a party has been duly executed and delivered by such Credit Party and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7.            Adverse Proceedings, Etc.

There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Credit Party (a) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.8.            Payment of Taxes.

Except as otherwise permitted hereunder, all U.S. federal and other material Tax returns and reports covering the Credit Parties required to be filed by any of them have been timely filed, and all U.S. federal and other material Taxes that are due and payable and all assessments, fees and other governmental charges upon the Credit Parties and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. There is no proposed material Tax assessment against any Credit Party that is not being actively contested by such Credit Party in good faith and by appropriate proceedings.

4.9.            Properties

Each Grantor has (or will have upon Acquisition) good, sufficient and legal title to its properties and assets. Except as permitted by this Agreement, all such properties and assets are (or will be upon Acquisition) free and clear of Liens other than Permitted Liens. No Grantor owns or leases any real estate.

4.10.            No Defaults

No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its contractual obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.11.            Material Contracts

No Material Contracts are in effect as of the Closing Date.

4.12.            Governmental Regulation

No Credit Party (other than the Equity Holder) is required to register as an investment company under the Investment Company Act. The business and other activities of the Credit Parties, including the making of the Loans hereunder, the application of the proceeds thereof and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Transaction Documents, do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case that are applicable to the Credit Parties.” of a “registered investment company” as such terms are defined in the Investment Company Act.

4.13.            Federal Reserve Regulations; Exchange Act

No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors or to violate the Exchange Act.

4.14.            Employee Benefit Plans

Neither the Equity Holder, the Borrower nor any of its Subsidiaries maintains or contributes to any Pension Plan or Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred, when taken together with all other such ERISA Events for which liability is reasonably expect to occur, would reasonably be expected to result in a Material Adverse Effect. The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA.

4.15.            Solvency

Each Credit Party is and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, on a consolidated basis with its consolidated group (if applicable), solvent.

4.16.            Compliance with Statutes, Etc.

Each Credit Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.17.            Disclosure

No representation or warranty of any Credit Party (other than with respect to projections, forward-looking information, general economic data and general industry information) contained in any Transaction Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by it or any information obtained by such Credit Party from an obligor or other unaffiliated third party) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby, immediately after giving effect to the delivery of any Financial and Other Information and any and all updates and deliveries to the Administrative Agent or Lenders from time to time.

4.18.            Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act

No Credit Party nor any of its directors, officers or, to the knowledge of the Borrower, employees, agents, advisors or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control), or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each Credit Party and their respective directors, officers and, to the knowledge of the Borrower, employees, agents, advisors and Affiliates is in compliance, in all material respects, with (a) all Sanctions Laws, (b) the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (c) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders.

No part of the proceeds of the Loans will be used, lent, contributed, or otherwise made available, directly or, to the knowledge of the Borrower, indirectly, (A) for the purpose of financing or funding or facilitating any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or in any other manner that would violate Sanctions Laws;, (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

The Borrower shall not permit any Person or any country or territory that at such time is the subject of any Sanctions to have any direct or indirect interest in or connection to any funds repaid or remitted by the Borrower in connection with this Agreement that would result in a violation of Sanctions Laws by, or a restriction on the use of such funds with respect to, any Person participating in the transactions contemplated hereby.

Section 5.      COVENANTS

The Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent obligations for which no claim has been asserted), the Borrower shall perform, and shall cause each of the Subsidiaries to perform, all covenants set forth in this Section 5.

5.1.            Compliance with Laws, Etc.

The Borrower will (and will cause its Subsidiaries to) comply in all material respects with applicable laws, rules, regulations, writs, judgments, injunctions, decrees, awards and orders with respect to it, its business and its properties. The Borrower will (and will cause its Subsidiaries to) comply in all material respects with all material contractual and other obligations.

5.2.            Maintenance of Books and Records.

Each Borrower Entity shall maintain and implement administrative and operating procedures reasonably necessary in the performance of its obligations under the Transaction Documents to which it is a party, and the Borrower shall keep and maintain, or cause its Board of Directors or similar governing body to keep or maintain at all times, or cause to be kept and maintained at all times in the registered office of the Borrower specified in its respective Constitutive Documents, all documents, books, records, accounts and other information as are required under applicable law.

5.3.            Existence of Borrower, Etc.

(a)            The Borrower shall take all reasonable steps to maintain its identity as a separate legal entity from that of its members. The Borrower shall keep its principal place of business at the address specified on Appendix B. The Borrower will always maintain at least one Independent Manager.

(b)            The Borrower shall:

(1)            [Reserved];

(2)            file its own tax returns, if any, as may be required under applicable law (to the extent (x) not part of a consolidated group filing a consolidated return or returns or (y) not treated as a division for tax purposes of another taxpayer) and pay any taxes so required to be paid under applicable law;

(3)            not commingle its assets with assets of any other person;

(4)            conduct its business in its own name and strictly comply with all organizational formalities necessary to maintain its separate existence (and the Borrower hereby represents that all such formalities have been complied with since the Borrower’s formation);

(5)            maintain books and records separate from any other Person;

(6)            maintain separate financial statements (it being understood that, if the Borrower’s financial statements are part of a consolidated group with its Affiliates, then any such consolidated statements shall contain a note indicating the Borrower’s separateness from any such Affiliates and that its assets are not available to pay the debts of such Affiliate);

(7)            pay its own liabilities only out of its own funds;

(8)            maintain an arm’s-length relationship with its Affiliates;

(9)            hold itself out as a separate Person (except to the extent treated as a disregarded entity for U.S. tax purposes), and not hold out its credit or assets as being available to satisfy the obligations of others;

(10)          pay its fair and reasonable share of overhead for shared office space, if any;

(11)          use separate stationery, invoices and checks and not of any other entity (unless such entity is clearly designated as being the Borrower’s agent);

(12)          not pledge its assets as security for the obligations of any other person;

(13)          correct any known misunderstanding regarding its separate identity;

(14)          maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets;

(15)          not take any Material Action without the unanimous affirmative vote of each member of its board of directors, including, in all cases, each of the Independent Managers; and

(16)          not have any employees.

(c)            The Borrower shall cause each of its Subsidiaries to adhere to the requirements of paragraphs (a) and (b) above, mutatis mutandis.

5.4.            Protection of Collateral.

(a)            Each Borrower Entity shall from time to time execute and deliver all such supplements and amendments hereto and all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and under the other Transaction Documents (provided that the Borrower Entities shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 5.5 and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3 (each such Opinion of Counsel, a “Lien Opinion”) to determine what actions are reasonably necessary, and shall be fully protected in so relying on such a Lien Opinion, unless any Borrower Entity has knowledge that the procedures described in any such Lien Opinion are no longer adequate to maintain such perfection and priority) and to:

(1)            Grant more effectively all or any portion of the Collateral;

(2)            maintain or preserve the lien (and the priority thereof) under the Collateral Documents and the other Transaction Documents to which it is a party or to carry out more effectively the purposes hereof and thereof;

(3)            perfect, publish notice of or protect the validity of any Grant made or to be made by the Collateral Documents;

(4)            enforce any of the Pledged Obligations or other instruments or property included in the Collateral;

(5)            preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral and the Collateral Agent against the claims of all persons and parties;

(6)            pay any and all taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize taxes and any other costs arising in connection with its activities; and

(7)            give, execute, deliver, file and/or record any Financing Statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to the Collateral Documents or under the other Transaction Documents or to enable the Collateral Agent to exercise and enforce its rights hereunder and thereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent to file Financing Statements listing ‘all assets’ of the debtor in the collateral description of such Financing Statements.

The Borrower Entities hereby designate the Collateral Agent as the agent and attorney-in-fact for the Borrower Entities to file, upon Borrower Order, any Financing Statement, continuation statement or other instrument required pursuant to this Section 5.4; provided that such appointment shall not impose upon the Collateral Agent any of the Borrower Entities’ obligations under this Section 5.4. The Borrower Entities shall cause to be filed one or more continuation statements under the applicable UCC (it being understood that the Borrower Entities (and to the extent the Collateral Agent takes any action, the Collateral Agent) shall be entitled to rely upon an Opinion of Counsel, including a Lien Opinion, as to the need to file such Financing Statements and continuation statements, the dates by which such filings are required to be made and the jurisdictions in which such filings are required to be made).

(b)            The Collateral Agent shall not (1) except in accordance with Section 6.8(a), (b) or (c), as applicable, remove any portion of the Collateral that consists of Cash or is evidenced by an instrument, certificate or other writing (A) from the jurisdiction in which it was held at the date the most recent Lien Opinion was delivered pursuant hereto or (B) from the possession of the Person who held it on such date or (2) cause or permit ownership or the pledge of any portion of the Collateral that consists of book entry securities to be recorded on the books of a Person (A) located in a different jurisdiction from the jurisdiction in which such ownership or pledge was recorded at such date or (B) other than the Person on whose books such ownership or pledge was recorded at such date, unless the Collateral Agent shall have first received an Opinion of Counsel to the effect that the lien and security interest created by this Agreement with respect to such property will continue to be maintained after giving effect to such action or actions.

5.5.            Opinions as to Collateral.

On or before the fifth (5th) anniversary of the Closing Date, the Borrower shall, at the written request of the Administrative Agent, furnish to the Collateral Agent and the Administrative Agent a New York law opinion (and a law opinion for each other jurisdiction that is relevant to the Collateral Agent’s security interest in the Collateral) relating to the security interests granted by the Grantors to the Collateral Agent under the Transaction Documents, stating that, as of the date of each such opinion, the lien and security interest created by the Transaction Documents with respect to the Collateral remain in effect and that no further action (other than as specified in any such opinion) needs to be taken to ensure the continued effectiveness of such lien over the next year (a “UCC Opinion”). The Lenders shall at all times have the right (at their sole cost and expense, including the out-of-pocket legal expenses incurred by the Borrower) to procure additional UCC Opinions on behalf of the Borrower. The Borrower Entities and the Servicer shall reasonably cooperate in good faith with the Lenders in procuring all such UCC Opinions.

5.6.            Performance of Obligations.

(a)            If an Event of Default shall have occurred and be continuing, no Borrower Entity nor the Servicer shall take any action that would release any principal obligor from any of such principal obligor’s covenants or obligations under any Underlying Instrument, except in connection with the restructuring, default, waiver or amendment of any Collateral; provided that either (a) the Requisite Lenders shall have consented to such action or (b) such transaction was in progress at the time of such Collateral Obligation’s Acquisition, as notified to the Administrative Agent.

(b)            The Borrower Entities may contract with other Persons, including the Servicer and the Collateral Administrator, for the performance of actions and obligations to be performed by the Borrower Entities hereunder by such Persons and the performance of the actions and other obligations with respect to the Collateral of the nature set forth in the Servicing Agreement by the Servicer and the Collateral Administration Agreement by the Collateral Administrator. Notwithstanding any such arrangement, the Borrower Entities shall remain primarily liable with respect thereto. In the event of any such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the relevant Borrower Entities; and the Borrower will punctually perform, and use its commercially reasonable efforts to cause the Servicer or such other Person to perform, all of their obligations and agreements contained in the Servicing Agreement, the Collateral Administration Agreement or such other agreement.

(c)            Each Borrower Entity agrees to comply in all material respects with all requirements applicable to it set forth in any Opinion of Counsel obtained pursuant to any provision of this Agreement including satisfaction of any event identified in any Opinion of Counsel as a prerequisite for the obtaining or maintaining by the Collateral Agent of a perfected security interest in any Collateral Obligation, Eligible Investment or other Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable.

5.7.            Negative Covenants.

(a)            No Borrower Entity will:

(1)            sell, transfer, assign, participate, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (by security interest, lien (statutory or otherwise), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever or otherwise) (or permit such to occur or suffer such to exist), any part of the Collateral, except as expressly permitted by the Transaction Documents;

(2)            claim any credit on, or make any deduction from, the principal or interest payable or amounts distributable in respect of the Loans (other than amounts withheld in accordance with the Code or any other applicable law) or assert any claim against any present or future Lender by reason of the payment of any taxes levied or assessed upon any part of the Collateral (other than taxes levied or assessed in respect of amounts required to be deducted or withheld from the principal or interest payable in respect of the Obligations);

(3)            (A) incur or assume or guarantee any indebtedness or any contingent obligations, other than the Obligations and the other agreements and transactions expressly contemplated hereby and thereby or (B) issue any additional securities (other than the issuance of its equity on the Closing Date), it being understood that receipt of additional capital contributions by the Borrower from the Equity Holder (without issuance of additional securities or interests in the Borrower) is not prohibited by this clause (B);

(4)            (A) permit the validity or effectiveness of the Collateral Documents or any other Transaction Document or any Grant thereunder to be impaired, or permit the liens under the Transaction Documents to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to the Transaction Document, except as may be expressly permitted hereby, (B) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (including any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever or otherwise, other than the liens under any the Transaction Documents) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the Proceeds thereof (except for Permitted Liens), or (C) take any action that would cause the liens under the Transaction Documents not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except as may be expressly permitted hereby (including Permitted Liens or in connection with a disposition of Collateral required hereby);

(5)            make or incur any capital expenditures, except as reasonably required to perform its functions in accordance with the terms of the Transaction Documents;

(6)            become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease (other than in accordance with the Transaction Documents);

(7)            enter into any transaction with any Affiliate other than (A) the Transaction Documents and (B) transactions on terms that are no less favorable than those obtainable in an arm’s length transaction with a wholly unaffiliated Person and on terms that are fair and equitable to the Borrower under all the facts or circumstances under applicable law;

(8)            maintain any bank accounts or securities accounts other than the Transaction Accounts;

(9)            change its name without (A) delivering to the Collateral Agent and Administrative Agent prior written notice thereof and (B) filing all necessary documentation that such name change will not adversely affect the Collateral Agent’s lien or the interest under the Collateral Documents of the Secured Parties or the Collateral Agent, as evidenced by an Opinion of Counsel if requested by the Administrative Agent;

(10)          fail to pay any tax, assessment, charge or fee with respect to the Collateral in any material respect, or fail to defend any action, if such failure to pay or defend will adversely affect the priority or enforceability of the lien over the Collateral created by the Transaction Documents;

(11)          other than the Transaction Documents and agreements involving Acquisitions and sales relating to the Collateral Portfolio having customary purchase and sale terms, enter into any agreement or contract with any Person unless such contract or agreement contains “limited recourse” and “non-petition” provisions, (x) which limited recourse provisions provide that the obligations of the Borrower Entities are limited recourse obligations, payable solely from the Collateral in accordance with the terms of this Agreement and the other Transaction Documents and (y) which non-petition provisions provide that, prior to the date that is one year and one day after all Obligations have been paid in full (or, if longer, the applicable preference period under applicable insolvency law), such Person shall not take any action or institute any proceeding against any Borrower Entity under any insolvency law applicable to it or which would be reasonably likely to cause it to be subject to, or seek protection of, any such insolvency law; provided that such Person shall be permitted to become a party to and to participate in any Proceeding or action under any such insolvency law that is initiated by any other Person other than one of its Affiliates;

(12)          amend any Transaction Document without the prior written consent of the Requisite Lenders;

(13)          amend any limited recourse or non-petition provisions of any agreement;

(14)          acquire any assets or take any action that would require it to register as an “investment company” under the Investment Company Act;

(15)          enter into any transaction other than on arm’s length terms and at market rates other than as expressly permitted pursuant to this Agreement and the other Transaction Documents;

(16)          have any Subsidiaries, other than wholly owned Subsidiaries that are (x) other Borrower Entities and (y) Permitted Additional Subsidiaries; or

(17)          pay distributions on its equity interests other than in accordance with the terms of this Agreement and its Constitutive Documents.

(b)            No Borrower Entity nor the Servicer on their behalf shall sell, transfer, exchange or otherwise dispose of Collateral, or enter into or engage in any business with respect to any part of the Collateral except as expressly permitted or required by the Transaction Documents.

5.8.            No Consolidation.

No Borrower Entity shall consolidate or merge with or into any other Person or, other than the security interest Granted to the Collateral Agent pursuant to the Transaction Documents, convey or transfer its properties and assets substantially as an entirety to any Person.

5.9.            No Other Business; Etc.

The Borrower shall not engage in any business or activity other than borrowing the Loans pursuant to this Agreement and Acquiring, owning, holding, selling, pledging, contracting for the management of and otherwise dealing with Collateral Obligations and other Collateral in connection therewith and any other activities expressly permitted or contemplated by the Transaction Documents, and any other activities which are necessary, required or advisable to accomplish the foregoing; provided that the Borrower shall be permitted to enter into any additional agreements expressly permitted by this Agreement. No other Borrower Entity shall engage in any business or activity other than holding Collateral Obligations, pledging such Collateral Obligations under the Collateral Documents and entering into, performing its obligations under, the Transaction Documents to which it is a party and other documents and agreements contemplated thereby and/or incidental thereto. No Borrower Entity shall amend, or permit the amendment of, its Constitutive Documents without prior written consent of the Requisite Lenders.

5.10.            Compliance with Servicing Agreement.

The Borrower agrees to perform all actions required to be performed by it, and to refrain from performing any actions prohibited under, the Servicing Agreement. The Borrower also agrees to take all actions as may be necessary to ensure that all of the Borrower's representations and warranties made pursuant to the Servicing Agreement are true and correct as of the date thereof and continue to be true and correct for so long as any Loans are outstanding. The Borrower further agrees not to authorize or otherwise to permit the Servicer to act in contravention of the representations, warranties and agreements of the Servicer under the Servicing Agreement. Neither the Borrower nor the Servicer shall terminate the Servicing Agreement or select a replacement servicer, in each case without the prior consent of the Administrative Agent (in its reasonable discretion), provided that the Servicer may resign its role as Servicer in accordance with the terms and conditions expressly set forth in the Servicing Agreement.

5.11.            Certain Tax Matters.

(a)            Each Borrower Entity will pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income before any penalty or fine accrues thereon, and all claims for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto unless the same are being contested in good faith by appropriate proceedings which stay the enforcement of such Lien and for which adequate reserves in accordance with GAAP are being maintained by such Borrower Entity.

(b)            The Borrower will be treated as of the date of its formation as, and for so long as any amounts remain outstanding hereunder will remain, a disregarded entity for U.S. federal income tax purposes and will not take any action nor recognize any transfer of interests in the Borrower that would cause the Borrower to become treated other than as a disregarded entity, the Borrower intends that the income from the Borrower’s assets will be treated as income of its sole owner for United States federal income tax purposes and it will not take any action inconsistent with such intention, and the Borrower will procure that its sole owner complies with any United States federal withholding tax obligations imposed on it.

5.12.            Certain Regulations.

Each of the Borrower Entities understands that Executive Orders issued by the President of the United States of America, Federal regulations administered by OFAC and other federal laws prohibit, among other things, U.S. persons or persons under jurisdiction of the United States from engaging in certain transactions with, the provision of certain services to, and making certain investments in, certain foreign countries, territories, entities and individuals, and that the lists of prohibited countries, territories, entities and individuals can be found on, among other places, the OFAC website at www.treas.gov/ofac. Accordingly, each of the Borrower Entities covenants that it has, and each of the Borrower Entities represents that it has, policies and procedures designed to comply with the prohibitions and restrictions mandated by OFAC and all other Sanctions Laws and regulations in the jurisdictions in which the Borrower Entity operates. None of the Borrower Entities, any of their Affiliates, or Subsidiaries or, to the best of the Borrower’s knowledge, any of their respective owners, directors or officers over which the Borrower Entity has control is, or is acting on behalf of, a country, territory, entity or individual named on such lists; and none of the Borrower Entities, any of their Affiliates, or Subsidiaries or, to the best of the Borrower’s knowledge, owners, directors or officers over which the Borrower Entity has control is a natural person or entity with whom dealings with U.S. persons or persons under the jurisdiction of the United States are prohibited under any OFAC regulation or other applicable federal law or acting on behalf of such a person or entity. No Borrower Entity owns, and no Borrower Entity will knowingly own or Acquire, any security issued by, or interest in, any country, territory, or entity whose direct ownership by U.S. persons or persons under the jurisdiction of the U.S. would be or is prohibited under any OFAC regulation or other applicable federal law.

5.13.            Transaction Data Room

The Borrower shall at all times maintain a Transaction Data Room, and shall cause to be maintained therein electronic copies of all documents and other information reasonably required by the Administrative Agent in connection with this Agreement and other Transaction Documents to be maintained therein.

5.14.            Financial and Other Information; Notices.

(a)            Specified Information. The Borrower shall deliver the documents and information detailed in Schedule A (the “Specified Information”) to the Administrative Agent and the Lenders on or prior to the date required pursuant to Schedule A.

(b)            Notice of Default. Promptly upon any Borrower Entity obtaining knowledge (1) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to a Borrower Entity with respect thereto; or (2) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, the Borrower shall deliver to the Administrative Agent and the Lenders written notice specifying the nature and period of existence of such condition, event or change, or specifying the notice given to the Borrower, and what action the Borrower Entities have taken, are taking and propose to take with respect thereto.

(c)            Notice of Litigation. Promptly upon any Borrower Entity obtaining knowledge of (1) any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders, or (2) any material development in any such Adverse Proceeding that, in the case of either clause (1) or (2), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, the Borrower shall deliver to the Administrative Agent and the Lenders written notice thereof together with such other information as may be reasonably available to the Borrower Entities to enable Lenders and their counsel to evaluate such matters.

(d)            Notice of Amendment. Promptly upon any Borrower Entity obtaining knowledge of the actual or anticipated occurrence of any Amendment which the Borrower believes, in good faith, is a Specified Change, then (i) the Borrower shall make best efforts to deliver to the Administrative Agent written notice of such Amendment (which may be via email and which shall include a brief summary of such amendment, waiver, modification or supplement) and (ii) in the case of an anticipated Specified Change, Borrower shall make best efforts to deliver the related Initial Amendment Package no less than four (4) Business Days prior to the execution of such Amendment. In addition, the Borrower shall (i) deliver to the Administrative Agent written notice of each Amendment which the Borrower believes, in good faith, is not a Specified Change (which may be via email and which shall include a brief summary of such amendment, waiver, modification or supplement) and (ii) deliver the Final Amendment Package in connection with any Amendment (regardless of whether such Amendment is a Specified Change) to the Administrative Agent, in each case within ten (10) Business Days of execution thereof.

5.15.            Inspections, Etc.

(a)            Each Credit Party will permit any authorized representatives designated by the Administrative Agent or any Lender to (1) visit and inspect any of the properties of any Credit Party to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its officers and independent public accountants, in each case relating to this Agreement and the transactions contemplated hereby and (2) to inspect the Collateral Obligations and related Underlying Instruments selected by the Administrative Agent or the Requisite Lenders in their sole and absolute discretion and, in connection therewith, to investigate any or all of the following with respect to any Collateral Obligation: (i) all matters relating to the title of Borrower Entities with respect to such Collateral Obligations; (ii) the perfection of the Collateral Agent’s security interest in the Collateral under the Collateral Documents; and (iii) the existence of any litigation or other similar proceeding relating to the Collateral Obligations to which a Credit Party is a party, either as plaintiff or defendant, all upon reasonable notice and at such reasonable times during normal business hours and subject to applicable law and the rights of the relevant Credit Party under the applicable Underlying Instruments; provided that, in the absence of an Event of Default, (x) the Credit Parties shall not be required to reimburse the Administrative Agent and Lenders for more than one inspection in any period of twelve consecutive fiscal months and (y) there shall be no more than one inspections in any period of twelve consecutive fiscal months.

(b)            Each Borrower Entity and the Servicer will, upon the written request of the Requisite Lenders, participate in a meeting of the Administrative Agent and the Lenders:

(1)            once during each calendar year, to be held at the Servicer’s corporate offices (or at such other location as may be requested by the Administrative Agent or the Requisite Lenders that is reasonably acceptable to the Borrower) at such time as may be agreed to by the Borrower, the Administrative Agent and the Requisite Lenders; and

(2)            if an Event of Default has occurred and is then continuing, at such other times as may be reasonably requested by any Lender, to be held at the Servicer’s corporate offices (or at such other location as may be requested by such Lender that is reasonably acceptable to the Borrower) at such time as may be determined by the Administrative Agent and the Requisite Lenders and reasonably acceptable to the Borrower.

(c)            Each inspection, investigation, visitation or other meeting referred to in clause (b) above shall be at the Lenders’ own cost and expense; provided that, if an Event of Default has occurred and is continuing, then each such inspection, investigation, visitation or other meeting will be at the expense of the Borrower.

5.16.            Delayed Drawdown Collateral Obligations.

The Borrower will ensure that, as of each date of determination, the Unfunded Exposure Amount with respect to all Delayed Drawdown Collateral Obligations does not cause the sum of (x) the Unfunded Reserve Account Shortfall and (y) the Loan Amount (ABL) to exceed the Adjusted Maximum Facility Amount (ABL).

Section 6.      ACCOUNTS; ACCOUNTINGS AND RELEASES.

6.1.            Collection of Money.

Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement and the other Transaction Documents, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such money and property received by it in the Transaction Accounts in trust for the Secured Parties and shall apply it as provided in this Agreement and the other Transaction Documents.

The accounts established by the Collateral Agent pursuant to this Agreement may include any number of sub accounts deemed necessary by the Collateral Agent or requested by the Borrower Entities or the Servicer for convenience in administering the Transaction Accounts and the Collateral Obligations (including, for the avoidance of doubt, separate subaccounts for each Specified Currency).

Each Transaction Account shall be established and maintained (a) with a federal or state-chartered depository institution with a short-term rating of at least “A-1” by S&P (or a long-term rating of at least “A+” by S&P if such institution has no short-term rating) and if such institution’s short-term rating falls below “A-1” by S&P (or its long-term rating falls below “A+” by S&P if such institution has no short-term rating), the assets held in such Transaction Account shall be transferred within 60 calendar days to another institution that has a short-term rating of at least “A-1” by S&P (or which has a long-term rating of at least “A+” by S&P if such institution has no short-term rating) or (b) with respect to securities accounts, in segregated accounts of a federal or state-chartered deposit institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b). Such institution shall have a combined capital and surplus of at least U.S.$200,000,000.

The Accounts Securities Intermediary may employ, as subcustodians for any Pledged Obligations (and Interest Proceeds and Principal Proceeds thereon) denominated in a Specified Currency other than USD (if applicable), subcustodians and other securities depositories, clearing agencies and clearing systems (each, an “Intermediary” and, collectively, “Intermediaries”). The Accounts Securities Intermediary shall identify on its books as belonging to the applicable Borrower Entity (subject to the lien of the Bank, as Collateral Agent on behalf of the Secured Parties) any of the Pledged Obligations of such Borrower Entity held by an Intermediary. The Accounts Securities Intermediary may hold any such Pledged Obligations (and related Interest Proceeds and Principal Proceeds) with one or more Intermediaries in each case in a single account with such Intermediary that is identified as belonging to the Accounts Securities Intermediary for the benefit of its customers; provided that the records of the Accounts Securities Intermediary with respect to any such Pledged Obligations and related Interest Proceeds and Principal Proceeds which are property of a Borrower Entity maintained in such account shall identify by book-entry those Pledged Obligations and proceeds thereof as belonging to such Borrower Entity.

All investment or application of funds in accordance with Sections 6.2 or 6.3 shall be made pursuant to a Borrower Order (which may be in the form of standing instructions) executed by an Authorized Officer of the Servicer. The Borrower shall at all times direct the Collateral Agent or the Accounts Securities Intermediary, as applicable to, and, upon receipt of such Borrower Order, the Collateral Agent or the Accounts Securities Intermediary shall, invest or cause the investment of, pending application in accordance with Sections 6.2 or 6.3, all funds received into the Transaction Accounts (other than the Payment Account and the Collateral Account) during a Due Period (except when such funds shall be required to be disbursed hereunder), and amounts received in prior Due Periods and retained in any Transaction Account, as so directed, in Eligible Investments. If, prior to the occurrence of an Event of Default, the Borrower shall not have given any such investment directions, the Collateral Agent shall seek instructions from the Borrower within three (3) Business Days after transfer of such funds to the applicable Transaction Account. If the Collateral Agent does not thereupon receive written instructions from the Borrower within five (5) Business Days after transfer of such funds to such Transaction Account, it shall invest and reinvest the funds held in such Transaction Account, as fully as practicable, but only in one or more Eligible Investments maturing (as selected by the Servicer in a writing delivered to the Collateral Agent) no later than the third (3rd)Business Day prior to the next Payment Date unless such Eligible Investments are issued by U.S. Bank National Association, in which event such Eligible Investments may mature up to the Business Day preceding such Payment Date. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest, or cause the investment or reinvestment of, such monies as fully as practicable in Eligible Investments (as selected by the Servicer in a writing delivered to the Collateral Agent) maturing not later than the earlier of (1) 30 days after the date of such investment or (2) the third (3rd) Business Day prior to the next Payment Date unless such Eligible Investments are issued by U.S. Bank National Association, in which event such Eligible Investments may mature on the Payment Date. All interest and other income from such Eligible Investments shall be deposited into the applicable Transaction Accounts and transferred to the Interest Collection Account, and any gain realized from such investments shall be credited to the Interest Collection Account, and any loss resulting from such investments shall be charged to the Interest Collection Account. In the absence of any direction (including a standing direction) from the Servicer the Collateral Agent shall hold uninvested any amounts held as USD and on deposit in any Transaction Account. Except as otherwise provided herein, the Collateral Agent shall not in any way be held liable by reason of any insufficiency of funds in any Transaction Account resulting from any loss relating to any such investment; and the Collateral Agent shall not be under any obligation to invest any funds held hereunder except as otherwise expressly set forth herein.

If any amounts received by any Borrower Entity (other than the Borrower) are to be included as Interest Proceeds or Principal Proceeds for distribution on a Payment Date or other application by the Collateral Agent permitted by this Agreement and the other Transaction Documents, the Borrower shall cause such other Borrower Entities to remit to the Collateral Agent on the Borrower’s behalf any such Interest Proceeds or Principal Proceeds received by such entity, which remittance shall, for amounts intended to be distributed on a Payment Date, occur not later than the Business Day immediately succeeding the end of the related Due Period (or, to the extent that any such amounts are intended for any other application under this Agreement and the other Transaction Documents, such remittance shall occur sufficiently in advance of such anticipated application as may be reasonably necessary). For the avoidance of doubt, any such amounts received by such other Borrower Entities on or prior to the Determination Date shall be treated as having been received during the related Due Period, notwithstanding the remittance to the Collateral Agent as instructed by and in consultation with the Servicer of such amounts occurs following such Determination Date as described above. The Collateral Agent shall not have any liability for any failure to remit Interest Proceeds or Principal Proceeds on a Payment Date (or otherwise apply any such amounts in accordance with this Agreement and the other Transaction Documents) due to a failure or delay on the part of any such other Borrower Entity to timely remit such amounts to the Collateral Agent on behalf of the Borrower.

If the Borrower receives Cash denominated in currency that is not a Specified Currency (regardless of source), the Collateral Agent, when and as directed by the Borrower (or the Servicer on its behalf), shall convert such amounts into USD at the prevailing spot rate of exchange at the time of such conversion. The Borrower Entities shall bear all risks of investing in Pledged Obligations denominated in a foreign currency. It is understood and agreed that any foreign exchange transaction effected by the Collateral Agent may be entered with U.S. Bank National Association or its affiliates acting as principal or otherwise through customary banking channels. The Collateral Agent shall be entitled at all times to comply with any legal or regulatory requirements applicable to currency or foreign exchange transactions. The Borrower acknowledges that the Collateral Agent or any affiliates of the Collateral Agent involved in any such foreign exchange transactions may make a margin or banking income from foreign exchange transactions entered into pursuant to this section for which they shall not be required to account to the Borrower or any of its Affiliates.

The Collateral Agent shall have no liability for any losses included in or resulting from the rates obtained in any such exchange transaction in the absence of its own gross negligence, willful misconduct, fraud or bad faith.

The Collateral Agent, within one (1) Business Day after becoming aware of the receipt of any Distribution or other Proceeds that is not Cash, shall so notify the Servicer on behalf of the Borrower and the Borrower shall, within ten (10) Business Days of receipt of such notice from the Collateral Agent, sell such Distributions or other Proceeds for Cash in an arm’s length transaction and deposit the Proceeds thereof in the Interest Collection Account or Principal Collection Account, as relevant, for investment pursuant to Section 6.2; provided that the Borrower need not sell such Distributions or other Proceeds if it delivers an Officer’s Certificate to the Collateral Agent certifying that such Distributions or other Proceeds constitute Collateral Obligations or Eligible Investments and that all steps necessary to cause the Collateral Agent to have a perfected lien therein that is of first priority, free of any adverse claim or the legal equivalent thereof (subject to Permitted Liens), as applicable, have been taken.

The Collateral Agent shall give the Borrower and the Administrative Agent notice as soon as practicable under the circumstances if it becomes aware that any Transaction Account or any funds on deposit therein, or otherwise to the credit of any Transaction Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower Entities shall not have any legal, equitable or beneficial interest in any Transaction Account other than in accordance with the provisions of this Agreement and the Securities Account Control Agreement. At all times, all Transaction Accounts shall remain at an institution that satisfies the requirements of Section 6.1.

6.2.            Collection Accounts.

(a)            Interest Collection Account. The Borrower shall, on or prior to the Closing Date, establish at the Accounts Securities Intermediary (x) (1) a USD-denominated segregated account, (2) a CAD-denominated segregated account, (3) a GBP-denominated segregated account, (4) an EUR-denominated segregated account and (5) a AUD-denominated segregated account, each in the name “SPCC Funding II LLC, subject to the lien of the Bank, as Collateral Agent on behalf of the Secured Parties”, which shall together be designated as the Interest Collection Account (ABL), and (y) (1) a USD-denominated segregated account, (2) a CAD-denominated segregated account, (3) a GBP-denominated segregated account, (4) an EUR-denominated segregated account and (5) an AUD-denominated segregated account, each in the name “SPCC Funding II LLC, subject to the lien of the Bank, as Collateral Agent on behalf of the Secured Parties”, which shall together be designated as the Interest Collection Account (Revolver), in each case which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement into which the Borrower shall, from time to time, deposit all Interest Proceeds to the applicable Interest Collection Account except as otherwise provided in this Section 6. In addition, the Borrower may, but under no circumstances shall be required to, deposit or cause to be deposited from time to time such monies in the Interest Collection Account as it deems, in its sole discretion, to be advisable.

To the extent that any Interest Proceeds are received in a Specified Currency other than USD, the Collateral Agent will cause such Interest Proceeds to be deposited in the subaccount of the applicable Interest Collection Account established for such currency (or in such other account as the Collateral Agent may have established to hold such currency for purposes of this Agreement and the other Transaction Documents).

All monies deposited from time to time in each Interest Collection Account pursuant to this Agreement shall be held in trust by the Collateral Agent as part of the Collateral and shall be applied to the purposes provided herein.

Subject to Section 6.3(a), all property in each Interest Collection Account, together with any securities in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Accounts Securities Intermediary in the Interest Collection Accounts as part of the Collateral subject to disbursement and withdrawal solely as provided in this Section 6.2 and Section 6.3(a).

(b)            Principal Collection Account. The Borrower shall, prior to the Closing Date, establish at the Accounts Securities Intermediary (x) (1) a USD-denominated segregated account, (2) a CAD-denominated segregated account, (3) a GBP-denominated segregated account, (4) an EUR-denominated segregated account and (5) an AUD-denominated segregated account, each in the name “SPCC Funding II LLC, subject to the lien of the Bank, as Collateral Agent on behalf of the Secured Parties”, which shall together be designated as the Principal Collection Account (ABL), and (y) (1) a USD-denominated segregated account, (2) a CAD-denominated segregated account, (3) a GBP-denominated segregated account, (4) an EUR-denominated segregated account and (5) an AUD-denominated segregated account, each in the name “SPCC Funding II LLC, subject to the lien of the Bank, as Collateral Agent on behalf of the Secured Parties”, which shall together be designated as the Principal Collection Account (Revolver), in each case which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement. Any and all funds at any time on deposit in, or otherwise to the credit of, each Principal Collection Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties.

The proceeds of all Loans made hereunder (unless expressly permitted to be otherwise applied in accordance with the terms and conditions of this Agreement) and all Principal Proceeds shall be deposited into the applicable Principal Collection Account. All such funds, together with any Eligible Investments made with such funds, shall be held by the Accounts Securities Intermediary in the Principal Collection Account as part of the Collateral subject to disbursement and withdrawal solely as provided in this Section 6.2(b) and Section 6.3(a) below. Any income or other gain realized from Eligible Investments in the Principal Collection Account shall be transferred to the Interest Collection Account and disbursed and withdrawn in accordance with Section 6.2.

So long as no Event of Default shall have occurred and be continuing hereunder, upon the receipt of a Borrower Order, the Accounts Securities Intermediary shall reinvest funds on deposit in the Principal Collection Account in Collateral Obligations as permitted under and in accordance with the requirements of Section 8 and such Borrower Order.

To the extent that any Principal Proceeds are received in a Specified Currency other than USD (if applicable), the Collateral Agent will cause such Principal Proceeds to be deposited in the subaccount of the Principal Collection Account established for such currency (or in such other account as the Collateral Agent may have established to hold such currency for purposes of this Agreement and the other Transaction Documents). Pursuant to a Borrower Order, the Servicer may from time to time direct the Collateral Agent to convert any such non-USD amounts into USD and for the proceeds of such conversion to be deposited in the Principal Collection Account for application pursuant to the terms and conditions set forth herein, and at any time, if an Event of Default has occurred and is continuing, the Collateral Agent may (at the direction of the Administrative Agent) convert any or all of such non-USD amounts into USD for application hereunder.

6.3.            Other Transaction Accounts.

(a)            Payment Account. The Borrower shall, on or prior to the Closing Date, establish at the Accounts Securities Intermediary each of the following Payment Accounts: (1) a USD-denominated segregated account, (2) a CAD-denominated segregated account, (3) a GBP-denominated segregated account, (4) an EUR-denominated segregated account and (5) an AUD-denominated segregated account, each in the name “SPCC Funding II LLC, subject to the lien of the Bank, as Collateral Agent on behalf of the Secured Parties”, which shall be designated as the Payment Account, which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties.

To the extent that any amounts to be held in the Payment Account are denominated in a Specified Currency other than USD, the Collateral Agent will cause such amounts to be deposited in the subaccount of the Payment Account established for such currency (or in such other account as the Collateral Agent may have established to hold such currency for purposes of this Agreement and the other Transaction Documents).

Except as provided in the Priority of Payments and in this Section 6.3, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on and the principal of and other amounts owing in respect of the Loans in accordance with the provisions of this Agreement and, upon Borrower Order to pay Administrative Expenses (which Borrower Order shall be deemed to be provided for Administrative Expenses identified in the Quarterly Report) and other amounts specified in the Priority of Payments in accordance with the Priority of Payments and Section 12.

The Collateral Agent shall cause the transfer to the respective Payment Account, for application pursuant to the Priority of Payments, on the first (1st)Business Day preceding each Payment Date, or, if such funds are permitted to be available in the Interest Collection Account or the Principal Collection Account, as the case may be, on the Business Day preceding each Payment Date pursuant to Section 6.1 of any amounts then held in Cash in (1) the Interest Collection Account and (2) the Principal Collection Account (other than Cash that the Servicer is permitted to and elects to retain in such account for subsequent reinvestment in Collateral Obligations) and any Reinvestment Income on amounts in the Principal Collection Account, other than Proceeds received after the end of the Due Period with respect to such Payment Date.

(b)            [Reserved].

(c)            Margin Accounts. The Borrower shall, on or prior to the Closing Date, establish at the Accounts Securities Intermediary (x) a segregated account in the name “SPCC Funding II LLC, subject to the lien of the Bank, as Collateral Agent on behalf of the Secured Parties”, which shall be designated as the Margin Account (ABL) and (y) a segregated account in the name “SPCC Funding II LLC, subject to the lien of the Bank, as Collateral Agent on behalf of the Secured Parties”, which shall be designated as the Margin Account (Revolver), in each case which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement, into which the Borrower shall deposit cash in U.S. dollars from time to time as required pursuant to the Margining Agreement. Any and all funds at any time on deposit in, or otherwise to the credit of, the Margin Accounts shall be held in trust by the Collateral Agent for the benefit of the Secured Parties. The only withdrawals from the Margin Accounts shall be (1) if at any time any Event of Default has occurred and is continuing, for application under the Enforcement Priority of Payments at the direction of the Requisite Lenders and (2) if no Default or Event of Default or Borrowing Base Deficiency has occurred or would result therefrom, for transfer to the Principal Collection Account or remittance to the Equity Holder as provided in the Margining Agreement. On the Business Day prior to the Maturity Date, the Collateral Agent shall remit the balance on deposit in the Margin Accounts to the applicable Principal Collection Account for application as Principal Proceeds.

(d)            The Unfunded Reserve Account. The Borrower shall, on or prior to the Closing Date, establish at the Accounts Securities Intermediary (1) a USD-denominated segregated account, (2) a CAD-denominated segregated account, (3) a GBP-denominated segregated account, (4) an EUR-denominated segregated account and (5) an AUD-denominated segregated account, each in the name “SPCC Funding II LLC, subject to the lien of the Bank, as Collateral Agent on behalf of the Secured Parties”, which shall together be designated as the Unfunded Reserve Account, which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement. Amounts in the Unfunded Reserve Account will be invested in overnight funds that are Eligible Investments in accordance with the written instructions of the Servicer (which may be in the form of standing instructions).

In connection with a Credit Extension for the payment of any portion of the Unfunded Exposure Amount on a Delayed Drawdown Collateral Obligation, the Servicer shall, on the date the related Funding Notice is provided to the Administrative Agent, instruct the Collateral Agent to withdraw funds from the applicable Principal Collection Account for deposit into the Unfunded Reserve Account (or direct in the related Funding Notice that proceeds from the Credit Extension be deposited into the Unfunded Reserve Account), to the extent required so that the amount of funds on deposit in the Unfunded Reserve Account is equal to the Unfunded Reserve Required Amount with respect to such Unfunded Exposure Amount. During the Reinvestment Period, fundings of the Unfunded Exposure Amount of any Delayed Drawdown Collateral Obligations shall be made using, first, amounts on deposit in the Unfunded Reserve Account (in an amount equal to the amount on deposit therein with respect to such Delayed Drawdown Collateral Obligation), second, available Principal Proceeds, third, borrowings of Loans under Section 2 and finally, deposits by the Borrower of cash from other sources into the Unfunded Exposure Account in the amount of any remaining Unfunded Reserve Required Amount.

Amounts on deposit in the Unfunded Reserve Account will be available solely to cover drawdowns on Delayed Drawdown Collateral Obligations; provided that, to the extent that the aggregate amount of funds on deposit therein during the Reinvestment Period exceeds the amount specified in clause (II) of the definition of the Unfunded Reserve Required Amount, then provided no Event of Default has occurred and is continuing, the Borrower or the Servicer on behalf of the Borrower may direct the Collateral Agent to remit such excess to the applicable Principal Collection Account.

Notwithstanding anything to the contrary herein, if, (x) on the last day of the Reinvestment Period or (y) if directed by the Requisite Lenders, upon the occurrence of an Event of Default, there exists an Unfunded Reserve Account Shortfall, first, so long as no Borrowing Base Deficiency is continuing or would result therefrom, amounts on deposit in the Principal Collection Account shall be allocated to the Unfunded Reserve Account to the extent of such Unfunded Reserve Account Shortfall, second, with the consent of the Administrative Agent, the Borrower shall be deemed to have been given a Loan (ABL) in an amount equal to the lesser of (i) the remaining portion of such Unfunded Reserve Account Shortfall (if any) and (ii) the remaining undrawn Commitment (ABL) (in each case as of such date), and the proceeds of which Loan (ABL) shall be deposited in the Unfunded Reserve Account and the terms and conditions of such Loan (ABL) shall be identical to the terms and conditions of the Loans (ABL) made pursuant to Section 2 and third, the Borrower shall deposit cash from other sources into the Unfunded Exposure Account in the amount of any remaining Unfunded Reserve Account Shortfall.

(e)            Collateral Account. The Borrower shall, on or prior to the Closing Date, establish at the Accounts Securities Intermediary (1) a USD-denominated segregated account, (2) a CAD-denominated segregated account, (3) a GBP-denominated segregated account, (4) an EUR-denominated segregated account and (5) an AUD-denominated segregated account, each in the name “SPCC Funding II LLC, subject to the lien of the Bank, as Collateral Agent on behalf of the Secured Parties”, which shall be designated as the Collateral Account, which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement into which the Borrower shall from time to time deposit Collateral. All Collateral deposited from time to time in the Collateral Account pursuant to this Agreement shall be held in trust by the Collateral Agent as part of the Collateral and shall be applied to the purposes provided herein. Funds in the Collateral Account will remain uninvested.

6.4.            Reports by Collateral Agent.

The Collateral Agent and the Collateral Administrator shall make available in a timely fashion to the Borrower and the Servicer any information regularly maintained by the Collateral Agent and the Collateral Administrator that the Borrower or the Servicer may from time to time reasonably request with respect to the Pledged Obligations or the Transaction Accounts reasonably needed to complete the Daily Report, Quarterly Report or any Additional Report or to provide any other information reasonably available to the Collateral Agent by reason of its acting as Collateral Agent hereunder and required to be provided by Section 6.5 or to permit the Servicer to perform its obligations under the Servicing Agreement. The Collateral Agent or the Collateral Administrator shall, in a timely fashion, forward to the Servicer copies of notices and other writings received by it, in its capacity as Collateral Agent or the Collateral Administrator, as applicable, hereunder, from the obligor or other Person with respect to any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation advising the holders of such obligation of any rights that the holders might have with respect thereto (including notices of calls and redemptions thereof) as well as all periodic financial reports received from such obligor or other Person with respect to such obligation and Clearing Agencies with respect to such obligor. The Borrower and the Servicer shall likewise cooperate by providing in a timely fashion to the Collateral Agent and the Collateral Administrator such information in such party’s possession as maintained or reasonably available to it hereunder in respect of the Pledged Obligations or otherwise reasonably necessary to permit the Collateral Agent or the Collateral Administrator, as applicable, to perform its duties hereunder and, with respect to the Collateral Administrator, under the Collateral Administration Agreement.

Commencing on the tenth (10th) Business Days after the Closing Date, the Collateral Agent shall prepare and deliver to the Administrative Agent (with a copy to the Borrower) on each Business Day a trade reconciliation statement (as of the close of business on the prior Business Day) setting forth the information specified in Section 6.5, including a list of each Commitment by a Borrower Entity to Acquire or Dispose of any Collateral Obligation that has not yet settled, including for each such Commitment the identity of the seller or purchaser of such Collateral Obligation, the date of the related trade ticket, the expected settlement date and such other information relating thereto as the Administrative Agent may reasonably request.

Nothing in this Section 6.4 shall be construed to impose upon the Collateral Agent any duty to prepare any report or statement required under Section 6.5 or to calculate or compute information required to be set forth in any such report or statement other than to provide information regularly maintained by the Collateral Agent by reason of its acting as Collateral Agent hereunder.

6.5.            Accountings.

(a)            Daily. On each Business Day, commencing on the tenth (10th) Business Day following the Initial Credit Date (including each day on which a Quarterly Report is delivered), the Borrower shall compile, or cause to be compiled, a report (the “Daily Report”) and then provide or make available such Daily Report by electronic mail to the Collateral Agent, the Collateral Administrator, the Servicer, the Administrative Agent and the Lenders, provided that posting such Daily Report on the Collateral Agent’s website and providing access thereto to such parties shall be deemed to have complied with this Section 6.5(a). Each Daily Report shall contain the following information and instructions with respect to the Collateral, determined (or identified by the Borrower to the Collateral Administrator) as of the close of business on the immediately preceding Business Day:

(i)            the Aggregate Principal Amount of the Collateral Obligations and the Eligible Investments then owned by the Borrower Entities;

(ii)            for each Collateral Obligation and Eligible Investment then owned by the Borrower Entities:

(1)            the owner of such Collateral Obligation or Eligible Investment;

(2)            whether such Collateral Obligation or Eligible Investment is funded via a Loan (ABL) or a Loan (Revolver);

(3)            the Principal Balance; currency; the annual interest rate (including the basis for such rate); maturity date (including the later date if such maturity date is extended); obligor; where such obligor is organized; and the CUSIP, LIN or other security identifier, if any, thereof; and

(4)            whether such Collateral Obligation is a Delayed Drawdown Collateral Obligation and, if so, the related Unfunded Exposure Amount;

(iii)            a list of each Collateral Obligation that each Borrower Entity has Committed to Acquire but for which the related settlement has not yet occurred (and, for each, the purchase price to be payable by such Borrower Entity for such Collateral Obligation) and whether such Collateral Obligation will be funded via a Loan (ABL) or a Loan (Revolver);

(iv)            a list of each Collateral Obligation that each Borrower Entity has Committed to sell but for which the related settlement has not yet occurred (and, for each, the purchase price to be received by such Borrower Entity for such Collateral Obligation);

(v)            the Balance on deposit in each Transaction Account;

(vi)            in the case of a Daily Report in connection with an Equity Distribution on any date that is not a Payment Date (which report shall be delivered no later than five (5) Business Days prior to such Equity Distribution), evidence reasonably satisfactory to the Administrative Agent that the Equity Distribution Test is satisfied; and

(vii)            such other information as the Administrative Agent may reasonably request regarding the Collateral so long as such information is in the possession of the Borrower or may be obtained with neither undue burden nor expense.

(b)            Quarterly. One (1) Business Day prior to each Payment Date, the Borrower shall compile and deliver, or cause to be compiled and delivered, a report (the “Quarterly Report”) to the Collateral Agent, the Collateral Administrator, the Servicer, the Administrative Agent and each Lender, provided that posting such Quarterly Report on the Collateral Agent’s website and providing access thereto to such parties shall be deemed to have complied with this Section 6.5(b). The Quarterly Report shall contain the following information and instructions with respect to the Collateral, determined (or identified by the Borrower to the Collateral Administrator) as of the Determination Date for the related Payment Date:

With respect to the Collateral Portfolio:

(i)            the Aggregate Principal Amount of the Collateral Obligations and the Eligible Investments;

(ii)            the Principal Balance, currency, annual interest rate (including the basis for such rate), maturity date (including the later date if such maturity date is extended), obligor of each Collateral Obligation and Eligible Investment and where the obligor of each Collateral Obligation and Eligible Investment is organized, as the case may be; the CUSIP, LIN or any other security identifier, if any, of each Collateral Obligation and Eligible Investment, as the case may be;

(iii)            an indication as to the classification of such Collateral Obligation (i.e., first lien, (ABL), etc.); and whether such Collateral Obligation has been designated as a “Private Asset” or a “Non-Private Asset” pursuant to the terms of this Agreement;

(iv)            the owner of such Collateral Obligation;

(v)            the nature, source and amount of any Proceeds in each of the Transaction Accounts including the Interest Proceeds and Principal Proceeds (stating separately the amount of Sale Proceeds), received since the date of determination of the last Quarterly Report;

(vi)           the number, identity and, if applicable, principal amount of any Collateral that was released for sale or other disposition (specifying the category of permitted sales under which it falls and whether such Collateral Obligation or other property is an Ineligible Asset) and the number, identity and, if applicable, par value of Collateral Acquired by the Borrower Entities since the date of determination of the last Quarterly Report (or, in the case of the first Quarterly Report, since the Initial Credit Date);

(vii)          [Reserved]

(viii)          the Acquisition or sale price of each item of Collateral Acquired by each Borrower Entity, in each case since the date of determination of the last Quarterly Report (or, in the case of the first Quarterly Report, since the Initial Credit Date) and the identity of the purchasers or sellers thereof, if any, which are Affiliated with the Borrower or the Servicer;

(ix)            (A) the identity and Principal Balance of each Collateral Obligation that was upgraded or downgraded since the most recent Quarterly Report (or, in the case of the first Quarterly Report, since the Initial Credit Date) and (B) the Aggregate Principal Amount of Collateral Obligations that were (1) upgraded and (2) downgraded, respectively since the most recent Quarterly Report (or, in the case of the first Quarterly Report, since the Initial Credit Date);

(x)             for each Collateral Obligation in the Collateral Portfolio, a calculation of each financial ratio as of such date of determination and for each prior Financial Ratio Test Period, all in form and detail reasonably satisfactory to the Administrative Agent; and

(xi)            such other information as the Collateral Agent, the Servicer, the Administrative Agent or the Requisite Lenders may reasonably request regarding the Loans and the Collateral therefor so long as such information is in the possession of the Borrower or may be obtained with neither undue burden nor expense.

With respect to the payments to be made on such Payment Date:

(xii)           the Aggregate Principal Amount of each of the Collateral Obligations (ABL) and Collateral Obligations (Revolver) as of the close of business on such Determination Date, after giving effect to (A) Proceeds received on the Collateral Obligations with respect to the related Due Period and the reinvestment of such Proceeds in substitute Collateral Obligations, Eligible Investments or other assets during such Due Period and (B) the release of any Collateral Obligations during such Due Period;

(xiii)          (A) the Dollar Equivalent of the aggregate outstanding principal balance of each of the Loans (ABL) and the Loans (Revolver), as an aggregate Dollar figure and as a percentage of the original aggregate outstanding principal balance of such Loans at the beginning of the Due Period, (B) the amount of principal payments to be made on the Loans on such Payment Date, (C) the amount of any overdue interest and (D) the aggregate outstanding principal balance of the Loans as a Dollar figure and as a percentage of the original aggregate outstanding principal balance, in each case after giving effect to the principal payments, if any, for such Payment Date;

(xiv)          the amount of Accrued Interest payable to the Lenders for such Payment Date (and the components thereof under Section 2.5) and the amount of Interest Proceeds and Principal Proceeds payable to the Equity Holder (in each case determined as of the related Determination Date);

(xv)           the amount of Principal Proceeds to be applied pursuant to clause (1) of the Principal Priority of Payments (in each case determined as of the related Determination Date);

(xvi)          the Administrative Expenses payable for such Payment Date on an itemized basis (determined as of the related Determination Date);

(xvii)         for the Interest Collection Account:

(1)            the Balance on deposit in the Interest Collection Account at the end of the related Due Period, in each Specified Currency;

(2)            the amounts payable from the Interest Collection Account (through a transfer to the Payment Account) pursuant to subclauses (1) through (9) of the Interest Priority of Payments and subclauses (1) through (6) of the Principal Priority of Payments for such Payment Date, in each case in each Specified Currency; and

(3)            the Balance remaining in the Interest Collection Account immediately after all payments and deposits to be made on such Payment Date (determined as of the related Determination Date);

(xviii)        for the Principal Collection Account:

(1)            the Balance on deposit in the Principal Collection Account at the end of the related Due Period, in each Specified Currency;

(2)            the amounts, if any, payable from the Principal Collection Account (through a transfer to the Payment Account) as Interest Proceeds pursuant to the Interest Priority of Payments and as Principal Proceeds pursuant to the Principal Priority of Payments for such Payment Date (in each case determined as of the related Determination Date), in each Specified Currency; and

(3)            the Balance remaining in the Principal Collection Account immediately after all payments and deposits to be made on such Payment Date (determined as of the related Determination Date), in each Specified Currency;

(xix)           the amount of unpaid interest, if any, with respect to any Loans (in each case determined as of the related Determination Date), in each Specified Currency;

(xx)            the Principal Payments received during the related Due Period, in each Specified Currency;

(xxi)           the Principal Proceeds received during the related Due Period, in each Specified Currency;

(xxii)          the Interest Proceeds received during the related Due Period, in each Specified Currency;

(xxiii)        without duplication of any other clause in this Section 6.4(b), the amounts payable pursuant to each subclause of the Interest Priority of Payments and the Principal Priority of Payments on the related Payment Date in each Specified Currency (in each case determined as of the related Determination Date);

(xxiv)         the amount of any Equity Distribution approved (or deemed to be approved) by the Administrative Agent; and

(xxv)         such other information as the Collateral Agent, Servicer or the Administrative Agent may reasonably request regarding the Loans and the Collateral therefor so long as such information is in the possession of the Borrower or may be obtained with neither undue burden nor expense.

Upon receipt of each Quarterly Report, the Collateral Agent shall compare the information contained therein to the information contained in its records with respect to the Collateral and shall, within three (3) Business Days after receipt of such Quarterly Report, notify the Borrower and the Servicer if the information contained in the Quarterly Report does not conform to the information maintained by the Collateral Agent in its records and detail any discrepancies. If any discrepancy exists, the Collateral Agent and the Borrower, or the Servicer on behalf of the Borrower, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Borrower shall appoint, within five (5) Business Days, an Independent accountant to review such Quarterly Report and the Collateral Agent’s records to determine the cause of such discrepancy. If such review reveals an error in the Quarterly Report or the Collateral Agent’s records, the Quarterly Report or the Collateral Agent’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Agreement.

(c)            Payment Date Instructions. Each Quarterly Report shall constitute instructions to the Collateral Agent to withdraw on the related Payment Date from the Payment Account and pay or transfer the amounts set forth in such report in the manner specified, and in accordance with the priorities established, in the Priority of Payments.

(d)            Quarterly Report/Daily Report. Notwithstanding any provision to the contrary contained in this Agreement, the Borrower may prepare (or cause to be prepared) a separate Daily Report for each of the Collateral Obligations and Eligible Investments owned by the Borrower and each other Borrower Entity, and any such reports provided for any Business Day shall collectively constitute the “Daily Report” for such day. Except as otherwise expressly stated, information in such reports as to any asset shall be in the Specified Currency of such asset.

(e)            Distribution of Reports. The Collateral Agent will make the Daily Reports and Quarterly Reports available via its internet website. The Collateral Agent’s internet website shall initially be located at “https://pivot.usbank.com/cdo”. Assistance in using the website can be obtained by contacting the Collateral Agent’s Corporate Trust Office. Parties that are unable to use the above distribution options are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Collateral Agent shall have the right to change the way such statements are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Collateral Agent shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access to the Collateral Agent’s internet website, the Collateral Agent may require registration and the acceptance of a disclaimer. The Collateral Agent shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Daily Report or the Quarterly Report which the Collateral Agent disseminates in accordance with this Agreement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

6.6.            Additional Reports.

In addition to the information and reports specifically required to be provided pursuant to the terms of this Agreement, the Borrower (at its expense), or the Servicer on behalf of the Borrower, shall compile and the Borrower shall then provide the Administrative Agent and the Lenders (upon request of the Requisite Lenders), with all information or reports delivered to the Collateral Agent hereunder, and such additional information as the Administrative Agent or the Requisite Lenders may from time to time reasonably request and the Borrower shall reasonably determine may be obtained and provided without unreasonable burden or expense (the “Additional Reports”). Such a request from the Administrative Agent or the Requisite Lenders may be submitted directly to the Collateral Agent and then such request shall be forwarded to the Borrower for processing.

6.7.            Delivery of Pledged Obligations; Custody Documents; Etc.

(a)            The Collateral Agent shall credit all Collateral Obligations and Eligible Investments Acquired by the Borrower in accordance with this Agreement and Cash to the relevant Transaction Account established and maintained pursuant to this Section 6, as to which in each case the Collateral Agent and the Borrower shall have entered into the Securities Account Control Agreement.

(b)            Each time that the Borrower, or the Servicer on behalf of the Borrower, shall direct or cause the Acquisition of any Collateral Obligation or Eligible Investment, the Borrower or the Servicer on behalf of the Borrower shall, if such Collateral Obligation or Eligible Investment has not already been transferred to the relevant Transaction Account, cause such Collateral Obligation or Eligible Investment to be delivered. The security interest of the Collateral Agent in the funds or other property utilized in connection with such Acquisition shall, immediately and without further action on the part of the Collateral Agent, thereupon be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in such Collateral Obligation or Eligible Investment so Acquired, including all rights of the Borrower in and to any contracts related to and proceeds of such Collateral Obligation or Eligible Investment.

(c)            Without limiting the foregoing, the Borrower, or the Servicer on behalf of the Borrower, will use its commercially reasonable efforts to direct the Accounts Securities Intermediary to take such different or additional action as may be necessary in order to maintain the perfection or priority of the security interest in the event of any change in applicable law or regulation, including Articles 8 and 9 of the UCC.

(d)            In addition to the steps specified in subclauses (b) and (c) above, the Borrower or the Servicer (at the sole cost and expense of the Borrower) on behalf of the Borrower will use commercially reasonable efforts to take all actions necessary or advisable under the laws of the applicable jurisdiction of organization of the Borrower to protect the security interest of the Collateral Agent.

(e)            For each Collateral Obligation owned by a Borrower Entity on the Initial Credit Date, such Borrower Entity shall:

(1)            prepare, execute and deliver (and procure execution by the other parties required to execute and deliver the same) to the Collateral Custodian, promptly following the Initial Credit Date (and in any case within ten (10) Business Days of receipt of the relevant forms from the Administrative Agent), the Escrowed Assignment Agreement Documents for such Collateral Obligation, to be held by the Collateral Custodian pending the assignment of Collateral Obligation in connection with the exercise of remedies by the Collateral Agent or the Requisite Lenders under the Transaction Documents; provided that such Escrowed Assignment Agreement Documents may be provided in electronic form (to the Transaction Data Room).

(2)           direct the relevant obligors and agents, as applicable, on all Collateral Obligations to make all payments owed to such Borrower Entity under the relevant Underlying Instruments in respect of such Collateral Obligations directly to the applicable Transaction Accounts;

(3)            deliver copies of a Document Checklist for such Collateral Obligation, all related Underlying Instruments and other related Custody Documents to the Collateral Custodian on behalf of the Secured Parties; provided that:

(i)            (x) with respect to Collateral Obligations other than Originated Collateral Obligations, items referenced in clause (a) of the definition of “Underlying Instruments” shall be delivered on the Initial Credit Date and (y) with respect to Originated Collateral Obligations, items in clause (a) of the definition of “Underlying Instruments” shall be delivered within five (5) Business Days following the Initial Credit Date;

(ii)            items referenced in clause (b) of the definition of “Underlying Instruments” shall be delivered promptly upon receipt by the Servicer; and

(iii)           items referenced in clause (c) of the definition of “Underlying Instruments” shall be delivered upon written request by the Requisite Lenders to the extent that the Servicer has received such items.

To the extent not otherwise provided in clause (3) above, the Preliminary Documentation Package for each Collateral Obligation shall be delivered to the Collateral Custodian (or, in the case of any bond as describe in clause (a) of the definition of Underlying Instruments, the Collateral Agent) on or prior to the date on which the Borrower funds the Acquisition of such Collateral Obligation (whether with funds on deposit in the Transaction Accounts or with the proceeds of any Credit Extension under the Transaction Documents); and the Additional Documentation shall be delivered to the Collateral Custodian (or, in the case of any bond as describe in clause (a) of the definition of Underlying Instruments, the Collateral Agent) within five (5) Business Days after the date on which the Borrower funds the Acquisition of such Collateral Obligation.

For all purposes hereof and the other Transaction Documents, the Borrower Entities and the Servicer will be deemed to have satisfied their obligations to deliver such Documentation Package, all Underlying Instruments and other related Custody Documents under this clause (e) to the Collateral Custodian to the extent such material has been made available to the Collateral Agent and the Collateral Custodian in the Transaction Data Room.  The Collateral Agent shall have no responsibility to receive or maintain in its possession any physical copies thereof.

(f)            For each Collateral Obligation Acquired by a Borrower Entity after the Initial Credit Date, such Borrower Entity shall:

(1)            prepare, execute and deliver (and procure execution by the other parties required to execute and deliver the same) to the Collateral Custodian, promptly following the date on which such Borrower Entity Acquires such Collateral Obligation (and in any case within ten (10) Business Days of receipt of the relevant form from the Administrative Agent), the Escrowed Assignment Agreement Documents for such Collateral Obligation, to be held by the Collateral Custodian pending the assignment of Collateral Obligation in connection with the exercise of remedies by the Collateral Agent or the Requisite Lenders under the Transaction Documents; provided that such Escrowed Assignment Agreement Documents may be provided in electronic form;

(2)            direct all the obligors and agents, as applicable, on all Collateral Obligations to make all payments under the relevant Underlying Instruments in respect of such Collateral Obligations directly to the applicable Transaction Accounts;

(3)            make available a Document Checklist for such Collateral Obligation, copies of all related Underlying Instruments and other related Custody Documents to the Collateral Custodian on behalf of the Secured Parties; provided that:

(i)            (x) with respect to Collateral Obligations other than Originated Collateral Obligations, items referenced in clause (a) of the definition of “Underlying Instruments” shall be delivered on the date on which such Borrower Entity Acquires such Collateral Obligation and (y) with respect to Originated Collateral Obligations, items referenced in clause (a) of the definition of “Underlying Instruments” shall be delivered within five (5) Business Days after the date on which such Borrower Entity Acquires such Collateral Obligation;

(ii)            items referenced in clause (b) of the definition of “Underlying Instruments” shall be delivered promptly upon receipt by the Servicer; and

(iii)            items referenced in clause (c) of the definition of “Underlying Instruments” shall be delivered upon request by the Requisite Lenders to the extent that the Servicer has received such items.

For all purposes hereof and the other Transaction Documents, the Borrower Entities and the Servicer will be deemed to have satisfied their obligations to deliver such Document Checklists, all Underlying Instruments and other related Custody Documents under this clause (f) to the Collateral Custodian to the extent such material has been made available to the Collateral Agent and the Collateral Custodian in the Transaction Data Room. The Collateral Agent shall have no responsibility to receive or maintain in its possession any physical copies thereof.

(g)            After the occurrence and during the continuance of an Event of Default, each Borrower Entity agrees to execute and deliver to the Collateral Agent new or refreshed Escrowed Assignment Agreement Documents for all or such portion of the Collateral Obligations as the Requisite Lenders may request.

6.8.            Custodianship and Release of Collateral.

(a)            Subject to Section 8, each Borrower Entity may, by Borrower Order delivered to the Collateral Agent at least two (2) Business Days prior to the settlement date for any sale of a Collateral Obligation or Ineligible Asset, direct the Collateral Agent to release such Collateral Obligation and, upon receipt of such Borrower Order, if the sale of such Collateral Obligation or Ineligible Asset is in compliance with the restrictions on sale and the other terms in Section 8 and the Administrative Agent has consented to such sale pursuant to Section 8), the Collateral Agent shall deliver any such Collateral Obligation, if in physical form, duly endorsed to the broker or purchaser designated in such Borrower Order or against receipt of the sales price therefor as set forth in such Borrower Order; provided that the Collateral Agent may deliver any such Collateral Obligation in physical form for examination in accordance with street delivery custom, and the Lien of the Collateral Agent shall be automatically released from such Collateral Obligation or Ineligible Asset without further action upon receipt of the Sale Proceeds.

(b)            Subject to Section 8, each Borrower Entity may, by Borrower Order delivered to the Collateral Agent at least two (2) Business Days prior to the date set for redemption or payment in full of a Pledged Obligation or other item of Collateral and certifying that such Collateral Obligation is being redeemed or paid in full, direct the Collateral Agent, or at the Collateral Agent’s instructions, the Accounts Securities Intermediary, to deliver such Collateral Obligation, if in physical form, duly endorsed, to cause it to be presented, or otherwise appropriately deliver or present such security or debt obligation, to the appropriate paying agent therefor or other Person responsible for payment thereon on or before the date set for redemption or payment, in each case against receipt of the redemption price or payment in full thereof. If an Event of Default has occurred and is continuing at the time of such direction, the Collateral Agent, if so directed by the Requisite Lenders, shall disregard such direction.

(c)            Subject to Section 8, each Borrower Entity may, by Borrower Order, delivered to the Collateral Agent at least two (2) Business Days prior to the date set for an exchange, tender or sale, certifying that a Collateral Obligation is subject to an Offer and setting forth in reasonable detail the procedure for response to such Offer, direct the Collateral Agent or, at the Collateral Agent’s instructions, the Accounts Securities Intermediary, to deliver such security or debt obligation, if in physical form, duly endorsed, or, if such security is a Collateral Obligation for which a Security Entitlement has been created in a Transaction Account, to cause it to be delivered, or otherwise appropriately deliver or present such security or debt obligation, in accordance with such Borrower Order, in each case against receipt of payment therefor, and the Lien of the Collateral Agent shall be automatically released from such Collateral Obligation without further action upon receipt of the applicable exchange, tender or Sale Proceeds. If an Event of Default has occurred and is continuing at the time of such direction, the Collateral Agent, if so directed by the Requisite Lenders, shall disregard such direction.

(d)            The Collateral Agent shall deposit any proceeds received from the disposition of a Pledged Obligation of the Borrower in the Principal Collection Account and/or the Interest Collection Account, as the case may be, unless directed to simultaneously apply such proceeds to the purchase of substitute Collateral Obligations or Eligible Investments as permitted under and in accordance with this Section 6 and Section 8.

(e)            Upon satisfaction of any of the conditions set forth in this Section 6.8 for the sale or release of a Collateral Obligation in whole, the Servicer shall, by delivery to the Collateral Agent and the Collateral Custodian of a request for release substantially in the form of Exhibit D (with a copy to the Lenders) (which may be delivered concurrently with the Borrower Order delivered pursuant to Section 6.7(a)), direct the release of the related Custody Documents for such Collateral Obligation which are held by the Collateral Agent or the Collateral Custodian in physical custody pursuant to Section 6.6. Upon receipt of such direction, the Collateral Agent or the Collateral Custodian shall release the related Custody Documents to the Servicer (or as otherwise provided in the related release request) and the Servicer will not be required to return the related Custody Documents to the Collateral Agent or the Collateral Custodian. Written instructions as to the method of shipment and shipper(s) the Collateral Agent or the Collateral Custodian is directed to utilize in connection with the transmission of Custody Documents in the performance of the Collateral Agent’s or the Collateral Custodian’s duties hereunder shall be delivered by the Servicer to the Collateral Agent or the Collateral Custodian prior to any shipment of any Custody Documents hereunder. If the Collateral Agent or the Collateral Custodian does not receive such written instruction from the Servicer, the Collateral Agent or the Collateral Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Servicer shall arrange for the provision of such services at the sole cost and expense of the Borrower and shall maintain such insurance against loss or damage to the Custody Documents as the Servicer deems appropriate.

6.9.            Procedures Relating to the Establishment of Transaction Accounts Controlled by the Collateral Agent.

(a)            Notwithstanding any term in this Agreement to the contrary and notwithstanding the terms of Part 5 of Article 8 of the UCC, to the extent applicable, with respect to Collateral Obligations delivered to the Collateral Agent, any custodian acting on its behalf, or U.S. Bank National Association acting as Accounts Securities Intermediary pursuant to the provisions of this Agreement, such Person shall be obligated to receive and hold until released pursuant to the terms of this Agreement and the Collateral Documents the items delivered or caused to be delivered to it by the Borrower Entities or the Servicer, and to hold the same in its custody in accordance with the terms of this Agreement and the Collateral Documents but shall have no further obligation with respect to, or be obligated to take (or to determine whether there has been taken) any action in connection with the delivery of such Collateral Obligations. Without limiting the foregoing, in no instance shall the Collateral Agent, any such custodian or U.S. Bank National Association acting as Accounts Securities Intermediary be under any duty or obligation to examine the underlying credit agreement, loan agreement, participation agreement, indenture, trust agreement or similar instrument that may be applicable to any Collateral Obligation in order to determine (or otherwise to determine under applicable law) whether sufficient actions have been taken and documents delivered (including any requisite obligor or agent bank consents, notices or filings) in order to properly assign, transfer, or otherwise convey title to such Collateral Obligations.

In connection with the delivery of any Collateral Obligation, the Borrower Entities or the Servicer shall send to the Collateral Agent and the Collateral Administrator a trade ticket or transmittal letter (in form and content mutually reasonably acceptable to them), which shall, at a minimum (in addition to other appropriate information with regard to the subject Collateral Obligation as may be mutually agreed upon between the Collateral Administrator and the Servicer), (i) specify the Acquisition price for such Collateral Obligation, and (ii) identify the Collateral Obligation and its material amount, payment and interest rate terms. Each of the Collateral Agent, any custodian acting on its behalf, the Collateral Administrator and U.S. Bank National Association acting as Accounts Securities Intermediary shall be entitled to assume the genuineness, validity and enforceability of each such note, certificate, instrument and agreement delivered to it in connection with the delivery of a Collateral Obligation, and to assume that each is what it purports on its face to be, and to assume the genuineness and due authority of all signatures appearing thereon.

(b)            Nothing in this Section 6 shall impose upon the Accounts Securities Intermediary the duties, obligations or liabilities of the Collateral Agent; and nothing herein shall impose upon the Collateral Agent the duties, obligations or liabilities of the Accounts Securities Intermediary.

Section 7.      APPLICATION OF MONIES

Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 7 and Section 12, on each Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the applicable Transaction Accounts as follows and for application by the Collateral Agent in accordance with the following priorities (collectively, the “Priority of Payments”):

(a)            Interest Priority of Payments. On each Payment Date (unless an Event of Default has occurred and is then continuing) the Collateral Agent shall disburse amounts transferred to the Payment Account pursuant to Section 6.3(a) constituting Interest Proceeds (as set forth on the Quarterly Report for such Payment Date) for application in accordance with the following priorities (the “Interest Priority of Payments”):

(1)            to the payment of taxes of any Borrower Entity, if any, and any governmental fees, including all filing, registration and annual return fees payable by them (in each case, excluding any Specified Payment Amounts for such Payment Date);

(2)            to the payment of accrued and unpaid Administrative Expenses constituting fees of the Bank Parties under the Transaction Documents and reimbursement of expenses (including indemnity payments) of the Bank Parties pursuant to the terms of the Transaction Documents; provided that total payments pursuant to this subclause (2) shall not exceed, on any Payment Date, the Administrative Expense Cap for such Payment Date;

(3)            to pay the Servicing Fees to the Servicer and any Successor Servicing Fees to any Successor Servicer; provided that (x) the aggregate amounts payable under this clause (3) on any Payment Date and under clause (1) of the Principal Priority of Payments with respect to the Servicing Fees shall not exceed USD 375,000; and (y) no Servicing Fee or Successor Servicing Fee will be payable under this clause (3) on any Payment Date to the extent that remaining amounts available to be applied under clauses (4) through (9) below will be insufficient to cover such amounts in full;

(4)            to the payment (in the order set forth in the definition of Administrative Expenses), of (a) first, remaining accrued and unpaid Administrative Expenses (other than indemnity payments) of the Borrower including other amounts payable by the Borrower to the Servicer under the Servicing Agreement (excluding any Servicing Fees or Successor Servicing Fees), and to the Bank Parties constituting Administrative Expenses (including indemnity payments) not paid pursuant to subclause (2) above, and (b) second, remaining accrued and unpaid Administrative Expenses of the Borrower constituting indemnity payments; provided that such payments pursuant to this subclause (4) shall not exceed an amount equal on any Payment Date (when taken together with any Administrative Expenses (other than those paid and applied to the cap amount specified in clause (2) above) paid during the period since the preceding Payment Date or, in the case of the First Payment Date, the Closing Date) to the Administrative Expense Cap for such Payment Date;

(5)            to the payment of accrued and unpaid interest, Ancillary Amounts and other amounts due and payable by the Borrower on the Loans pursuant to Sections 2.13, 2.14 or 2.15 (in each case other than principal of the Loans);

(6)            if a Clean-Up Call Event has occurred and is continuing or the Amortization Percentage is 100%, to the outstanding principal of the Loans and the other Obligations until the Obligations are repaid in full;

(7)            [Reserved]

(8)            for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the amount specified in clause (II) of the definition of Unfunded Reserve Required Amount;

(9)            if a Borrowing Base Deficiency exists, to the Margin Account until such Borrowing Base Deficiency has been cured;

(10)            so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), to the Equity Holder as a Permitted RIC Distribution as directed by the Servicer;

(11)          to the payment (a) first, pari passu, of any accrued and unpaid fees and expenses of the Bank Parties; and (b) second, in the order set forth in the definition of Administrative Expenses, of any accrued and unpaid Administrative Expenses of the Borrower (including, for the avoidance of doubt, (x) indemnities and amounts payable by the Borrower to the Bank Parties and (y) indemnities and amounts payable by the Borrower to the Servicer under the Servicing Agreement (other than any Servicing Fee or Successor Servicing Fee)), in each case to the extent not paid pursuant to subclauses (2), (3) and (4) above;

(12)          to pay the Servicing Fees to the Servicer and any Successor Servicing Fees to any Successor Servicer, in each case to the extent not paid in full under clause (3) above;

(13)          to the payment of the Specified Payment Amounts (if any) for such Payment Date; and

(14)          the balance of Interest Proceeds, upon the direction of the Servicer (a) with notice to the Administrative Agent, to the Borrower for payment as an Equity Distribution to the Equity Holder or (b) to be treated as Designated Principal Proceeds hereunder.

(b)            Principal Priority of Payments. On each Payment Date (unless an Event of Default has occurred and is then continuing), in each case after giving effect to the application of the Interest Priority of Payments on such Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account pursuant to Section 6.3(a) constituting Principal Proceeds (as set forth on the Quarterly Report for such Payment Date) for application in accordance with the following priorities (the “Principal Priority of Payments”):

(1)            to the payment of the amounts referred to in subclauses (1) through (5) of the Interest Priority of Payments (in the order of priority set forth therein), but only to the extent not paid in full thereunder;

(2)            if such Payment Date is during the Amortization Period, an amount (in relation to any Payment Date the “Mandatory Prepayment Amount”) equal to the lesser of (i) an amount equal to the Amortization Percentage of all Principal Proceeds received in relation to the related Due Period and (ii) an amount equal to all amounts remaining for application under this Principal Priority of Payments after making payments under clause (1) hereunder, to the repayment of the outstanding principal amount of the Loans in a mandatory prepayment pursuant to Section 2.8 until the Loans are repaid in full; provided that if the amount on deposit in the Unfunded Reserve Account equals or exceeds the amount of outstanding Loans, the Borrower (or the Servicer on its behalf) may elect to withdraw such amounts from the Unfunded Reserve Account and repay the Loans in full pursuant to this clause (2);

(3)            if a Clean-Up Call Event has occurred and is continuing, to the outstanding principal of the Loans and the other Obligations until the Obligations are repaid in full;

(4)            [Reserved]

(5)            if a Borrowing Base Deficiency exists, to the Margin Account until such Borrowing Base Deficiency has been cured;

(6)            if such Payment Date is during the Reinvestment Period, all remaining Principal Proceeds (as determined by the Servicer) (w) to the Acquisition of Collateral Obligations or to the Principal Collection Account for investment in Eligible Investments pending Acquisition of Collateral Obligations at a later date, in each case in accordance with this Agreement; (x) for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the amount specified in clause (II) of the definition of Unfunded Reserve Required Amount, (y) to the repayment of the Loans in a Voluntary Prepayment pursuant to Section 2.8 and (z) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), to the Equity Holder as an Equity Distribution;

(7)            to the amounts referred to in subclauses (10) and (11) of the Interest Priority of Payments (in the order of priority set forth therein), but only to the extent not paid in full thereunder;

(8)            to the payment of the Specified Payment Amounts (if any) for such Payment Date, in each case to the extent not paid pursuant to the Interest Priority of Payments; and

(9)            to the Borrower for distribution to the Equity Holder as a dividend payment thereon or as a final distribution in redemption thereof, as applicable.

(c)            Enforcement Priority of Payments. If an Event of Default has occurred and is continuing, all Interest Proceeds, Principal Proceeds and any other available funds in the Transaction Accounts (other than the Unfunded Reserve Account) will be distributed in the following order of priority (the “Enforcement Priority of Payments”):

(1)            to the payment (a) first, of the amounts referred to in subclauses (1) through (2) of the Interest Priority of Payments (in the order of priority set forth therein); and (b) second, to the Bank Parties, the Collateral Custodian and the Administrative Agent constituting Administrative Expenses (including indemnity payments, but excluding Excluded Payments) not paid pursuant to subclause (a) above due to the application of the caps set forth in subclause (2) of the Interest Priority of Payments;

(2)            to the payment (a) first, of accrued and unpaid interest, Ancillary Amounts and other amounts due and payable by the Borrower on the Loans pursuant to Sections 2.13, 2.14 or 2.15 (in each case other than principal of the Loans), (b) second, of principal of the Loans, until the Loans have been repaid in full, (c) third, for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the amount specified in clause (II) of the definition of Unfunded Reserve Required Amount, (d) fourth to the payment of any other Obligations the outstanding, and (e) fifth, to the amount referred to in subclause (9) of the Interest Priority of Payments (in the order of priority set forth therein);

(3)            to pay the Servicing Fees to the Servicer and any Successor Servicing Fees to any Successor Servicer, in each case to the extent not theretofore paid in full;

(4)            to the payment of all Extraordinary Expense Amounts (if any) not theretofore paid; and

(5)            the balance of such funds, if any, to the Borrower for distribution to the Equity Holder as a final distribution in redemption thereof, as applicable.

(d)            Other Provisions. Without limiting the foregoing:

(1)            Not later than 12:00 p.m., (New York City time), on the Business Day preceding each Payment Date, the Borrower shall, pursuant to Section 6.3(a), direct the Collateral Agent to transfer into the Payment Account an amount of Cash (to the extent of funds then on deposit in the other Transaction Accounts) sufficient to pay the amounts described in the Priority of Payments required to be paid on such Payment Date.

(2)            If on any Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required by the statements furnished by the Borrower pursuant to Section 6.6, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under the Priority of Payments, subject to Section 12 of the Agreement, to the extent funds are available therefor and such failure to pay shall not be an Event of Default unless specifically set forth herein.

(3)            To the extent directed by the Administrative Agent, amounts to be applied under this section may be applied in the currency in which such funds are then denominated or may be converted to USD or another Specified Currency at the Current FX Rate as directed by the Administrative Agent.

(e)            Interim Distributions. Notwithstanding anything to the contrary contained herein, amounts on deposit in the Collection Accounts (regardless of whether such amounts are Interest Proceeds or Principal Proceeds) may be distributed at the request of the Borrower for distribution to the Equity Holder as an Equity Distribution (including a Permitted RIC Distribution) (x) on any Business Day prior to the Amortization Period and (y) in the case of a Permitted RIC Distribution, on any Business Day during the Amortization Period, in each case if:

(1)            the Borrower has given not less than five (5) Business Days prior written notice thereof to the Collateral Agent and the Administrative Agent (which written notice the Administrative Agent will promptly transmit by electronic means to each applicable Lender), specifying in such notice the proposed date of such distribution and the amount thereof;

(2)            in the case of Interest Proceeds, the Borrower certifies in such notice that, after giving effect to such distribution and all prior distributions pursuant to this Section 7(e)(2) since the immediately preceding Payment Date (or, the Closing Date, if no Payment Date has yet occurred), it reasonably expects sufficient Interest Proceeds will be on deposit in the Interest Collection Account to pay all amounts payable pursuant to subclauses (1) through (12) in the Interest Priority of Payments (or in the case of a Permitted RIC Distribution, subclauses (1) through (8) on the immediately succeeding Payment Date;

(3)            in the case of Principal Proceeds, the Borrower certifies in such notice that, after giving effect to such distribution and all prior distributions pursuant to this Section 7(e)(3) since the immediately preceding Payment Date (or, the Closing Date, if no Payment Date has yet occurred), it expects sufficient Principal Proceeds will be on deposit in the Principal Collection Account to pay all amounts payable pursuant to subclauses (1) through (8) in the Principal Priority of Payments on the immediately succeeding Payment Date;

(4)            the Equity Distribution Test shall be satisfied after giving effect to such Equity Distribution; and

(5)            in the case of a Permitted RIC Distribution during the Amortization Period, the amount of Permitted RIC Distributions made in any 90 calendar day period shall not exceed U.S.$3,000,000 (or such higher amount as agreed by the Administrative Agent in writing (including via email) in its reasonable discretion).

Section 8.      SALE OF COLLATERAL OBLIGATIONS; SUBSTITUTION; AMENDMENTS

8.1.            Sales of Collateral Obligations.

(a)            Sales. A Borrower Entity or the Servicer on its behalf may Dispose (or direct the Collateral Agent, on behalf of a Borrower Entity, to Dispose) of any Collateral Obligation at any time without the consent of any Person; provided that, (1) if an Event of Default has occurred and is continuing (or will occur or be continuing after giving effect to such Disposition and the application of the proceeds thereof), the consent of the Administrative Agent must be obtained prior to such Disposition (in its sole and absolute discretion) and (2) if either (x) the sale price (or other consideration) is less than the portion of the Borrowing Base Amount (ABL) or Borrowing Base Amount (Revolver), as applicable, calculated for such Collateral Obligation and this would result in a Borrowing Base Deficiency, (y) the Collateral Portfolio Requirements would not be satisfied on a pro forma basis after giving effect to such transfer (unless the Collateral Portfolio Requirements that would not be so satisfied would either be maintained or would be improved after giving effect to such transfer) and this failure would result in a Borrowing Base Deficiency, or (z) such Disposition is a cashless transfer to the Equity Holder or an Affiliate thereof, the consent of the Administrative Agent must be obtained prior to such Disposition (in its sole and absolute discretion).

(b)            Limit on Affiliate Sales. Notwithstanding the foregoing, unless otherwise consented to by the Administrative Agent, the Aggregate Principal Amount of all Equity Holder Collateral Obligations (other than Warranty Collateral Assets) Disposed of pursuant hereto to the Equity Holder or an Affiliate thereof (which shall not, for the avoidance of doubt, include Fund Affiliates) shall not in aggregate exceed 20% of the Equity Holder Purchased Loan Balance measured as of the date of such sale; provided that the Aggregate Principal Amount of all Equity Holder Collateral Obligations that are Defaulted Obligations (other than Warranty Collateral Assets) Disposed of pursuant to Section 8.1(b) to the Equity Holder or an Affiliate thereof (which shall not, for the avoidance of doubt, include Fund Affiliates) shall not in any twelve-month period exceed 10% of the Equity Holder Purchased Loan Balance measured as of the date of such Disposition.

(c)            Application of Sale Proceeds and Principal Proceeds. During and after the Reinvestment Period, all Sale Proceeds and Principal Proceeds shall be applied in accordance with the Priority of Payments applicable thereto on the next succeeding Payment Date. During the Reinvestment Period, amounts received in the Principal Collection Account, or deposited in the Principal Collection Account under the Principal Priority of Payments, may be applied to the Acquisition of Collateral Obligations (or may be deposited in or retained in the Principal Collection Account for investment in Eligible Investments pending Acquisition of Collateral Obligations) in each case in accordance with this Agreement. After the Reinvestment Period, no Principal Proceeds may be reinvested by a Borrower Entity in Collateral Obligations at any time.

(d)            Sales of Eligible Investments. Except as otherwise expressly provided herein, none of the Borrower Entities, the Servicer or the Collateral Agent may at any time, without the prior consent of the Administrative Agent, sell or permit the sale of any Eligible Investment (other than an Rule 2a7 money market fund) if the applicable Borrower Entity or the Servicer determines that both (x) such Eligible Investment will sell at a price that is below such Borrower Entity’s purchase price of such Eligible Investment and (y) such Disposition will result in a Borrowing Base Deficiency.

(e)            Collateral Acquisition and Disposition Terms. Any transaction involving the Acquisition or Disposition of Collateral effected under this Agreement shall be conducted on arm’s length terms no less favorable to a Borrower Entity than terms prevailing in the market. All Dispositions of Collateral Obligations or any portion thereof pursuant to this Section 8.1 shall be for Cash on a non-recourse basis to the relevant Borrower Entity unless consented to by the Administrative Agent in its sole discretion.

(f)            Sales Prior to Stated Maturity. On or prior to the date that is two (2) Business Days prior to the Scheduled Maturity Date, but no earlier than the date that is 90 Business Days prior to the Scheduled Maturity Date, the Servicer shall direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell, all Collateral Obligations and other securities to the extent necessary such that no Collateral Obligations or other securities will be expected to be held by a Borrower Entity on or after such date, and the Collateral Agent shall sell such Collateral Obligations and such other securities in accordance with the direction of the Servicer. The settlement dates for any such sales of Collateral Obligations and other securities shall be no later than two (2) Business Days prior to the Scheduled Maturity Date.

(g)            Reinvestment in Collateral Obligations. Whenever the Servicer is required to use commercially reasonable efforts to direct the reinvestment of Sale Proceeds or Principal Proceeds on behalf of a Borrower Entity under this Section 8.1, such reinvestment shall be subject to market conditions and the availability and suitability of available investments.

(h)            Certain Lender Consents after Event of Default, Etc. Following the occurrence and continuation of an Event of Default or the occurrence and continuation of “Cause” under the Servicing Agreement (and after the application of any cure or grace periods), the Servicer shall obtain the written consent of the Requisite Lenders before acting on behalf of, or otherwise directing, any Borrower Entity, the Collateral Agent or any other person in connection with a sale of Collateral Obligations pursuant to any provision of this Agreement.

(i)            Sales of Proposed Collateral Obligations. The Borrower Entities shall Dispose of any Proposed Collateral Obligation which is a Rejected Acquisition or is otherwise rejected by the Administrative Agent or determined to be an Ineligible Asset within twenty (20) calendar days of such determination.

8.2.            Trading Restrictions.

(a)            In connection with the Acquisition of a Proposed Collateral Obligation (whether by purchase, origination, receipt of contribution thereof or otherwise) and prior to entering into a Commitment to Acquire such Proposed Collateral Obligation, each Borrower Entity (and the Servicer on behalf of such Borrower Entity) and the Administrative Agent, shall comply with the following procedure:

(i)            each proposed Acquisition of a Proposed Collateral Obligation shall be submitted in writing to the Administrative Agent, and each such submission notice shall either:

(x)            certify that the Borrower Entity reasonably believes such Proposed Collateral Obligation will, upon its Acquisition, satisfy each of the elements in the definition of “Collateral Obligation Criteria” and each of the Collateral Portfolio Requirements; or

(y)            identify each element in the definition of “Collateral Obligation Criteria” that is not met as of the date of such notice (with a description in reasonable detail of each such deviation) and/or each of the Collateral Portfolio Requirements that would not be met after giving effect to such Acquisition;

(ii)            (x) the Servicer or the Borrower Entity shall state in the notice provided pursuant to clause (i) above whether, as to the Borrower Entity, such Proposed Collateral Obligation is a “Private Asset” or a “Non-Private Asset” (in its sole and absolute discretion) and (y) the Administrative Agent shall confirm in writing to the Borrower Entity whether, as determined by the Requisite Lenders, such Collateral Obligation is a “Private Asset” or a “Non-Private Asset” (in the Requisite Lenders’ sole and absolute discretion); and (z) if and only if both the Requisite Lenders and the Servicer (or Borrower Entity) have designated such Proposed Collateral Obligation as a “Private Asset”, then such Proposed Collateral Obligation shall be designated as a “Private Asset” hereunder (and, in all other cases, such Proposed Collateral Obligation shall be designated as a “Non-Private Asset” hereunder);

(iii)            the following information with respect to such Proposed Collateral Obligation (collectively, the “Diligence Information”), together with a Document Checklist for such Proposed Collateral Obligation, shall have been delivered to the Collateral Custodian and made available to the Lenders and the Administrative Agent (it being understood that compliance with any applicable confidentiality restrictions will be required before such delivery, and the Administrative Agent will use its commercially reasonable efforts to enable the Lenders to deliver applicable confidentiality agreements or otherwise to comply with such restrictions):

(w)           (1) with respect to Proposed Collateral Obligations that are not Originated Collateral Obligations, copies of all related documents referenced in clause (a) of the definition of “Underlying Instrument” relating to such Proposed Collateral Obligation and (2) with respect to Originated Collateral Obligations, copies of all related Draft Instruments and the IC Memorandum relating to such Proposed Collateral Obligations;

(x)            solely to the extent in the Servicer’s possession, with respect to Proposed Collateral Obligations that are not Originated Collateral Obligations, copies of all related documents referenced in clauses (b) and (c) of the definition of “Underlying Instrument” relating to such Proposed Collateral Obligation (provided that such documents shall not be deemed to be Custody Documents hereunder);

(y)            solely to the extent in the Servicer’s possession, all appraisal or valuation reports conducted by third parties as may be reasonably requested by the Administrative Agent (provided that such documents shall not be deemed to be Custody Documents hereunder); and

(z)            solely to the extent in the Servicer’s possession, all other information customary and typical in performing a detailed credit analysis and as may be reasonably requested by the Administrative Agent, including corporate organization charts of the obligors (to the extent available to the Servicer) and information concerning the relationship of such obligor to the Borrower and the Servicer and their respective Affiliates (provided that such documents shall not be deemed to be Custody Documents hereunder);

(iv)            upon receipt of the request for approval and all Diligence Information, within five (5) Business Days, the Administrative Agent shall either (x) approve the Acquisition of such Proposed Collateral Obligation (and, in connection with such approval, determine the Assigned Price, Advance Rate, Original Asset Amount, GICS Industry and GICS Sector and Initial FX Rate for such Collateral Obligation (ABL) as of the approval), or (y) reject the Acquisition of such Proposed Collateral Obligation (any such rejected Acquisition, a “Rejected Acquisition”); provided that the rejection of a Proposed Collateral Obligation which does not satisfy the Reinvestment Criteria at the time of such proposal (other than clause (b) of the Collateral Obligation Criteria) shall not be considered a Rejected Acquisition;

(v)            at the time of such Acquisition, the Borrower Entities shall comply with their respective obligations under Section 6.7(e) or (f), as applicable; and

(vi)            unless otherwise expressly consented to by the Administrative Agent, each Collateral Portfolio Requirement will be satisfied (or, if any such requirement was not satisfied immediately prior to such Acquisition or Commitment to be Acquired, such requirement or test will be maintained or improved after giving effect to the Acquisition).

For all purposes hereof and the other Transaction Documents, the Borrower Entities and the Servicer will be deemed to have satisfied their obligations to deliver and make available Diligence Information to the Collateral Custodian under clause (iii) above to the extent such material has been made available to the Collateral Custodian in the Transaction Data Room.

Upon reasonable request by the Borrower, the Calculation Agent shall from time to time provide to the Borrower its good faith estimate of the expected Assigned Price of any Proposed Collateral Obligation.

The Administrative Agent will be deemed to have waived any of the requirements in the definition of “Collateral Obligation Criteria” and any deviation from the Collateral Portfolio Requirements if (and only if) (1) each such deviation or non-compliance is expressly disclosed to the Lenders in writing pursuant to Section 8.2(a)(i) and (2) after receipt of such writing, the Administrative Agent have expressly consented in writing to the Acquisition of such Collateral Obligation hereunder. For the avoidance of doubt, (x) no Collateral Obligation (ABL) shall be Acquired by the Borrower unless consent of the Administrative Agent (in its sole and absolute discretion) has been obtained therefor and (y) no consent shall be required for the Acquisition of a Proposed Collateral Obligation funded by a Loan (Revolver) unless such Proposed Collateral Obligation gives rise to reputational concerns for the Administrative Agent or the Lenders, as determined by the Administrative Agent in good faith.

In making all determinations under this Section 8.2 with respect to the Calculation Obligation Criteria in connection with a Proposed Collateral Obligation, the Administrative Agent may request and shall be entitled to rely on Opinions of Counsel and such other documents (including security documents) as the Administrative Agent may reasonably request, at the expense of the Borrower Entities.

(b)            In connection with the holding of a Collateral Obligation by a Borrower Entity, and for as long as such Collateral Obligation remains part of the Collateral Portfolio, such Borrower Entity, or the Servicer on its behalf, shall use commercially reasonable efforts to provide upon request of the Requisite Lenders, as soon as practically available, to the Collateral Custodian (to be held by the Collateral Custodian hereunder on behalf of the Secured Parties as “Custody Documents”) all amendments, modifications and supplements of and all waivers in respect of each Underlying Instrument.

(c)            Notwithstanding anything to the contrary herein, for the avoidance of doubt, there shall be no reinvestment in any Collateral Obligations after the end of the Reinvestment Period.

(d)            Notwithstanding anything to the contrary herein, no Borrower Entity (nor the Servicer on its behalf) will at any time Commit to Acquire any Collateral Obligation unless at the time of such Commitment the Borrower, in its commercially reasonable judgment, believes there is or will be an amount of funds on deposit in the Principal Collection Account in the relevant currency, together with amounts that may be borrowed hereunder in compliance with the terms and conditions set forth herein, that is equal to or greater than the full amount required by the relevant Borrower Entity to Acquire such Collateral Obligation (and all other Collateral Obligations that the Borrower Entities have Committed to Acquire but that have not yet settled).

(e)            In connection with the Acquisition of any Collateral Obligation after the Initial Credit Date, the Borrower (or the Servicer on its behalf) shall deliver to the Collateral Agent an Officer’s certificate certifying that, to the best of its knowledge, such Acquisition complies with this Section 8.2 (determined as of the date that the Borrower Commits to make the purchase); provided that such requirement shall be satisfied, and such certification shall be deemed to have been made in respect of such Acquisition, by the delivery to the Collateral Agent of a Borrower Order or other direction or a trade ticket in respect thereof that is provided by an Authorized Officer of the Servicer.

8.3.            Affiliate Transactions.

No Borrower Entity will have the right or ability to Dispose of any Collateral Obligation to an Affiliate except for (a) required repurchase obligations pursuant to the Sale Agreements (any such repurchase, “Permitted Repurchases”), or (b) Dispositions to Affiliates conducted on terms and conditions consistent with those of an arm’s length transaction at fair market value, provided that the Borrower has provided notice to the Administrative Agent setting forth the price at which such Collateral Obligation is proposed to be Disposed of. No Borrower Entity will have the right or ability to Acquire Collateral Obligations from any Affiliate except for Acquisitions from Affiliates conducted on terms and conditions consistent with those of an arm’s length transaction at fair market value. Neither the Collateral Agent nor the Collateral Administrator shall have any obligation to verify compliance with this Section 8.3.

8.4.            Purchase and Delivery of Collateral Obligations and Other Actions.

(a)            Investment in Collateral Obligations. The Servicer on behalf of the Borrower Entities shall seek to invest the net proceeds of Credit Extensions hereunder in Collateral Obligations in accordance with the provisions hereof and of the other Transaction Documents. Subject to the provisions of this Section 8.4, all or any portion of such net proceeds may be applied prior to the end of the Reinvestment Period to Acquire a Collateral Obligation or one or more Eligible Investments for inclusion in the Collateral upon:

(i)            in the case of an Acquisition of a Collateral Obligation, compliance with the conditions to Acquire such Collateral Obligation on this Section 8; and

(ii)            receipt by the Collateral Agent and the Collateral Administrator of a Borrower Order with respect thereto directing the Collateral Agent to pay out the amount specified therein against delivery of the Collateral Obligations or Eligible Investments specified therein.

(b)            Investment in Eligible Investments. Any portion of the net proceeds of any Loans hereunder that is not invested in Collateral Obligations at 3:00 p.m., New York City time, on any Business Day during the Reinvestment Period shall, on the next succeeding Business Day or as soon as practicable thereafter, be invested in Eligible Investments as directed by the Servicer in writing (which may be in the form of standing instructions).

8.5.            Amendments to Underlying Instruments.

(a)            In the performance of its obligations hereunder, subject to clause (b) below, the Borrower (or the Servicer on its behalf) may enter into any amendment, modification or waiver of, consent or supplement to, or inaction with respect to any Underlying Instrument (each, an “Amendment”) without the consent of the Administrative Agent; provided that:

(1)            the Borrower shall use best efforts to deliver notice of such Amendment and an Initial Amendment Package and/or Final Amendment Package, as applicable, to the Administrative Agent in accordance with Section 5.14 and the Borrower’s determination, in good faith, that such Amendment does or does not constitute a Specified Change;

(2)            if the Calculation Agent determines that such Amendment constitutes a Specified Change (which determination may, without penalty, differ from the good faith determination of the Borrower) then, following delivery of the Initial Amendment Package or the Final Amendment Package and related notice, as applicable, or following the Borrower’s failure to provide such information as required herein, either:

(A)            the Administrative Agent shall provide written notice that the Administrative Agent approves such Specified Change (which may be provided after the execution of such Amendment);

(B)            the Administrative Agent shall provide written notice that the Administrative Agent does not approve such Specified Change and the Asset Current Price of such Collateral Obligation shall be adjusted by the Administrative Agent in its sole discretion; or

(C)            the Administrative Agent shall not respond to such Specified Change and the Asset Current Price of such Collateral Obligation shall be adjusted by the Administrative Agent in its sole discretion;

(b)            If an Event of Default has occurred and is continuing (or would result from such Amendment), the Borrower (or the Servicer on its behalf) may not enter into any Amendment with respect to any Collateral Obligation unless the Administrative Agent has otherwise consented to such Amendment in its sole and absolute discretion. If a Borrowing Base Deficiency is in effect (or would result from such Amendment), the Borrower (or the Servicer on its behalf) may not enter into any Amendment with respect to any Collateral Obligation that is a Specified Change unless the Administrative Agent has otherwise consented to such Amendment in its sole and absolute discretion (which consent shall be deemed given if the Administrative Agent has not responded within four (4) Business Days of receiving the notice of such Amendment and the Initial Amendment Package as provided in Section 5.14). The Adjusted Balance of any Collateral Obligation for which the Administrative Agent has not granted the consent required under this clause (b) shall be zero.

(c)            The Borrower shall deliver the Final Amendment Package to the Administrative Agent as required under Section 5.14. The Asset Current Price of any Collateral Obligation for which the Administrative Agent has not received the Final Amendment Package by the deadline specified in Section 5.14 shall be the value designated by the Administrative Agent in its sole discretion.

(d)            Notwithstanding the foregoing provisions in this Section 8.5, the Borrower may extend the delivery dates for underlying deliverables (i.e. financial statements, officer certificates and similar documentary items) under the Underlying Instruments for each Collateral Obligation, in each case up to a maximum of 5 days, without the approval of the Administrative Agent and without such change being deemed a “Specified Change”.

Section 9.      EVENTS OF DEFAULT

If any one or more of the following conditions or events shall occur (each, an “Event of Default”):

(a)            Failure to Make Payments When Due. Failure by the Borrower to pay:

(1)            any principal of any Loan at the Maturity Date; or

(2)            any Mandatory Prepayment Amount from funds available therefor in accordance with the Priority of Payments;

(3)            [Reserved];

(4)            any amount payable in connection with a Clean-Up Call Prepayment pursuant to Section 2.9(b) within ten (10) Business Days of the occurrence of the related Clean-Up Call Event; or

(5)            when due any installment of principal of any Loan (in each case, whether by notice of Voluntary Prepayment or otherwise, but excluding payments referred to in clauses (1) through (4) above or prepayments for which notice of such prepayment was conditional or notice of such prepayment was revoked by the Borrower) within three (3) Business Days after the notice of prepayment was submitted; or

(6)            any interest on any Loan, any Ancillary Amount or any fee or any other amount due hereunder (other than payments referred to in clauses (1) through (5) above or payment of amounts under the Margining Agreement) within five (5) Business Days after the date due (or, in the case of a default in payment resulting solely from an administrative error or omission by the applicable Agent, such default continues for a period of five (5) or more Business Days after such Agent receives written notice of or a Trust Officer has knowledge of such administrative error or omission); or

(7)            the failure on any Payment Date to disburse amounts available in the Payment Account in excess of $25,000 in accordance with the Priority of Payments and continuation of such failure for a period of five (5) Business Days (provided that, if such failure results solely from an administrative error or omission by the applicable Agent, such default continues for a period of five (5) or more Business Days after such Agent receives written notice of or a Trust Officer has knowledge of such administrative error or omission);

(b)            Breach of Certain Covenants. Failure of any Credit Party:

(1)            to deliver cash to the Margin Account in the amount(s) and within the time period set forth in the Margining Agreement; or

(2)            to perform or comply with any term or condition contained in Section 2.3, Section 5.3, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.14(b) or (c)  or Section 8; or

(c)            Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by or on behalf of any Credit Party in any Transaction Document or in any statement or certificate at any time given by or on behalf of any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; and such failure shall not have been remedied or waived within thirty (30) days after the earlier of (1) an Authorized Officer of such Credit Party obtaining actual knowledge of such false statement or (2) receipt by the Borrower and the Servicer of written notice from the Administrative Agent or any Lender of such false statement; or

(d)            Other Defaults Under Transaction Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Transaction Documents, other than any such term referred to in any other paragraph of this Section 9, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (1) an Authorized Officer of such Credit Party obtaining knowledge of such default or (2) receipt by the Borrower and the Servicer of notice from the Administrative Agent or any Lender of such default; or

(e)            Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (2) an involuntary case shall be commenced against any Credit Party under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party, and any such event described in this clause (e) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(f)            Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) Any Credit Party shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party shall make any assignment for the benefit of creditors; or (2) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in clause (e) above; or

(g)            Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

(h)            Collateral Documents, Etc. At any time after the execution and delivery thereof, (1) any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any other Secured Party to take any action within its control; or (2) any Credit Party shall contest the validity or enforceability of any Transaction Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Transaction Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(i)            Investment Company. Any Borrower Entity or the portfolio of Collateral becomes an “investment company” required to be registered under the Investment Company Act and such status continues unremedied for 45 days; or

(j)            ERISA. (1) Except as would not reasonably be expected to result in a Material Adverse Effect, the Equity Holder or the Borrower maintains or contributes to any Pension Plan or Multiemployer Plan; (2) an ERISA Event shall have occurred, that, when taken together with any maintenance or contribution to any Pension Plan or Multiemployer Plan and all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or (3) the assets of the Borrower are treated as “plan assets” for purposes of Section 3(42) of ERISA; or

(k)            Financial Covenants; Etc. Failure of the Limited Guarantor to satisfy Section 3.4 of the Limited Guaranty.

(l)            Servicer-Related Events, Etc. A Cause Event shall occur; or the Servicer shall for any reason tender its resignation, or be removed with or without cause, under the Servicing Agreement or as manager to the Equity Holder; or

(m)          Information Delivery. The Borrower fails to comply with any obligation to deliver Specified Information, and with respect to a failure that is capable of being remedied, such failure shall continue unremedied for a period of five (5) or more Business Days; or

(n)           Subsidiaries. Any Borrower Entity (other than the Borrower) ceases to be a direct wholly owned Subsidiary of the Borrower; or

(o)           Defaulted Asset Sale Failure. A Defaulted Asset Sale Failure shall occur; or

(p)           [Reserved],

(q)           Change in Control. (1) Failure of the Equity Holder at any time to hold, directly, 100% of the issued and outstanding equity interests of the Borrower (other than pursuant to a transfer of such equity interests to an Affiliate of the Equity Holder with respect to which the Administrative Agent has given its prior written consent), or (2) a Change of Control (Equity Holder) occurs;

(r)            Independent Manager. Failure by the Borrower to maintain at least one Independent Manager, and such failure is not remedied promptly and in any case within ten (10) Business Days.

THEN, (1) upon the occurrence of any Event of Default described in Section 9 (e) or 9(f), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon written notice to the Borrower by the Administrative Agent (which may be delivered electronically), in each case, (A) the Commitments, if any, of each Lender shall immediately terminate and (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party:

(A)            the unpaid principal amount of and accrued interest on the Loans, and

(B)            all other Obligations, and the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to and subject to the terms and limitations of the Collateral Documents.

For the avoidance of doubt, any failure of any Reinvestment Criteria to be satisfied on any date shall not constitute, in itself, a Default or Event of Default under any Transaction Document.

Section 10.      THE AGENTS

10.1.            Appointment of Agents.

(a)           Goldman Sachs is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Goldman Sachs to act as Syndication Agent in accordance with the terms hereof and the other Transaction Documents. The Syndication Agent, without consent of any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Initial Credit Date, Goldman Sachs, in its capacity as Syndication Agent, shall not have any obligations but shall be entitled to all benefits of this Section 10. The Syndication Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.

(b)           Goldman Sachs is hereby appointed the Administrative Agent hereunder and under the other Transaction Documents and each Lender hereby authorizes Goldman Sachs to act as the Administrative Agent in accordance with the terms hereof and the other Transaction Documents.

(c)           The Bank is hereby appointed the Collateral Agent hereunder and under the other Transaction Documents to which the Collateral Agent is a party, and each Lender hereby authorizes it to act as Collateral Agent in accordance with the terms hereof and thereof.

(d)           The Bank is hereby appointed the Collateral Administrator hereunder and under the other Transaction Documents to which the Collateral Administrator is a party, and each Lender hereby authorizes it to act as Collateral Administrator in accordance with the terms hereof and thereof.

(e)           Each Agent hereby agrees to act in its capacity as such upon the express provisions contained herein and the other Transaction Documents to which it is a party, as applicable. The provisions of this Section 10 are solely for the benefit of Agents and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions of this Section 10. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party. No implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Transaction Document or otherwise exist against any Agent. It is understood and agreed that the use of the term “agent” herein or in any Transaction Documents (or any other similar term) with reference to the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Collateral Administrator or the Accounts Securities Intermediary is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The permissive authorizations, entitlements, powers and rights granted to the Agents in the Transaction Documents shall not be construed as duties.

10.2.            Powers and Duties.

Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Transaction Documents to which it is a party as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Transaction Documents to which it is a party, and each Agent shall not be liable except for the performance of such duties and responsibilities as are express specified herein and therein. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees, and no Agent shall be responsible for any misconduct or negligence on the part of any such agent or employee appointed by it with due care. No Agent shall have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Transaction Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Transaction Documents except as expressly set forth herein or therein.

The Agents shall not be liable for any action taken or not taken by them (1) at the direction of the Borrower or the Servicer as provided in this Agreement or the other Transaction Documents, (2) with the consent of or at the request or direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such request or direction hereunder), or, solely with respect to the Collateral Agent, the Collateral Custodian or the Collateral Administrator, with the consent of or at the direction of the Administrative Agent or (3) in the absence of their own gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment.

The Lenders hereby direct each of the Agents, as applicable, to execute and deliver the Transaction Documents to which they are a party, respectively, on or prior to the Closing Date and to execute and deliver additional Transaction Documents from time to time (upon written direction by the Requisite Lenders). It is hereby expressly acknowledged and agreed that, in taking any of the foregoing actions, the Agents are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Transaction Documents, the Agents each shall have all of the rights, immunities, indemnities and other protections granted to them under this Agreement (in addition to those that may be granted to them under the terms of such other agreement or agreements).

10.3.            General Immunity.

(a)           No Agent shall be responsible to any Person for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)           No Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or omitted by any Agent under or in connection with any of the Transaction Documents except to the extent caused by such Agent’s gross negligence, fraud or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions hereunder) or, solely with respect to the Collateral Agent, the Collateral Custodian or the Collateral Administrator instructions in respect thereof from the Administrative Agent and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be) or the Administrative Agent, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law. Without prejudice to the generality of the foregoing, (1) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any resolution, officer’s certificate, opinion of counsel, certificate of auditors or any other certificate, statement, communication, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for such Agent or any Credit Party), accountants, experts and other professional advisors selected by it; and (2) no Lender or any other person shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Transaction Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions hereunder) or the Administrative Agent. Any electronically signed document delivered via email, facsimile or other electronic transmission method from a person purporting to be an Authorized Officer shall be considered signed or executed by such Authorized Officer on behalf of the applicable party. The Agents shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto. For all purposes herein and the Transaction Documents, the Collateral Agent may accept and act upon instructions and consents provided by the Administrative Agent as if such instructions and consents were provided by the Requisite Lenders directly.

(c)           Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Transaction Document by or through any one or more sub-agents appointed by such Agent, provided that the Administrative Agent may do so only with the consent of the Borrower (not to be unreasonably withheld). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates (each also a “sub-agent”). The exculpatory, indemnification and other provisions of this Section 10 shall apply to any Affiliates, receivers, delegates or sub-agents of the Agents and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein (in the case of the Syndication Agent) as well as any other activities as the Agents. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 10 shall apply to any such sub-agent, receiver or delegate and to the Affiliates of any such sub-agent, receiver or delegate, and shall apply to their respective activities as sub-agent, receiver or delegate as if such sub-agent, receiver or delegate and its respective Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Agents and each receiver and delegate, (1) such sub-agent, receiver or delegate shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (2) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, receiver or delegate, and (3) such sub-agent, receiver or delegate shall only have obligations to the respective Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent, receiver or delegate. The Agents shall not be responsible for the conduct of such sub-agents, receivers, delegates or attorneys appointed by them with due care.

(d)           No Agent shall be deemed to have knowledge of any Default, Event of Default or Make-Whole Event unless and until written notice describing such circumstance or event is given to an Authorized Officer of such Agent by the Borrower or a Lender and states that it is a notice of such circumstance or event. In the absence of receipt of such notice, each Agent may conclusively assume that there is no Default, Event of Default or Make-Whole Event. Upon receipt of any such notice, the relevant Agent shall have no duty or obligation in connection therewith unless and until directed by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such direction hereunder) or, with respect to directions to the Collateral Agent, the Collateral Custodian or the Collateral Administrator, the Administrative Agent. No Agent shall have any duty to take any action to determine whether any such circumstance or event has occurred. Except as expressly provided herein, delivery of reports, documents and other information to any Agent is for informational purposes only and such Agent’s receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein or any other related document. Except with respect to written notices of Defaults and Events of Default of which an Authorized Officer of the applicable Agent has actual knowledge, information contained in notices, reports or other documents delivered to such Agent and other publicly available information shall not constitute actual or constructive knowledge. In the absence of receipt of such notice or knowledge, the applicable Agent may conclusively assume that there is no Default or Event of Default. Knowledge of notices or other documents delivered to any Agent in any capacity shall not constitute knowledge of or delivery to (1) such Agent in any other capacity under the Transaction Documents or to any Affiliate or other division of such Agent or (2) any other Agent. The Collateral Agent, the Collateral Custodian and the Collateral Administrator shall not have any duty, obligation or liability to access the Transaction Data Room unless directed to do so by the Requisite Lenders or the Administrative Agent. In addition, the Bank Parties shall have no obligation to determine or verify whether a Borrowing Base Deficiency has occurred or is existing, and shall be entitled to conclusively rely on a notice of the occurrence thereof from the Administrative Agent.

(e)           The powers conferred on the Collateral Agent under the Transaction Documents are solely to protect the Secured Parties’ interests in the Collateral, shall not impose any duty upon the Collateral Agent to exercise any such powers and are subject to the provisions of this Agreement. Neither the Collateral Agent nor the Collateral Administrator nor any of their respective officers, directors, employees or agents shall be responsible for any act or failure to act, except for gross negligence, fraud or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Neither the Collateral Agent nor the Collateral Administrator shall have any responsibility for taking any necessary steps to protect, preserve or exercise rights against any Person with respect to any of the Collateral (except to the extent expressly required in this Agreement and the other Transaction Documents to which it is a party) and in the case of the Collateral Agent shall be relieved of all responsibility for the Collateral upon surrendering it to the Borrower in accordance with the terms and conditions set forth herein and in the other Transaction Documents.

(f)           Notwithstanding any provision of this Agreement or the other Transaction Documents to the contrary, no Agent shall have any obligation to take any discretionary action under this Agreement or any Transaction Document and before taking or omitting any action to be taken or omitted by an Agent under the terms of this Agreement and the other Transaction Documents, such Agent may seek the written direction of the Requisite Lenders or, solely with respect to direction to a Bank Party, the Administrative Agent (which written direction may be in the form of an e-mail), and such Agent shall be entitled to rely (and shall be fully protected in so relying) upon such direction. The Agents shall not be liable with respect to any action taken or omitted to be taken by it in accordance with such direction. In absence of such direction with respect to any action or inaction, such Agent shall be entitled to refrain from such action unless and until such Agent shall have received such direction, and such Agent shall not incur liability to any Person by reason of so refraining. In the absence of an express statement in the Transaction Documents regarding which Lender shall direct in any circumstance, the direction of the Requisite Lenders shall apply and be sufficient for all purposes. Any provision of this Agreement or the other Transaction Documents authorizing any Agent to take any action shall not obligate such Agent to take such action.

(g)           No Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Collateral Agent herein or pursuant to the Transaction Documents have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall any Agent be responsible or liable for any failure to monitor or maintain any portion of the Collateral or to protect against any diminution in value of the Collateral.

(h)           No Agent shall be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower, any Affiliate thereof or any other Person. Without limiting the generality of the foregoing, in no event shall any Agent have any responsibility or liability with respect to any instrument, certificate or report furnished pursuant to the Transaction Documents, or with respect to any calculations not expressly to be determined by such Agent.

(i)            No Agent shall ever be required to use, risk, or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers under this Agreement or under the other Transaction Documents (and, without limiting the foregoing, no Agent, in its capacity as such, shall have any obligation to grant any credit extension or to make any advance hereunder). In no event shall any Agent be liable, directly or indirectly, for any special, punitive, indirect or consequential damages (including lost profits), even if such Agent has been advised of the possibility of such damages and regardless of the form of action. No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.

(j)            Each Agent shall be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive written direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such advice or concurrence hereunder or thereunder) or, solely with respect to a Bank Party, the Administrative Agent (and shall not be liable for any loss or expense that arises as a result of its failure to act while awaiting such advice or concurrence) and, if it so requests, it shall first be indemnified to its satisfaction by the Requisite Lenders (or such other Lenders) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take, or omitting to take any such action.

(k)           Each Agent shall be entitled to consult with and rely upon advice of counsel concerning legal matters and such advice shall be full protection and authorization for any action taken or omitted by such Agent in good faith thereon.

(l)            In connection with the delivery of any information to any Agent by the Servicer, a Borrower Entity or any other Person to be used by such Agent in connection with the preparation or distribution of calculations or reports or the performance or other duties under the Transaction Documents, such Agent is entitled to conclusively rely on the accuracy of any such information and shall not be required to investigate or reconfirm its accuracy and shall not be liable in any manner whatsoever for any errors, inaccuracies or incorrect information resulting from the use of such information.

(m)          If any Agent shall require any information to perform its duties under the Transaction Documents, the Borrower shall provide, or shall instruct the Servicer to provide, such information to such Agent promptly upon request, in each case so long as such information is within the possession of the Borrower or the Servicer and is able to be delivered without breaching any obligations of confidentiality or other contractual or similar restrictions.

(n)           At any time and from time to time, the Collateral Agent or the Collateral Administrator may request information from the Administrative Agent as to the identity of the Requisite Lenders or any other Lender, and the Administrative Agent will endeavor to provide such information reasonably promptly. The Collateral Agent and the Collateral Administrator shall be entitled to fully rely on such information from the Administrative Agent and the Collateral Agent and the Collateral Administrator shall have no duty, obligation or liability with respect to the identity or amount of Loans held by any Lender or the calculation of the Requisite Lenders. Without limiting the foregoing, the Collateral Agent shall be entitled to request and receive from the Administrative Agent all necessary information in respect of each Lender for purposes of making distributions to such Lender hereunder. The Collateral Agent shall have no liability for any failure or delay in taking any action hereunder as a result of a failure or delay on the part of the Administrative Agent (or the related Lender) to provide such information to the Collateral Agent.

(o)           Each Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to such Agent and conforming to the requirements of this Agreement.

(p)           No Agent shall be liable for an error of judgment made in good faith unless it shall be finally proved that the Agent was negligent in ascertaining the pertinent facts.

(q)           No Agent shall have any duty (1) to see to any recording, filing, or depositing of this Agreement or any Transaction Documents referred to herein or any Financing Statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (2) to see to any insurance or (3) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied in connection with this Agreement (except as set forth in Section 2.15).

(r)            No Agent nor any of its officers or employees shall be required to ascertain whether any Credit Extension hereunder (or any amendment or termination of this Agreement) has been duly authorized or is in compliance with any other agreement to which the Borrower is a party (whether or not the Agent is also a party to such other agreement).

(s)           No Agent shall be required to give any bond or surety in respect of the execution of this Agreement.

(t)            No Agent shall be obligated to monitor or confirm, on a continuing basis or otherwise, any Person’s compliance with the covenants described herein with respect to any reports or other documents filed under this Agreement or any other related document.

(u)           No Agent shall be under any obligation to exercise any of the rights vested in it by this Agreement or any other Transaction Document or to enforce any remedy or realize upon any of the Collateral unless (1) it has been directed to take such action by the Administrative Agent or the Requisite Lenders, and (2) it has been offered security or indemnity satisfactory to it against the costs, expenses and liabilities (including fees and expenses of its agents and counsel) that might be incurred by it in compliance with such request or direction. No Agent shall be held liable for any action or inaction taken in accordance with the directions of the Administrative Agent or the Requisite Lenders.

(v)           No Agent shall be liable for the actions or omissions of the Servicer, and without limiting the foregoing, no Agent shall (except to the extent expressly provided in this Agreement) be under any obligation to monitor, evaluate or verify compliance by the Servicer with the terms hereof or the Servicing Agreement, or to verify or independently determine the accuracy of information received by it from the Servicer (or from any selling institution, agent bank, trustee or similar source) with respect to the Collateral and no Agent shall have any additional duties following the resignation or removal of the Servicer.

(w)          No Agent shall have any obligation to determine: (i) if a Collateral Obligation meets the criteria or eligibility restrictions imposed by this Agreement or other Transaction Document or (ii) whether the conditions specified in the definition of “Delivered” under the Pledge and Security Agreement have been complied with.

(x)           In making or disposing of any investment permitted by this Agreement, the Collateral Agent is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, whether it or such Affiliate is acting as a subagent of the Collateral Agent or for any third person or dealing as principal for its own account. If otherwise qualified an Eligible Investment, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder.

10.4.            Agents Entitled to Act as Lender.

The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans (if any), each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include any such Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

10.5.            Lenders’ Representations, Warranties and Acknowledgment.

(a)            Each Lender represents and warrants that it has made its own independent investigation, without reliance upon any Agent or any other Person, of the financial condition and affairs of the Credit Parties in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any investigation or appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)            Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loans on the Initial Credit Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by the Requisite Lenders or Lenders or delivered to any Agent, as applicable, on the Closing Date. Each Lender hereby represents and warrants to the Borrower that it is a Qualified Purchaser.

10.6.            Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share (or, if no Loans or Commitments are outstanding, the Pro Rata Share most recently in effect), severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Transaction Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement, the other Transaction Documents or the use of proceeds thereof, including the enforcement of this Agreement or any other Transaction Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence, fraud or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that (1) in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and (2) this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The foregoing shall survive the termination of this Agreement and the resignation or removal of an Agent.

10.7.            Successor Administrative Agent and Collateral Agent.

(a)            The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Agents, the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Agents, the Borrower and the Administrative Agent and signed by the Requisite Lenders. The Requisite Lenders shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to (unless an Event of Default has occurred and is continuing) the consent of the Borrower, and the Administrative Agent’s resignation shall become effective, and the Administrative Agent shall be discharged from its obligations and duties hereunder, on the earliest of (1) 30 days after delivery of the notice of resignation or removal (regardless of whether a successor has been appointed or not), (2) the acceptance of appointment by such successor Administrative Agent by the Requisite Lenders or (3) such other date, if any, agreed to by the Requisite Lenders. If the Requisite Lenders shall not have appointed a successor Administrative Agent with the consent of the Borrower (if so required) by the end of the period specified above, then the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and the resigning or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Transaction Documents. After any resigning or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.

(b)            The Collateral Agent and the Collateral Administrator (each, a “Specified Person”) may resign at any time by giving prior written notice thereof to the Lenders, the Administrative Agent and the Borrower, and each Specified Person may be removed at any time upon at least 30 days’ notice with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and such Specified Person signed by the Requisite Lenders. The Requisite Lenders shall have the right to appoint a financial institution (or, in the case of the Collateral Administrator, another entity acceptable to them) as a successor Specified Person hereunder, subject to (unless an Event of Default has occurred and is continuing) the consent of the Borrower, and each Specified Person’s resignation shall become effective, and such Specified Person shall be discharged from its obligations and duties hereunder, on the earliest of (1) 30 days after delivery of the notice of resignation or removal (regardless of whether a successor been appointed or not), (2) the acceptance of appointment by such successor Specified Person (which shall be no earlier than 30 days after delivery of such notice of resignation or removal unless agreed to by the Requisite Lenders and the removed Specified Person) or (3) such other date, if any, agreed to by the Requisite Lenders and the removed Specified Person. Until a successor Specified Person is appointed, any Collateral or other property held by a Specified Person on behalf of the Secured Parties under any of the Transaction Documents shall continue to be held by the resigning or removed Specified Person as bailee until such time as a successor Specified Person is appointed (all costs and expenses incurred by such resigning or removed Specified Person for holding such Collateral shall be paid by the Borrower). Each Specified Person shall have the right, at the cost and expense of the Borrower, to petition a court of competent jurisdiction regarding the delivery of any Collateral or other property it holds as bailee. Upon the acceptance of any appointment as Specified Person hereunder by a successor Specified Person, such successor Specified Person shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Specified Person under this Agreement and the Transaction Documents, and the resigning or removed Specified Person shall promptly (x) transfer to such successor Specified Person all Collateral or other property held hereunder or under the Transaction Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Specified Person under this Agreement and the Transaction Documents, and (y) execute and deliver to such successor Specified Person or otherwise authorize the filing of such amendments to Financing Statements, and take such other actions, as may be requested by the Requisite Lenders (and at the cost and expense of the Borrower) in connection with the assignment to such successor Specified Person of the security interests created under the Transaction Documents. After any resigning or removed Specified Person’s resignation or removal hereunder as such Specified Person, the provisions of this Agreement and the Transaction Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Transaction Documents while it was such Specified Person hereunder.

(c)            Any Person into which any Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any Person succeeding to the corporate trust services business of such Agent shall be the successor of such Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto.

10.8.            Collateral Documents.

(a)            Agents under Collateral Documents. Each Secured Party hereby further authorizes the Collateral Agent on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of Secured Parties with respect to the Collateral and the Collateral Documents. Subject to Section 11.5, without further written consent or authorization from any Secured Party, the Administrative Agent and/or the Collateral Agent (at the direction of the Administrative Agent) is authorized to and shall execute any documents or instruments (1) requested by the Borrower (and at the cost and expense of the Borrower) in connection with an Acquisition or Disposition of assets permitted by this Agreement and the release of any Lien encumbering any item of Collateral that is the subject of such Disposition or (2)  otherwise consented to by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such request or direction hereunder) in connection with any other Disposition of assets in accordance with this Agreement; provided that, in the case of clause (1), the Borrower shall deliver a certificate signed by an Authorized Officer of the Borrower to the Administrative Agent and the Collateral Agent stating that such Acquisition or Disposition of assets is permitted by this Agreement and the Transaction Documents and that the release of the Lien on such Collateral is authorized by the Transaction Documents (which certificate shall be deemed to have been provided upon the delivery by the Borrower (or the Servicer on its behalf) of a Borrower Order in respect of such Acquisition or Disposition), and in the case of clause (2), the Borrower shall deliver a certificate signed by an Authorized Officer of the Borrower to the Administrative Agent and the Collateral Agent stating that such consent of the Requisite Lenders has been received. The Collateral Agent shall have no obligation to review or verify whether the Borrower or the Servicer on its behalf has obtained and delivered (or made available to the Transaction Data Room) the necessary Diligence Information and other Custody Documents required for purchases of Collateral Obligations hereunder, and the Collateral Agent shall have no obligation to maintain the Transaction Data Room on behalf of the Borrower.

(b)            Right to Realize on Collateral. Notwithstanding anything contained in the Transaction Documents to the contrary, the Credit Parties, the Agents and each other Secured Party hereby agree that (1) no Secured Party (other than the Collateral Agent) shall have any right to realize upon any of the Collateral, it being understood and agreed that all such powers, rights and remedies hereunder and under any of the Transaction Documents may be exercised solely by the Collateral Agent (at the written direction of the Requisite Lenders) for the benefit of the Secured Parties in accordance with the terms hereof and thereof, and (2) in the event of a foreclosure or similar enforcement action by the Collateral Agent (at the written direction of the Requisite Lenders) on any of the Collateral pursuant to a public or private sale or other Disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or under any analogous provisions of any other Debtor Relief Law), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or such other Debtor Relief Law) may be the purchaser or licensor of any or all of such Collateral at any such Disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such Disposition.

(c)            Release of Collateral, Termination of Transaction Documents; Etc. Notwithstanding anything to the contrary contained herein or any other Transaction Document, when all Obligations (other than contingent Obligations for which no claim has been asserted) have been paid in full and all Commitments have terminated or expired (as evidenced by an executed payoff letter and confirmation from the Administrative Agent of the receipt of such payoff amounts), the security interest created hereunder and under the other Collateral Documents and all guarantee obligations under the Transaction Documents shall automatically terminate and the Collateral Agent shall (at the sole cost and expense of the Borrower) take such actions as shall be requested in writing by the Borrower to effect such release of its security interest in all Collateral and to release all guarantee obligations provided for in any Transaction Document. The Borrower shall prepare any such documentation at its expense and shall be responsible for the costs and expenses of the Collateral Agent (including reasonable and documented legal fees and expenses) in connection with any release under this clause (c). Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.9.            Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without duplication of the provisions of Section 2.15(g), if the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

10.10.            Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Transaction Documents allowed in such judicial proceeding); and

(c)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Agents under the Transaction Documents. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Agents, their agents and counsel, and any other amounts due to the Agents under the Transaction Documents out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.      MISCELLANEOUS

11.1.            Notices.

(a)            Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, the Collateral Agent or the Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Transaction Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by electronic mail or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of electronic mail or .pdf or similar files, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that (1) no notice to any Agent shall be effective until received by such Agent; (2) any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 10.3(c) as designated by the Administrative Agent from time to time; and (3) any such notice or other communication to the Administrative Agent may be made via SWIFT.

(b)            Electronic Communications.

(1)            Notices and other communications to any Credit Party, Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the respective party, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(2)            Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct, fraud or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(3)            The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. In no event shall the Agent Affiliates have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform.

(4)            Each Credit Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

11.2.            Expenses.

Whether or not the initial Credit Extension is made hereunder, the Borrower agrees to pay promptly (a) all the actual, reasonable and documented costs and out-of-pocket expenses incurred in connection with the negotiation, preparation and execution of the Transaction Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrower and the other Credit Parties; (c) the actual, reasonable and documented fees, expenses and disbursements of counsel to the Agents (in each case not including allocated costs of internal counsel, but including special New York counsel to the Administrative Agent) in connection with the negotiation, preparation, execution and administration of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d) all the actual, reasonable and documented costs and out-of-pocket expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or the Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) [reserved]; (f) all the actual, reasonable and documented costs and out-of-pocket expenses (including the reasonable fees, out-of-pocket expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent, the Collateral Custodian, the Collateral Administrator and their respective counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual, reasonable and documented costs and out-of-pocket expenses incurred by each Agent in connection with the transactions contemplated by the Transaction Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all actual, reasonable and documented costs and out-of-pocket expenses, including reasonable attorneys’ fees (not including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Transaction Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

This Section 11.2 shall survive the termination of the Agreement and the resignation or removal of the Agents.

11.3.            Indemnity.

(a)            In addition to the payment of expenses pursuant to Section 11.2, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities pursuant to the Priority of Payments. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them pursuant to the Priority of Payments. This Section 11.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or similar amounts arising from any non-Tax claim.

(b)            To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against each Lender and each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or any Loan, or the use of the proceeds thereof. None of any Lender or any Agent or any of their respective Affiliates, directors, employees, attorneys, agents or sub-agents shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

(c)            The Borrower also agrees that no Lender or Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of this Agreement or any Transaction Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, fraud or willful misconduct of such Lender or Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Transaction Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that in no event will such Lender or Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s or Agent’s, or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement, any Transaction Document, or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(d)            This Section 11.3 shall survive the termination of the Agreement and the resignation or removal of the Agents.

11.4.            Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Specified Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Specified Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by such Lender to or for the credit or the account of any Specified Credit Party against and on account of the obligations and liabilities of any Specified Credit Party to such Lender hereunder and under the Transaction Documents, including all claims of any nature or description arising out of or connected hereto and participations therein or with any other Transaction Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that, if any Defaulting Lender shall exercise any such right of setoff, (1) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.12 and 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

11.5.            Amendments and Waivers.

(a)            Requisite Lenders’ and Servicer Consent. Subject to the additional requirements of Sections 11.5(b) and 11.5(c) and the proviso below, no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and the Servicer; provided that (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Transaction Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment and (ii) the Administrative Agent may, in its sole and absolute discretion, consent to any action or omission as set forth in this Agreement and may grant waivers, concessions and other indulgences in accordance with the terms of this Agreement.

(b)            Unanimous Lenders’ Consent. Without the written consent of each Lender, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(1)            extend the scheduled final maturity of any Loan or Note;

(2)            waive, reduce or postpone any scheduled repayment (but not prepayment);

(3)            reduce the rate of interest on any Loan, any fee or any Ancillary Amount payable hereunder;

(4)            extend the time for payment of any such interest, fees or other Ancillary Amount;

(5)            reduce the principal amount of any Loan;

(6)            amend, modify, terminate or waive any provision of this Section 11.5(b), Section 11.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(7)            amend the definition of “Requisite Lenders” or “Pro Rata Share”;

(8)            release all or substantially all of the Collateral except as expressly provided in the Transaction Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other analogous Debtor Relief Law or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Transaction Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(9)            consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Transaction Document.

(c)            Other Consents. Except as set forth in clause (a) above, no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of this Agreement as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, as applicable.

(d)            Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)            Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

11.6.            Successors and Assigns; Participations.

(a)            Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither the Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Register. The Borrower, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 11.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the related “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)            Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to any Eligible Assignee upon the receipt of consent of the Administrative Agent (each such consent not to be unreasonably withheld or delayed); provided that:

(1)            each such assignment pursuant to this Section 11.6(c) shall be in an aggregate amount of not less than the lesser of (I) $2,500,000, (II) such lesser amount as agreed to by the Borrower and Administrative Agent or (III) the aggregate amount of the Loans and any related Commitments of the assigning Lender; and

(2)            no consent of the Administrative Agent or the Borrower shall be required for any assignment by Goldman Sachs (x) pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement) or (y) to any Affiliate of Goldman Sachs, and

(3)            except as set forth in (2) above, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing, (y) the proposed assignee is a Person that, at the time of the assignment, is a Lender or (z) the proposed assignee is Goldman Sachs or an Affiliate of Goldman Sachs at a time when neither Goldman Sachs nor an Affiliate of Goldman Sachs is a Lender and neither Goldman Sachs nor an Affiliate of Goldman Sachs was, immediately prior to ceasing to be a Lender hereunder, a Defaulting Lender.

(d)            Mechanics.

(1)            Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.15(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee that is already a Lender or is an affiliate of a Lender or a Person under common management with a Lender).

(2)            In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, if any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)            Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Initial Credit Date or as of the Assignment Effective Date that (1) it is an Eligible Assignee (or, if not an Eligible Assignee, that it is both an Accredited Investor and a Qualified Purchaser and the assignment to it is permitted under this Section 11.6); (2) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (3) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (4) it will not provide any information obtained by it in its capacity as a Lender to the Equity Holder or any Affiliate of the Equity Holder.

(f)            Effect of Assignment. Subject to the terms and conditions of this Section 11.6, as of the Assignment Effective Date (1) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (2) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 11.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, anything contained in any of the Transaction Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (3) the Commitments shall be modified to reflect any Commitment of such assignee; and (4) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(g)            Participations.

(1)            Each Lender shall have the right at any time to sell one or more participations to any Person (other than (i) a Credit Party or any Affiliate of a Credit Party, (ii) any Natural Person or (iii) a Competitor; provided that each Lender shall have the right at any time to sell one or more participations to any Competitor where an Event of Default shall have occurred and not otherwise been waived or cured, and the maturity of the Obligations shall have been accelerated) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 11.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Loans (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(2)            The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (in each case, except as expressly provided in the Transaction Documents) supporting the Loans hereunder in which such participant is participating.

(3)            The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.13(c), 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the participation or unless the sale of the participation to such participant is made with the Borrower’s prior written consent; (y) a participant shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.15 as though it were a Lender; and (z) except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.12 as though it were a Lender.

(h)            Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 11.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank; provided that (1) no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and (2) in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

11.7.            Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.8.            Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.13(c), 2.14, 2.15, 10, 11.2, 11.3, 11.4 and 11.22 and the agreements of Lenders set forth in Sections 2.15 and 10.6 shall survive the payment of the Loans, and the termination hereof.

11.9.            No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Transaction Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Transaction Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

11.10.            Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.11.            Severability.

In case any provision in or obligation hereunder or under any other Transaction Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.12.            Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Transaction Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

11.13.            Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.14.            APPLICABLE LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

11.15.            CONSENT TO JURISDICTION.

SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER TRANSACTION DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY TRANSACTION DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

The Borrower Entities hereby appoint and consent to Corporation Service Company (the “Process Agent”), as their agent upon whom process or demands may be served in any action arising out of or based on this Agreement or the transactions contemplated hereby. The Borrower Entities may at any time and from time to time vary or terminate the appointment of such process agent or appoint an additional process agent; provided that the Borrower Entities will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Borrower Entities in respect of this Agreement may be served. If at any time the Borrower Entities shall fail to maintain any required office or agency in the Borough of Manhattan, The City of New York, or shall fail to furnish the Agents with the address thereof, notices and demands may be served on a Borrower Entity by mailing a copy thereof by registered or certified mail or by overnight courier, postage prepaid, to such Borrower Entity at its address specified herein.

11.16.            WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.17.            Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Obligations are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

11.18.            Effectiveness; Counterparts.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Any electronically signed document delivered via email from a person purporting to be an Authorized Officer shall be considered signed or executed by such Authorized Officer on behalf of the applicable Person. Neither the Collateral Agent, Collateral Administrator nor the Collateral Custodian shall have a duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

11.19.            PATRIOT Act.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

11.20.            Electronic Execution of Assignments.

The words “execution”, “signed”, “signature”, and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Any electronically signed document delivered via email, facsimile or other electronic communication from a person purporting to be an Authorized Officer shall be considered signed or executed by such Authorized Officer on behalf of the applicable party. The Bank Parties shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

11.21.            No Fiduciary Duty.

Each Agent, Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Transaction Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Transaction Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Transaction Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

11.22.            Judgment Currency.

(a)            The Credit Parties’ obligations hereunder and under the other Transaction Documents to make payments in each Specified Currency (each, for purposes herein, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Secured Party entitled thereto of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or the other Transaction Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the applicable exchange rate thereof as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)            If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Credit Parties jointly and severally covenant and agree to pay, or cause to be paid, and each jointly and severally indemnifies the Secured Parties for such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date. The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Transaction Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

(c)            For purposes of determining any rate of exchange for this Section 11.22, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

11.23.            Confidentiality

(a)            The Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Administrative Agent and each Lender will maintain the confidentiality of all Confidential Information to protect Confidential Information delivered to such Person; provided that such Person may deliver or disclose Confidential Information to: (i) such Person’s directors, trustees, officers, employees, agents, attorneys and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.23 and to the extent such disclosure is reasonably required for the administration of this Agreement and the other Transaction Documents, the matters contemplated hereby or the investment represented by the Loans; (ii) such Person’s legal advisors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.23 and to the extent such disclosure is reasonably required for the administration of this Agreement, the matters contemplated hereby or the investment represented by the Loans; (iii) any other Lender, or any of the other parties to this Agreement, the Servicing Agreement or the other Transaction Documents; (iv) any federal or state or other regulatory, governmental or judicial authority having jurisdiction over such Person in the course of any routine examination by such authority; (v) any other Person with the consent of the Borrower and the Servicer; (vi) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Person, (B) in response to any subpoena or other legal process upon prior notice to the Borrower and the Servicer (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (C) in connection with any litigation to which such Person is a party upon prior notice to the Borrower and the Servicer (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (D) to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies with respect to the Obligations, this Agreement or the other Transaction Documents or (E) in the Collateral Agent’s, the Collateral Custodian’s, the Collateral Administrator’s or the Administrative Agent’s performance of its obligations under this Agreement, the Collateral Administration Agreement or other Transaction Document; (vii) any Person of the type that would be, to such Person’s knowledge, permitted to acquire Loans in accordance with the requirements of Section 11.6 to which such Person sells or offers to sell any such Loan or any part thereof (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 11.23); and (viii) with respect to any Collateral Obligation, any actual or prospective transferee of such Collateral Obligation (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 11.23 with respect to such Confidential Information or has otherwise agreed to be bound by all applicable confidentiality restrictions applicable to such Confidential Information in the Underlying Instruments relating to such Collateral Obligation). Each Lender agrees that it shall use the Confidential Information for the sole purpose of making an investment in the Loans or administering its investment in the Loans; and that the Collateral Agent, the Collateral Administrator and the Administrative Agent shall neither be required nor authorized to disclose to Lenders any Confidential Information in violation of this Section 11.23. In the event of any required disclosure of the Confidential Information by such Lender, such Lender agrees to use reasonable efforts to protect the confidentiality of the Confidential Information.

(b)            For the purposes of this Section 11.23, “Confidential Information” means information delivered to the Collateral Agent, the Collateral Custodian, the Collateral Administrator, the Administrative Agent or any Lender by or on behalf of the Borrower Entities or the Servicer in connection with and relating to the transactions contemplated by or otherwise pursuant to this Agreement; provided that such term does not include information that: (i) was publicly known or otherwise known to the Collateral Agent, the Collateral Custodian, the Collateral Administrator, the Administrative Agent or such Lender or beneficial owner prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the Collateral Agent, the Collateral Administrator, the Administrative Agent or any Lender or any person acting on behalf of the Collateral Agent, the Collateral Custodian, the Collateral Administrator, the Administrative Agent or any Lender; (iii) otherwise is known or becomes known to the Collateral Agent, the Collateral Custodian, the Collateral Administrator, the Administrative Agent or any Lender other than (x) through disclosure by or on behalf of a Borrower Entity or the Servicer or (y) to the knowledge of the Collateral Agent, the Collateral Custodian, the Collateral Administrator, the Administrative Agent or Lender, as the case may be, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty to the Borrower Entities or the Servicer or a contractual duty to the Borrower Entities or the Servicer; or (iv) is allowed to be treated as non-confidential by consent of the Borrower Entities and the Servicer.

Section 12.      SUBORDINATION

(a)            Anything in this Agreement or the other Transaction Documents to the contrary notwithstanding, the Borrower agrees for the benefit of the Lenders and the Agents that the rights of the Equity Holder to distributions by the Borrower and in and to the Collateral, including any payment from Proceeds of Collateral, shall be subordinate and junior to the Obligations, to the extent and in the manner set forth in this Agreement including as set forth in Section 7 and hereinafter provided. If any Event of Default has occurred and has not been cured or waived, and notwithstanding anything contained in Section 7 to the contrary, interest on and principal of and other amounts owing in respect of the Loans and all other Obligations shall be paid in full in Cash (in order of priority) before any further payment or distribution is made on account of the Equity Holder.

(b)            If notwithstanding the provisions of this Agreement, any holder of any Subordinate Interests shall have received any payment or distribution in respect of such Subordinate Interests contrary to the provisions of this Agreement, then, unless and until either the Obligations shall have been paid in full in Cash in accordance with this Agreement, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Collateral Agent, which shall pay and deliver the same to the Lenders in accordance with this Agreement; provided that, if any such payment or distribution is made other than in Cash, it shall be held by the Collateral Agent as part of the Collateral and subject in all respects to the provisions of this Agreement, including this Section 12.

(c)            The Borrower agrees with all Lenders that the Borrower shall not demand, accept, or receive any payment or distribution in respect of such Subordinate Interests in violation of the provisions of this Agreement, including this Section 12. Nothing in this Section 12 shall affect the obligation of the Borrower to pay holders of Subordinate Interests.

(d)            In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Lender under this Agreement, subject to the terms and conditions of this Agreement, a Lender or Lenders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Lender, the Borrower or any other Person, except for any liability to which such Lender may be subject to the extent the same results from such Lender’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Agreement.

Section 13.      ASSIGNMENT OF SERVICING AGREEMENT

(a)            The Borrower, in furtherance of the covenants of this Agreement and as security for the Obligations and the performance and observance of the provisions hereof and of the other Transaction Documents, hereby assigns, transfers, conveys and sets over to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s estate, right, title and interest in, to and under the Servicing Agreement (except as set forth in the second proviso of this Section 13(a)), including (1) the right to give all notices, consents and releases thereunder, (2) the right to take any legal action upon the breach of an obligation of the Servicer thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (3) the right to receive all notices, accountings, consents, releases and statements thereunder and (4) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that, notwithstanding anything herein to the contrary, the Collateral Agent shall not have the authority to execute any of the rights set forth in subclauses (1) through (4) above or may otherwise arise as a result of the grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived; provided that the assignment made hereby does not include an assignment of the Borrower’s right to terminate the Servicer pursuant to Section 14 of the Servicing Agreement or any other provision contained therein (unless a Cause Event and an Event of Default has occurred and is continuing).

(b)            The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Servicing Agreement, nor shall any of the obligations contained in the Servicing Agreement be imposed on the Collateral Agent.

(c)            Upon the repayment of the Obligations in full and the release of the Collateral from the lien of the Collateral Documents, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Servicing Agreement shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

(d)            The Borrower represents that it has not executed any other assignment of the Servicing Agreement.

(e)            The Borrower agrees that this assignment is irrevocable, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as the Collateral Agent may specify or as may be required to maintain the perfection thereof.

(f)            The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Servicer in the Servicing Agreement, to the following:

(1)            The Servicer consents to the provisions of this assignment and agrees to perform any provisions of this Agreement applicable to the Servicer subject to the terms of the Servicing Agreement.

(2)            The Servicer acknowledges that, except as otherwise set forth in clause (a) above, the Borrower is assigning all of its right, title and interest in, to and under the Servicing Agreement to the Collateral Agent for the benefit of the Secured Parties.

(3)            Neither the Borrower nor the Servicer will enter into any agreement amending, modifying or terminating the Servicing Agreement without (x) complying with the applicable provisions of the Servicing Agreement, and (y) the consent of the Requisite Lenders.

(4)            Except as otherwise set forth herein and therein, the Servicer shall continue to serve as Servicer under the Servicing Agreement notwithstanding that the Servicer shall not have received amounts due it under the Servicing Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments. The Servicer agrees not to cause the filing of a petition in bankruptcy against the Borrower for the non-payment of the Servicing Fees or Successor Servicing Fees, or other amounts payable by the Borrower to the Servicer under the Servicing Agreement prior to the date which is one year and one day (or, if longer, the applicable preference period) after the payment in full of the Loans; provided that nothing in this Section 13 shall preclude, or be deemed to stop, the Servicer (x) from taking any action prior to the expiration of the aforementioned one year and one day (or longer) period in (A) any case or proceeding voluntarily filed or commenced by the Borrower or (B) any involuntary insolvency proceeding filed or commenced by a Person other than the Servicer or its Affiliates or (y) from commencing against the Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(g)            If both a Cause Event and an Event of Default at any time occurs and is continuing, the Borrower shall, upon the written direction of the Requisite Lenders, remove the Servicer as the Borrower’s servicer pursuant to the terms of the Servicing Agreement. As used herein, “Cause Event” means an event that shall have occurred by reason of (1) the conviction (or plea of no contest) for a felony of the Servicer, (2) the conviction (or plea of no contest) for a felony of an officer or a member of the board of directors (or other analogous body) of the Servicer, if the employment or other affiliation of such Person so convicted is not terminated by the Servicer within 30 days of such conviction and the Requisite Lenders vote thereafter to invoke this termination provision, or (3) the Servicer or an officer or a member of the board of directors of the Servicer has engaged in gross negligence, fraud or willful misconduct with respect to the Borrower that has resulted in a material adverse effect on the Borrower or the Collateral Obligations, or has committed a knowing material violation of securities, each as determined by a final decision of a court or binding arbitration decision unless, in the case of such natural persons, their employment or other affiliation with the Servicer is terminated or suspended within 30 days after discovery by the Servicer.

The Servicer shall promptly provide written notice to the Collateral Agent and the Administrative Agent upon the occurrence of a Cause Event, and the Administrative Agent shall promptly notify the Lenders thereafter.

(h)            If the Servicer is terminated due to a Cause Event or pursuant to Section 12 of the Servicing Agreement, the Borrower will act at the direction of the Requisite Lenders to appoint a successor manager.

Section 14.      COLLATERAL CUSTODIAN

(a)            Initial Collateral Custodian. The role of Collateral Custodian with respect to the Custody Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 14. Each of the Borrower and the Lenders hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b)            Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent (acting at the direction of the Requisite Lenders) of the designation of a successor Collateral Custodian pursuant to the provisions of clause (i) below, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

(c)            Appointment. The Borrower and each of the Lenders hereby appoint U.S. Bank National Association to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(d)            Duties. From the Closing Date until its resignation pursuant to clause (n) below or its removal pursuant to clause (i) below, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(1)            The Collateral Custodian shall at all times hold Custody Documents Delivered (as defined in the Pledge and Security Agreement) to it in physical form and to the extent received by it at one of its offices in the United States (for purposes hereof, the “Custodial Office”), initially at its office identified on Appendix B. The Collateral Custodian may change the Custodial Office at any time and from time to time upon notice to the Borrower, the Servicer, the Collateral Agent and the Administrative Agent, provided that the replacement Custodial Office shall be an office of the Collateral Custodian located in the United States. All Custody Documents held by the Collateral Custodian in physical custody shall be available for inspection by the Administrative Agent upon prior written request and during normal business hours of the Collateral Custodian. Any such inspection shall occur no earlier than five (5) Business Days after such inspection is requested and the costs of such inspection shall be borne by the requesting party. The Administrative Agent (including its representatives and designees) may not request more than two inspections per year or, if an Event of Default has occurred and is continuing no more than once a month. Notwithstanding anything to the contrary herein, the Collateral Custodian shall not be required to hold or accept custody of any Custody Document hereunder to the extent such Custody Document is of a type not approved for deposit into the custodial vault of the Collateral Custodian; provided that (1) the Collateral Custodian notifies the Servicer and the Lenders prior to refusing to hold such documents and (2) the failure of the Collateral Custodian to accept and hold such documents shall not result in a default or an Event of Default with respect to the Borrower hereunder (provided that copies of such documents shall have been delivered by the Borrower to or otherwise made available to the Administrative Agent). For the avoidance of doubt, the Collateral Custodian shall not be required to review or provide any certifications in respect of Custody Documents provided to it.

(2)            In taking and retaining custody of any such Custody Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that (x) the Collateral Custodian makes no representations as to the existence, perfection, enforceability or priority of any Lien on such Custody Documents or the instruments therein or as to the adequacy or sufficiency of such Custody Documents; and (y) the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(3)            All Custody Documents required to be held by the Collateral Custodian in physical custody shall be kept in fire resistant vaults, rooms or cabinets at the Custodial Office and shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate such Custody Documents on its inventory system and will not commingle any such physical Custody Documents with any other files of the Collateral Custodian other than those, if any, relating to the Borrower and its Affiliates and Subsidiaries.

(4)            Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Collateral Custodian shall not be deemed to assume any obligations or liabilities of the Borrower or Servicer hereunder or under any other Transaction Document.

(5)            The Collateral Custodian shall have no obligation to review or verify whether the Borrower or the Servicer on its behalf has obtained and delivered (or made available to the Transaction Data Room) the necessary Diligence Information and other Custody Documents required for purchases of Collateral Obligations hereunder, and the Collateral Custodian shall have no obligation to maintain the Transaction Data Room on behalf of the Borrower.

(e)            Event of Default. After the occurrence and during the continuance of an Event of Default, the Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent (acting at the direction of the Requisite Lenders) to deliver any Escrowed Assignment Agreement Documents to the Collateral Agent and in order to take any action that the Requisite Lenders deem necessary or desirable in order for the Collateral Agent to perfect, protect or more fully evidence the security interests granted by the Borrower Entities under the Transaction Documents, or to enable any of them to exercise or enforce any of their respective rights hereunder. If the Collateral Custodian receives instructions from the Collateral Agent, the Servicer or the Borrower which conflict with any instructions received by the Requisite Lenders (or the Administrative Agent on their behalf) after the occurrence and during the continuance of an Event of Default, the Collateral Custodian shall rely on and follow the instructions given by the Requisite Lenders.

(f)            Requisite Lenders. The Requisite Lenders may direct the Collateral Custodian to take any action incidental to its duties hereunder. With respect to other actions that are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Requisite Lenders; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Requisite Lenders, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any applicable law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). If the Collateral Custodian requests the consent of the Requisite Lenders and the Collateral Custodian does not receive a consent (either positive or negative) from the Requisite Lenders within ten (10) Business Days of its receipt of such request, then the Requisite Lenders shall be deemed to have declined to consent to the relevant action. The Collateral Custodian may accept and act upon directions provided by the Administrative Agent as if such directions were provided by the Requisite Lenders directly. The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless an Authorized Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.

(g)            Merger/Consolidation. Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party or (c) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

(h)            Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to compensation as set forth in the Bank Party Fee Letter. The Collateral Custodian’s entitlement to receive such compensation shall cease on the earlier to occur of: (a) its removal as Collateral Custodian pursuant to clause (i) below, (b) its resignation as Collateral Custodian pursuant to clause (n) below or (c) the termination of this Agreement; provided that, for the avoidance of doubt, the Collateral Custodian shall remain entitled to receive, as and when such amounts are payable under the terms of this Agreement, any compensation accrued prior to the release of all Custody Documents from the custody of the Collateral Custodian.

(i)            Removal. The Collateral Custodian may be removed, with or without cause, by the Requisite Lenders by notice (with a copy to the Borrower and the Servicer) given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity (and, for the avoidance of doubt, so long as it continues to act in such capacity, shall continue to receive the compensation and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement and the Bank Party Fee Letter) until a successor Collateral Custodian has been appointed (with the consent of the Borrower so long as no Event of Default has occurred and is continuing) and has agreed to act as Collateral Custodian hereunder.

(j)            Reliance. The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any written notice, instruction, statement, certificate, request, waiver, consent, instrument, opinion, report, letter or other paper, electronic transmission or document furnished to it in accordance with this Agreement, which it in good faith reasonably believes to be genuine and that has been signed or presented by the proper party (which in the case of any instruction from or on behalf of the Borrower shall be an Authorized Officer) or parties. The Collateral Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement certificate, request, waiver, consent, opinion, report, electronic transmission, receipt or other paper or document, provided that, if the form thereof is specifically prescribed by the terms of this agreement, the Collateral Custodian shall examine the same to determine whether it substantially conforms on its face to the requirements set forth herein. The Collateral Custodian shall have no duty to inquire into or investigate the authenticity of authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of the Requisite Lenders.

(k)            Rights of the Collateral Custodian. The Collateral Custodian may consult counsel selected with due care and shall not be liable for any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel. The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its own willful misconduct, fraud or gross negligence of its obligations. The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it. The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian. The duties, obligations and responsibilities of the Collateral Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Collateral Custodian. Any permissive right of the Collateral Custodian to take any action hereunder shall not be construed as a duty. The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder. It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(l)            Request for Directions. In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may request instructions from the Requisite Lenders, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Requisite Lenders. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Requisite Lenders. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m)            Responsibilities. The Collateral Custodian shall have no responsibilities or duties with respect to any Custody Document while such Custody Document is not in its possession. The Collateral Custodian may act or exercise its duties or powers hereunder either directly or, by or through its agents or attorneys, and the Collateral Custodian shall not be liable or responsible for the negligence or misconduct of any non-Affiliated agent or non-Affiliated attorney appointed with due care by it. If the Collateral Custodian is prevented from fulfilling its obligations under this Agreement as a result of governmental or regulatory actions, government regulations, fires, strikes, accidents, acts of God or other causes beyond the control of the Collateral Custodian, the Collateral Custodian shall use commercially reasonable efforts to mitigate the effects of such circumstances and resume performance as soon as reasonably possible, and the Collateral Custodian’s obligations shall be suspended for a reasonable time during which such conditions exist.

(n)            Resignation. The Collateral Custodian may resign and be discharged from its duties or obligations hereunder by giving not less than 90 days written notice thereof to the Requisite Lenders (with a copy to the Servicer and the Borrower) and with the consent of the Requisite Lenders. Upon receiving notice of such resignation, the Requisite Lenders shall promptly appoint a successor Collateral Custodian (with the consent of the Borrower) by written instrument, in duplicate, executed by the Requisite Lenders, one copy of which shall be delivered to the Collateral Custodian so resigning and one copy to the successor Collateral Custodian, together with a copy to the Borrower, the Servicer, the Collateral Agent and the Administrative Agent. Upon the effective date of such resignation, or if the Requisite Lenders give the Collateral Custodian written notice of an earlier termination hereof, the Collateral Custodian shall (i) be reimbursed for any reasonable and documented costs and expenses the Collateral Custodian may incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Custody Documents in the possession of Collateral Custodian to the successor Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed. For the avoidance of doubt, the Collateral Custodian shall be entitled to receive, as and when such amounts are payable in accordance with this Agreement and any compensation accrued through the effective date of its resignation pursuant to and in accordance with this Section 14.

(o)            Release of Custody Documents. Upon satisfaction of any of the conditions set forth in Section 6.8 for the sale or release of a Collateral Obligation in whole, the Servicer shall, by delivery to the Collateral Custodian of a request for release substantially in the form of Exhibit D (with a copy to the Lenders) (which may be delivered concurrently with the Borrower Order delivered pursuant to Section 6.7(a) and which request for release shall be deemed a certification that such conditions for release have been satisfied), direct the release of the related Custody Documents for such Collateral Obligation which are held by the Collateral Custodian in physical custody pursuant to this Section 14. Upon receipt of such direction, the Collateral Custodian shall release the related Custody Documents to the Servicer (or as otherwise provided in the related release request) and the Servicer will not be required to return the related Custody Documents to the Collateral Custodian. Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Custody Documents in the performance of the Collateral Custodian’s duties under this clause (o) shall be delivered by the Servicer to the Collateral Custodian prior to any shipment of any Custody Documents hereunder. If the Collateral Custodian does not receive such written instruction from the Servicer, the Collateral Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Servicer shall arrange for the provision of such services at the sole cost and expense of the Borrower and shall maintain such insurance against loss or damage to the Custody Documents as the Servicer deems appropriate.

Except as otherwise expressly provided above in this clause (o), Escrowed Assignment Agreement Documents shall be released by the Collateral Custodian only in connection with sales of Collateral Obligations pursuant to the exercise of remedies under the Collateral Documents (and in each case only upon written direction therefor from the Requisite Lenders).

(p)            Collateral Custodian as Agent. The Collateral Custodian agrees that, with respect to any Custody Documents at any time or times in its possession, the Collateral Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

(q)            Indemnity. The Borrower agrees to indemnify and hold harmless the Collateral Custodian and its directors, officers, employees, agents and assigns from and against any and all Indemnified Liabilities. This clause (q) shall survive the termination of this Agreement and the resignation or removal of the Collateral Custodian hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SPCC FUNDING II LLC, as Borrower

By:
Name:
Title:

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as Syndication Agent

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Lender

By:
Name:
Title:

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Collateral Custodian

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Administrator

By:

By:
Name:
Title:

Signature Page to Credit Agreement

APPENDIX A

Lenders and Commitments

Lender	Commitment (ABL)		Pro Rata Share
Goldman Sachs Bank USA	U.S.$	250,000,000	100%
Totals:	U.S.$	250,000,000	100%

Lender	Commitment (Revolver)		Pro Rata Share
Goldman Sachs Bank USA	U.S.$	50,000,000	100%
Totals:	U.S.$	50,000,000	100%

A-1

APPENDIX B

Notice Addresses

THE CREDIT PARTIES:

Borrower
SPCC FUNDING II LLC

20 Horseneck Lane, Greenwich, CT 06830

Attention: Stone Point Credit

Telephone: 203-862-2900

Email: SPCreditInvestments@stonepoint.com

Limited Guarantor
Stone Point Credit Corporation

20 Horseneck Lane, Greenwich, CT 06830

Attention: Stone Point Credit

Telephone: 203-862-2900

Email: SPCreditInvestments@stonepoint.com

with a copy to:

Dechert LLP

1900 K Street, NW

Washington, DC 20006-1110

Attention: William Bielefeld

Telephone: 202-261-3386

Email: William.Bielefeld@dechert.com

OTHER PARTIES:

GOLDMAN SACHS BANK USA, as Lender:

c/o Goldman, Sachs & Co.
30 Hudson Street, 4th Floor Jersey City, NJ 07302

Facsimile:	212-428-4534
E-mail:	gs-pfi-mo-confidential@gs.com
Attention:	Operations

GOLDMAN SACHS BANK USA, as Administrative Agent:

c/o Goldman, Sachs & Co.
30 Hudson Street, 4th Floor
Jersey City, NJ 07302

Facsimile:	212-428-4534
E-mail:	gs-pfi-mo-confidential@gs.com
Attention:	Operations

And, with respect to each Dispute, with copies to:

Email:	gs-repo-disputes@gs.com
Attention:	GS Credit

and

 B-1

Facsimile:	212-428-4534
Email:	gs-sctabs-reporting@ny.email.gs.com
Attention:	PFI Middle Office

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent and Collateral Administrator

U.S. Bank Trust Company, National Association

Global Corporate Trust Services

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Attention: Jenny Milne

Email: jenny.milne@usbank.com

U.S. BANK NATIONAL ASSOCIATION, as Collateral Custodian

U.S. Bank National Association

1719 Otis Way

Florence, South Carolina 29501

Attention:  Steve Garrett

Ref: SPCC FUNDING II LLC

Telephone: (843) 673-0162

Facsimile: (843) 676-8901

Email: steven.garrett@usbank.com

 B-2

APPENDIX C-1

Borrower Subsidiaries

None

C-1-1

APPENDIX C-2

List of Collateral Obligations

[To be separately provided]

C-2-1

SCHEDULE A

	Form/Document/ Certificate	Date by which to be delivered
(1)	Audited consolidated annual financial statements of the Borrower	Within 90 days of the end of the Borrower’s fiscal year; provided, that the financial statements required to be delivered pursuant to this clause (1) which are made available via EDGAR, or any successor system of the U.S. Securities Exchange Commission, in the Limited Guarantor’s quarterly report on Form 10-Q, shall be deemed delivered on the date such documents are made so available.

(2)	Unaudited quarterly financial statements of the Borrower	Within 45 days after the end of each fiscal quarter of the Borrower (other than the last fiscal quarter of each fiscal year); provided, that the financial statements required to be delivered pursuant to this clause (2) which are made available via EDGAR, or any successor system of the U.S. Securities Exchange Commission, in the Limited Guarantor’s quarterly report on Form 10-Q, shall be deemed delivered on the date such documents are made so available.

(3)	Such other financial or other information with respect to the Credit Parties (to the extent in the Borrower’s or Servicer’s possession or control) as any Lender may reasonably request from time to time, subject to any applicable confidentiality restrictions.	Within the greater of five (5) Business Days after request by a Lender or such time as may be commercially reasonable for the Borrower to prepare and deliver such information

(4)	For each Non-Private Asset, all compliance certificates, quarterly financial statements, Initial Amendment Packages and Final Amendment Packages, in each case made available, or received by or on behalf of the related obligors or any administrative agents or servicers (or analogous representatives), to, or from, as applicable, public-side lenders under the related Underlying Instruments.

Within five (5) Business Days after the date on which such information is received by the relevant Borrower Entity or (x) in the case of financial statements for Syndicated Collateral Obligations or Bonds, after the date on which such information is requested by the Administrative Agent (it being understood that compliance with any applicable confidentiality restrictions will be required before such delivery, and the Borrower (or the Servicer or any of its affiliates, on its behalf) will use its best efforts to enable the Lenders to deliver applicable confidentiality agreements or otherwise to comply with such restrictions) and (y) in the case of a Initial Amendment Package or Final Amendment Package, within the time frame specified in Section 5.14.

Such information shall be made available in the Transaction Data Room.

A-1

(5)	For each Private Asset, all compliance certificates, quarterly financial statements, Initial Amendment Packages, and Final Amendment Packages, in each case made available, or received by or on behalf of the related obligors or any administrative agents or servicers (or analogous representatives), to, or from, as applicable, private-side lenders under the related Underlying Instruments.

Within five (5) Business Days after the date on which such information is received by the relevant Borrower Entity or, in the case of financial statements for Syndicated Collateral Obligations or Bonds, after the date on which such information is requested by the Administrative Agent, provided that (x) if such information is not delivered to private-side lenders within five (5) Business Days after the date on which such information is required to be delivered to such private-side lenders under such Underlying Instruments, the Borrower shall use commercially reasonable efforts to promptly obtain such information; (y) compliance with any applicable confidentiality restrictions will be required before such delivery, and the Borrower (or the Servicer or any of its affiliates on its behalf) will use its best efforts to enable the Lenders to deliver applicable confidentiality agreements or otherwise to comply with such restrictions) and (z) in the case of a Initial Amendment Package or Final Amendment Package such information shall be provided within the time frame specified in Section 5.14..

Such information shall be made available in the Transaction Data Room.

(6)	For each Collateral Obligation, Draft Instruments, IC Memorandum, Underlying Instruments and other Diligence Information delivered to the Collateral Custodian hereunder or otherwise requested by any Lender, provided in each case that such documents are in the possession of the Borrower, its Servicer or another Borrower Entity.

At the times required for delivery of such material to the Collateral Custodian hereunder or five (5) Business Days following a request by a Lender, as applicable.

Such material shall be made available in the Transaction Data Room.

(7)	A copy of each Commitment to Acquire a Collateral Obligation entered into by any Borrower Entity from time to time	Within five (5) Business Days following execution. Such Commitment shall be made available in the Transaction Data Room.

(8)	With respect to each Collateral Obligation, the Servicer’s determination of the value thereof.	(a)	Within five (5) Business Days after the end of each calendar quarter;

		(b)	within five (5) Business Days of the reasonable request therefor by the Administrative Agent; and

		(c)	within five (5) Business Days after the Servicer has reduced its determination of the value of such Collateral Obligation by 10% or more (from the most recent date as of such the Servicer’s value of such Collateral Obligation was provided to the Administrative Agent.

(9)	Limited Guarantor Compliance Certificate	Within the time period contemplated by the Limited Guaranty

A-2

SCHEDULE B

GICS Classifications

B-1

EXHIBIT A

Form of Funding Notice

Goldman Sachs Bank USA, as Administrative Agent

c/o Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

Fax:	(212) 428-4534
Email:	GS-PFI-Servicing@gs.com; GS-SFL-DESK@gs.com
Attn:	Legal Department

With a copy to:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

Funding Notice

[__________ __], 20[__]

Reference is made to the Credit Agreement dated as of August 14, 2023 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”) by and among SPCC FUNDING II LLC, as borrower (the “Borrower”); the lenders party thereto from time to time (the “Lenders”); GOLDMAN SACHS BANK USA, as syndication agent; GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”); U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”), and as collateral administrator (in such capacity, the “Collateral Administrator”); and U.S. BANK NATIONAL ASSOCIATION as collateral custodian (the “Collateral Custodian”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

Pursuant to Section 2.1 (Loans and Commitments) of the Credit Agreement, the Borrower desires that the Lenders make Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement (the “Credit Extension”) on [__________ __], 20[__] (the “Credit Date”) in U.S. Dollars in the amount of:

Loans (ABL): $[__________]

Loans (Revolver): $[__________].

[The Borrower hereby requests that $[__________] of the [Loan (ABL)][Loan (Revolver)] be deposited into the Unfunded Reserve Account to fund the Unfunded Reserve Required Amount.]

[The Borrower hereby notifies the Administrative Agent that $[__________] of the Loan (Revolver) shall be distributed to the Equity Holder in an Equity Distribution.]

The Borrower hereby certifies that:

(a)            (I) the principal amount of the Loans (ABL) to be made in the Credit Extension shall not exceed the undrawn Commitment (ABL) as at such Credit Date; and after giving effect to such Credit Extension, the Loan Amount (ABL) does not exceed the lesser of (x) the Adjusted Maximum Facility Amount (ABL) at such time and (y) the Borrowing Base Amount (ABL) at such time and (II) the principal amount of the Loans (Revolver) to be made in the Credit Extension shall not exceed the undrawn Commitments (Revolver) as at such Credit Date; and, after giving effect to such Credit Extension, the Loan Amount (Revolver) does not exceed the lesser of (x) the Adjusted Maximum Facility Amount (Revolver) at such time and (y) the Borrowing Base Amount (Revolver) at such time;

A-1

(b)            as of the Credit Date, the representations and warranties contained in the Credit Agreement and in the other Transaction Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(c)            as of the Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default; and

(d)            after the making of such Loan and the deposit of any portion thereof into the Unfunded Reserve Account, the amount on deposit therein is at least equal to the amount specified in clause (II) of the definition of Unfunded Reserve Required Amount.

The accounts to which the proceeds of the Loans requested on the Credit Date are to be made available by Administrative Agent to the Borrower will be determined pursuant to the terms of the Credit Agreement.

Attached hereto is a borrowing base report.

Date: [mm/dd/yy]

SPCC FUNDING II LLC, as Borrower

By:
Name:
Title:

A-2

EXHIBIT B-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 14, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among SPCC FUNDING II, LLC, as borrower (the “Borrower”); the lenders party thereto from time to time (the “Lenders”); GOLDMAN SACHS BANK USA, as syndication agent; GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”); and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”), and as collateral administrator (in such capacity, the “Collateral Administrator”); and U.S. BANK NATIONAL ASSOCIATION as collateral custodian (the “Collateral Custodian”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a properly completed and duly executed certificate of its non-United States Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	[__________ __], 20[__]

B-1-1

EXHIBIT B-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 14, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among SPCC FUNDING II LLC, as borrower (the “Borrower”); the lenders party thereto from time to time (the “Lenders”); GOLDMAN SACHS BANK USA, as syndication agent; GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”); and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”), and as collateral administrator (in such capacity, the “Collateral Administrator”); and U.S. BANK NATIONAL ASSOCIATION as collateral custodian (the “Collateral Custodian”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (d) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a properly completed and duly executed certificate of its non-United States Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	[__________ __], 20[__]

B-2-1

EXHIBIT B-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 14, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among SPCC FUNDING II LLC, as borrower (the “Borrower”); the lenders party thereto from time to time (the “Lenders”); GOLDMAN SACHS BANK USA, as syndication agent; GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”); and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”), and as collateral administrator (in such capacity, the “Collateral Administrator”); and U.S. BANK NATIONAL ASSOCIATION as collateral custodian (the “Collateral Custodian”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	[__________ __], 20[__]

B-3-1

EXHIBIT B-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 14, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among SPCC FUNDING II LLC, as borrower (the “Borrower”); the lenders party thereto from time to time (the “Lenders”); GOLDMAN SACHS BANK USA, as syndication agent; GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”); and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”), and as collateral administrator (in such capacity, the “Collateral Administrator”); and U.S. BANK NATIONAL ASSOCIATION as collateral custodian (the “Collateral Custodian”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to the Credit Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	[__________ __], 20[__]

B-4-1

EXHIBIT C

Form of Assignment Agreement

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
Markit Entity Identifier (if any): ___

3.	Borrower:	SPCC FUNDING II LLC

4.	Administrative Agent:	Goldman Sachs Bank USA, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of August 14, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among SPCC FUNDING II LLC, as borrower (the “Borrower”); the lenders party thereto from time to time (the “Lenders”); GOLDMAN SACHS BANK USA, as syndication agent; GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”); U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”) and Collateral Custodian (in such capacity, the ”Collateral Custodian”); and U.S. BANK NATIONAL ASSOCIATION, as Collateral Administrator (the “Collateral Administrator”).

6.                  Assigned Interest[s]:

	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[1]
ABL	$	$	S
Revolver	$	$	S

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.                  Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

1 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to:]2

BORROWER:

SPCC FUNDING II LLC,

By:
Name:
Title:

2 To the extent required under Section 11.6(c) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, including the delivery of such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters pursuant to Section 2.15(c) of the Credit Agreement, (ii) it is not a Natural Person, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Schedule A (Financial and Other Information) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1	From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof. In connection with any dispute arising hereunder or in connection with this Assignment, each party hereto consents and submits to the exclusive jurisdiction of any federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the city and county of New York.

[remainder of page intentionally blank]

EXHIBIT D

Form of Request for Release of Custody Documents

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

One Federal Street, 3rd Floor

Boston, MA 02110

Attn: Jenny Milne

Email: jenny.milne@usbank.com

RE:	The Credit Agreement dated as of August 14, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among SPCC FUNDING II LLC, as borrower (the “Borrower”); the lenders party thereto from time to time (the “Lenders”); GOLDMAN SACHS BANK USA, as syndication agent; GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”); U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”), and as collateral custodian (in such capacity, the “Collateral Custodian”); and U.S. BANK NATIONAL ASSOCIATION, as Collateral Administrator (the “Collateral Administrator”).

Ladies & Gentleman:

Pursuant to [Section 6.8(e) (Custodianship and Release of Collateral)] [Section 14(e) (Collateral Custodian – Event of Default)] [Section 14(o) (Collateral Custodian – Release of Custody Documents)] of the Credit Agreement, the undersigned (the “Requesting Party”) hereby directs the release of the Custody Documents related to the Collateral Obligations listed below; the terms defined therein and not otherwise defined herein being used herein as therein defined.

Collateral Obligation

In connection with such release, the Servicer further directs that such Custody Documents be delivered to the following address:

Delivery Instructions – Address Needed

The Requesting Party hereby certifies that the conditions set forth in the Credit Agreement for the foregoing release of Custody Documents are satisfied.

[MANAGER] , as Servicer

By:
Name:
Title:
Date:

D-1

CC:      The Administrative Agent and the Lenders
under the Credit Agreement]3

[GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:
Date:][4]

3 Insert for releases requested by the Servicer under Section 6.8(e) or Section 14(o) of the Credit Agreement

4 Insert for releases requested by the Administrative Agent under Section 14(e) of the Credit Agreement

D-2

EXHIBIT E

Form of Promissory Note

$[____________]	[____________], 20[__]

FOR VALUE RECEIVED, the undersigned, SPCC Funding II LLC, a Delaware limited liability company (the “Borrower”), promises to pay, without offset or counterclaim, [____________] (hereinafter, together with its successors in title and permitted assigns, the “Lender”) in care of the Administrative Agent to the Administrative Agent’s address at 30 Hudson Street, 4th Floor, Jersey City, NJ 07302, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the principal sum of [____________] Dollars ($[____________]) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of August 14, 2023 (as it may be amended, restated, supplemented or otherwise modified, the "Credit Agreement") by and among the Borrower; the lenders party thereto from time to time; Goldman Sachs Bank USA, as administrative agent (in such capacity, the "Administrative Agent") and as syndication agent; and U.S. Bank Trust Company, National Association, as collateral agent (in such capacity, the “Collateral Agent”), collateral custodian and collateral administrator. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. Unless otherwise provided herein, the rules of interpretation set forth in Section 1 of the Credit Agreement shall be applicable to this Note.

The Borrower promises to pay (a) principal at the times provided in the Credit Agreement and (b) interest from the date hereof on the principal amount unpaid at the rates and times set forth in the Credit Agreement and in all cases in accordance with the terms of the Credit Agreement. Late charges and other charges and default rate interest shall be paid by the Borrower in accordance with the terms and conditions of the Credit Agreement. The entire outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date. The Lender may endorse the record relating to this Note with appropriate notations evidencing advances and payments of principal hereunder as contemplated by the Credit Agreement. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower in the absence of manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

Payments of both principal and interest are to be made in the currency in which such Loan was made and as specified in the Credit Agreement in immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Note is issued pursuant to, and is entitled to the benefits of, and is subject to, the provisions of the Credit Agreement and the other Transaction Documents. The principal of this Note may be prepaid in whole or in part without premium or penalty (in accordance with the provisions of Section 2.8 of the Credit Agreement) in the manner and to the extent specified in the Credit Agreement. The principal of this Note, the interest accrued on this Note and all other obligations of the Borrower are full recourse obligations of the Borrower.

In case an Event of Default shall occur and be continuing, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower and all the parties hereto, whether as makers, endorsers, or otherwise, hereby waive presentment for payment, demand protest and notice of any kind in connection with the delivery, acceptance, performance and enforcement of this Note (except for notices expressly required by the Credit Agreement), and also hereby assent to extensions of time of payment or forbearance or other indulgences without notice.

THIS NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered in its name as of the date first above written.

SPCC Funding II LLC, as Borrower

By:
Name:
Title:

EXHIBIT F

Form of Prepayment Notice5

Goldman Sachs Bank USA, as Administrative Agent

c/o Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

Fax:	(212) 428-4534
Email:	GS-PFI-Servicing@gs.com; GS-SFL-DESK@gs.com
Attn:	Legal Department

With a copy to:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

Prepayment Notice

[__________ __], 20[__]

Reference is made to the Credit Agreement dated as of August 14, 2023 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”) by and among SPCC FUNDING II LLC, as borrower (the “Borrower”); the lenders party thereto from time to time (the “Lenders”); GOLDMAN SACHS BANK USA, as syndication agent; GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”); U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”), and as collateral administrator (in such capacity, the “Collateral Administrator”); and U.S. BANK NATIONAL ASSOCIATION as collateral custodian (the “Collateral Custodian”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

Pursuant to Section 2.8 (Prepayments; Voluntary Commitment Reductions) of the Credit Agreement, the Borrower hereby gives notice of a prepayment of Loans as follows:

1.	(select Type(s) of Loans)[6]

☐ [ABL] in the aggregate principal amount of $[____________].

☐ [Revolver] in the aggregate principal amount of $[____________].

2.	On [__________ __], 20[__] (a Business Day).

3.	Denominated in [____________].

5 Must be delivered no later than 12:00 p.m. (New York City time) three (3) Business Days prior to any date of prepayment of the Loans.

6 The prepayment amount shall be in an aggregate minimum amount not less than the Applicable Minimum Amount and integral multiples in excess of that amount equal to the related Applicable Integral Multiple (or such lesser amount as shall constitute the entire outstanding Loans being prepaid)

F-1

The Borrower hereby certifies that:

(a)            [if Loan will not be paid in full as a result of such Voluntary Prepayment, as of the date hereof, no Default or Event of Default has occurred and is continuing or would result from prepayment of the Loans;]

(b)            sufficient amounts are on deposit in the applicable Principal Collection Account in the relevant Specified Currencies to pay the principal of the Loans to be prepaid together with the other amounts that will be owing in connection therewith (including any related Make-Whole Amount or Upfront Fee); and

(c)            as of the date hereof, the representations and warranties contained in the Credit Agreement and in the other Transaction Documents shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

Date: [mm/dd/yy]

SPCC FUNDING II LLC, as Borrower

By:
Name:
Title:

F-2

EXHIBIT G

Form of Commitment Reduction Notice7

Goldman Sachs Bank USA, as Administrative Agent

c/o Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

Fax:	(212) 428-4534
Email:	GS-PFI-Servicing@gs.com; GS-SFL-DESK@gs.com
Attn:	Legal Department

With a copy to:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

Commitment Reduction Notice

[__________ __], 20[__]

Reference is made to the Credit Agreement dated as of August 14, 2023 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”) by and among SPCC FUNDING II LLC, as borrower (the “Borrower”); the lenders party thereto from time to time (the “Lenders”); GOLDMAN SACHS BANK USA, as syndication agent; GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”); U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”), and as collateral administrator (in such capacity, the “Collateral Administrator”); and U.S. BANK NATIONAL ASSOCIATION as collateral custodian (the “Collateral Custodian”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

Pursuant to Section 2.8 (Prepayments; Voluntary Commitment Reductions) of the Credit Agreement, the Borrower hereby gives notice of a partial reduction or termination of the Commitments as follows:

1.	(select Type(s) of Commitments)[8]

☐ Commitments (ABL) in the amount of $[____________].

☐ Commitments (Revolver) in the amount of $[____________].

2.	On [__________ __], 20[__] (a Business Day).

3.	Denominated in [____________].

7 Must be delivered no later than 12:00 p.m. (New York City time) three (3) Business Days prior to any date of termination or reduction of the Loan Amount.

8 The termination or partial reduction of the Commitments shall be in an amount up to the amount by which the Commitments (ABL) or the Commitments (Revolver), as applicable, exceed the applicable Loan Amount at the time of such proposed termination or reduction. Any partial reduction of the Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount (or such lesser amount as shall constitute the entire Commitment then available);

G-1

The Borrower hereby certifies that:

(a)            [NTD: unless the Commitments will be terminated in whole,] [no Default or Event of Default has occurred and is continuing or would result therefrom];

(b)            sufficient amounts are on deposit in the applicable Principal Collection Account in the relevant Specified Currencies to pay the other amounts that will be owing in connection therewith (including any related Make-Whole Amount or Upfront Fee); and

(c)            as of the date hereof, the representations and warranties contained in the Credit Agreement and in the other Transaction Documents shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

Date: [mm/dd/yy]

SPCC FUNDING II LLC, as Borrower

By:
Name:
Title:

G-2